As filed with the Securities and Exchange Commission on October 9, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVUS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	82-5042965 (I.R.S. Employer Identification Number)

8556 Oakmont Lane
Indianapolis, IN 46260
(317) 590-6959
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Attention: Robert J. Laikin
(317) 590-6959
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman, Esq.
Brad L. Shiffman, Esq.
Kathleen A. Cunningham, Esq.
Elena P. Jacque, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, New York 10021
(212) 885-5000
rmittman@blankrome.com
bshiffman@blankrome.com
kcunningham@blankrome.com
ejacque@blankrome.com
Derek O. Colla John T. McKenna David I. Silverman Katie Kazem Rishab Kumar Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004 (202) 842-7800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration Fee(3)
Common Stock, par value $0.0001 per share	50,000,000	N/A	$525,000,000	$57,277.50

(1)
Based on the maximum number of common stock, par value $0.0001 per share (“Novus Common Stock”), of the registrant (“Novus”) estimated to be issued in connection with the merger described herein (the “Merger”). This number is based on the 50,000,000 shares of Novus Common Stock issuable as Merger consideration.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $525,000,000, calculated as the product of (i) 50,000,000 shares of Novus Common Stock, the estimated maximum number of shares of Novus Common Stock that may be issued in the Merger in exchange for cancelled AppHarvest Common Stock and (ii) $10.50, the average of the high and low trading prices of Novus Common Stock on October 8, 2020 (within five business days prior to the date of this Registration Statement).

(3)
Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.
PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 9, 2020
NOVUS CAPITAL CORPORATION
8556 Oakmont Lane
Indianapolis, IN 46260
Dear Novus Capital Corporation Stockholders:
Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA, Inc., a wholly-owned subsidiary of Novus incorporated in the State of Delaware (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination, all of the then issued and outstanding shares of AppHarvest Common Stock (expressed on a fully diluted basis) will be cancelled and automatically convert into up to 50,000,000 shares of common stock of Novus. On September 28, 2020, Novus executed subscription agreements with certain investors for the sale of an aggregate of 37,500,000 shares of Novus common stock at a purchase price of $10.00 per share for gross aggregate proceeds of $375.0 million. The closing of the sale of these shares will occur concurrently with the consummation of the Business Combination. See the section titled “The Business Combination” on page 84 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of AppHarvest.
Novus’s units, common stock and warrants are currently listed on the Nasdaq Capital Market, under the symbols “NOVSU,” “NOVS,” and “NOVSW,” respectively. Novus has applied to list the shares of common stock and the warrants of Novus, on the Nasdaq Capital Market under the symbols “APPH” and “APPHW,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Novus unit will be separated into its components, which consists of one share of common stock and one warrant, and such units will no longer exist. Upon closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”
Novus is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Novus special meeting of stockholders, which will be held on      , 2020, at 10:00 a.m., Eastern time, via live webcast at the following address:      , unless postponed or adjourned to a later date, Novus will ask its stockholders to adopt the Business Combination Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.
After careful consideration, Novus’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and the Novus board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Novus recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Novus, AppHarvest and the Business Combination is contained in this proxy statement/prospectus. Novus and AppHarvest urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 37 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Larry M. Paulson Chief Executive Officer
    , 2020
The accompanying proxy statement/prospectus is dated            , 2020 and is first being mailed to the stockholders of Novus on or about that date.
Your vote is very important. Whether or not you plan to attend the special meeting of Novus stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Novus stockholders and vote online, you must obtain a proxy from your broker or bank.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NOVUS CAPITAL CORPORATION
8556 Oakmont Lane
Indianapolis, IN 46260
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON      , 2020
To the Stockholders of Novus Capital Corporation:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Novus Capital Corporation, a Delaware corporation (“Novus,” “we,” “our” or “us”), will be held on      , 2020, at 10:00 a.m., Eastern time, via live webcast at the following address:           . You are cordially invited to attend the special meeting for the following purposes:
•
The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 28, 2020 (as may be amended from time to time, the “Business Combination Agreement”), by and among Novus, AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), and ORGA, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Novus will issue shares of common stock of Novus (“Novus Common Stock”) to holders of common stock of AppHarvest (“AppHarvest”) Common Stock and AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

•
The “Charter Proposal” — To consider and vote upon a proposal to amend Novus’s amended and restated certificate of incorporation as follows:

•
Authorized Share Charter Amendment — to change Novus’s name to “AppHarvest, Inc.,” to increase the authorized shares of our common stock, and to eliminate the classified board of directors to a single class board; and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to the Business Combination that will no longer be relevant following the closing of the Business Combination (the “Closing”); and

•
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2∕3%.

•
The “Equity Incentive Plan Proposal”— To consider and vote upon the adoption of AppHarvest, Inc. 2020 Equity Incentive Plan (“the 2020 Plan’’) established to be effective after the Closing to assist Novus, immediately upon consummation of the Business Combination (“the Combined Company’’) in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

•
The “Employee Stock Purchase Plan Proposal” — To consider and vote on the adoption of the Employee Stock Purchase Plan (the “ESPP”) to give an opportunity to purchase shares of Combined

Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
•
The “Nasdaq Proposal”— To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) the AppHarvest stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes; and (ii) adopt the 2020 Plan and ESPP.

•
The “Adjournment Proposal”— a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held completely virtual, conducted only via webcast at the following address:         There will be no physical meeting location. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.
Pursuant to Novus’s amended and restated certificate of incorporation, Novus is providing the holders of shares of Novus Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Novus Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Novus to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Novus, listed on Schedule C of the Business Combination Agreement (“Novus Initial Stockholders’’) and EarlyBirdCapital, Inc. together with the Novus Initial Stockholders, (the “Founders”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2020 of approximately $100 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Holders of Novus’s outstanding warrants sold in the IPO, which are exercisable for shares of Novus Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The Founders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to their respective Founder’s shares (but not with respect to any shares of Novus Common Stock purchased in the PIPE or in the open market), and such Founder’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of           , 2020, the record date for the special meeting of stockholders (the “Record Date”), the Founders, including Novus’s officers and directors, own approximately 21% of outstanding Novus Common Stock. The Novus Initial Stockholders, including Novus’s officers and directors, have agreed to vote any shares of Novus Common Stock owned by them in favor of the Business Combination.
Novus may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. The approval of the Charter Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali at (800) 662-5200.
By Order of the Board of Directors,
Larry M. Paulson Chief Executive Officer
         , 2020

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Novus (File No. 333-     ) (the “Registration Statement”), constitutes a prospectus of Novus under Section 5 of the Securities Act, with respect to the shares of Novus Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Novus stockholders at which Novus stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS
In this document:
“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Novus to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.
“AppHarvest” means AppHarvest, Inc., a Delaware public benefit corporation.
“AppHarvest Common Stock” means AppHarvest’s common stock, par value $0.0001 per share.
“AppHarvest Interim Period Convertible Notes” means those certain convertible notes issued by AppHarvest after the date of the Business Combination Agreement and before the Effective Time with an aggregate principal balance up to $30.0 million, that will be assumed by Novus immediately prior to the Effective Time.
“AppHarvest Option” means all options to purchase outstanding shares of AppHarvest Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2018 Plan or otherwise.
“AppHarvest Preferred Stock” means, collectively, the AppHarvest Series A Preferred Stock, the AppHarvest Series A-1 Preferred Stock, the AppHarvest Series B Preferred Stock and the AppHarvest Series C Preferred Stock.
“AppHarvest Series A Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series A Preferred Stock in the AppHarvest Certificate of Incorporation.
“AppHarvest Series A-1 Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the AppHarvest Certificate of Incorporation.
“AppHarvest Series B Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series B Preferred Stock in the AppHarvest Certificate of Incorporation.
“AppHarvest Series C Preferred Stock” means the shares of the Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series C Preferred Stock in the AppHarvest Certificate of Incorporation.
“AppHarvest Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of AppHarvest Common Stock and AppHarvest Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (ii) the holders of at least a majority of the AppHarvest Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (iii) the holders of at least a majority of AppHarvest’s Series B Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (iv) the holders of at least a majority of AppHarvest’s Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.
“broker non-vote” means the failure of a Novus stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of September 28, 2020, as may be amended from time to time, by and among Novus, AppHarvest and Merger Sub.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.
“Charter Proposal” means the proposal to consider and vote upon the amendments to Novus’ amended and restated certificate of incorporation in connection with the Business Combination.

“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means Novus, immediately upon consummation of the Business Combination.
“Combined Company Common Stock” means the Novus Common Stock, immediately upon consummation of the Business Combination.
“Combined Company Stockholders” means the holders of Novus Common Stock, immediately upon consummation of the Business Combination.
“Cowen” means Cowen and Company, LLC, financial advisors to AppHarvest and placement agent for the PIPE.
“DGCL” means the Delaware General Corporation Law.
“EarlyBirdCapital” means EarlyBirdCapital, Inc., representative of the underwriters of Novus’s IPO.
“EBC Shares” means the 150,000 shares of Novus Common Stock initially purchased by EarlyBirdCapital and certain of its designees in a private placement in connection with the IPO.
“Employee Stock Purchase Plan Proposal” means the proposal to approve the adoption of the AppHarvest, Inc. 2020 Employee Stock Purchase Plan.
“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the AppHarvest, Inc. 2020 Equity Incentive Plan.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 50,000,000 by (b) the total number of shares of AppHarvest Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to AppHarvest Common Stock basis, and including, without limitation or duplication, the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock, AppHarvest Restricted Shares, the number of shares of AppHarvest Common Stock subject to unexpired, issued and outstanding AppHarvest RSUs, AppHarvest Options or any other AppHarvest Share Award and the number of shares of AppHarvest Common Stock issuable with respect to any issued and outstanding AppHarvest Interim Securities, not including up to $30.0 million in aggregate principal amount of AppHarvest Interim Period Convertible Notes.
“Founders” means the Novus Initial Stockholders and EarlyBirdCapital.
“Founder Shares” means the Initial Stockholder Shares and EBC Shares.
“GAAP” means United States generally accepted accounting principles.
“Initial Stockholder Shares” means the 2,500,000 shares of Novus Common Stock initially purchased by the Novus Initial Stockholders in a private placement in connection with the IPO.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Novus’s initial public offering of units, consummated on May 19, 2020.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Mastronardi” means Mastronardi Produce Limited.
“Merger” means the merging of AppHarvest with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned subsidiary of Novus.
“Merger Sub” means ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.001 per share.
“Minimum PIPE Commitment” means at least an aggregate of $140.25 million committed pursuant to the PIPE.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” means the proposal to consider and vote to issue Novus Common Stock to (i) the AppHarvest stockholders as a result of the Merger pursuant to the Business Combination Agreement, (ii)  the investors in the PIPE and (iii) the holders of the AppHarvest Interim Period Convertible Notes.
“Novus” means Novus Capital Corporation, a Delaware corporation.
“Novus Common Stock” means Novus’s common stock, par value $0.0001 per share.
“Novus Initial Stockholders” means the initial stockholders of Novus, including Novus’s officers and Novus’s directors, listed on Schedule C of the Business Combination Agreement.
“Novus Unit” means one share of Novus Common Stock and one Novus Warrant.
“Novus Warrant Agreement” means the warrant agreement, dated as of May 19, 2020, by and between Novus and Continental Stock Transfer & Trust Company, governing the Novus Warrants.
“Novus Warrants” means warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” means the audited consolidated balance sheet of AppHarvest as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss and cash flows of AppHarvest for such periods, each audited in accordance with the auditing standards of PCAOB.
“PIPE” means that certain private placement in the aggregate amount of $375.0 million, to be consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Novus, and subject to the conditions set forth therein, the Subscribers will purchase 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share.
“PIPE Shares” means an aggregate of 37,500,000 shares of Novus Common Stock to be issued to Subscribers in the PIPE.
“Private Warrants” means the warrants to purchase shares of Novus Common Stock purchased in a private placement in connection with the IPO.
“Products” means all products of the Morehead facility, including any and all tomatoes, cucumbers and peppers produced at the Morehead facility.
“Proposed Transactions” means the Business Combination and the transactions related thereto.
“Public Shares” means shares of Novus Common Stock issued as a component of the Novus units sold in the IPO.
“Public Stockholders” means the holders of shares of Novus Common Stock.
“Public Warrants” means the warrants included as a component of the Novus units sold in the IPO, each of which is exercisable for one share of Novus Common Stock, in accordance with its terms.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and/or the Adjournment Proposal.

“Subscribers” means the purchasers of the PIPE Shares.
“Subscription Agreement” means the agreements purusuant to which the Susbcribers agreed to purchase, and Novus agreed to sell, 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share immediately prior to the consummation of the Business Combination.
“Subsequent Transaction” means any sale, merger, liquidation, exchange offer or similar transaction the Combined Company consummates after the Merger.
“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Novus.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.
“Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the AppHarvest Requisite Approval (including the Key Company Stockholders (as defined in the Business Combination Agreement)) in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other Business Combination transactions.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Novus’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Novus has entered into the Business Combination Agreement with AppHarvest and Merger Sub pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned subsidiary of Novus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Novus encourages its stockholders to read it in its entirety. Novus’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No.1 — The Business Combination Proposal.”

The Novus Common Stock, Novus Warrants and Novus Units are currently listed on Nasdaq under the symbols “NOVS,” “NOVSW” and “NOVSU,” respectively. Novus has applied to list the shares of common stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “APPH” and “APPHW,” respectively, upon Closing. All outstanding Novus Units will be separated into their component securities immediately prior to the Closing. Accordingly, Novus will no longer have any units following consummation of the Business Combination, and therefore Novus will instruct Nasdaq to remove the listing of the Novus Units immediately following the consummation of the Business Combination. Upon Closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Novus with respect to the Novus Common Stock issuable in connection with the Business Combination.
Q.
What matters will stockholders consider at the special meeting?

A.
At the Novus special meeting of stockholders, Novus will ask its stockholders to vote in favor of the following Stockholder Proposals:

1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the resulting Business Combination.

2.
The Charter Proposal — To consider and vote upon a proposal to amend Novus’s amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) as follows:

•
Authorized Share Charter Amendment — to change Novus’s name to “AppHarvest, Inc.,” to increase the authorized shares of our common stock, and to eliminate the classified board of directors to a single class board; and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to the Business Combination that will no longer be relevant following the Closing; and

•
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2/3%.

3.
The Equity Incentive Plan Proposal — To consider and vote upon the adoption of the 2020 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

4.
The Employee Stock Purchase Plan Proposal — To consider and vote on the adoption of the ESPP to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

5.
The Nasdaq Proposal — To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) the AppHarvest stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes and (ii) adopt the 2020 Plan and ESPP.

6.
The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Novus may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. The approval of the Charter Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.
Novus will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.
Q.
I am a Novus warrant holder. Why am I receiving this proxy statement/prospectus?

A.
Upon consummation of the Business Combination, the Novus Warrants shall, by their terms, entitle the holders to purchase 13,250,000 shares of Combined Company Common Stock in lieu of 13,250,000 shares of Novus Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about AppHarvest and the business of AppHarvest following consummation of the Business Combination. Novus and AppHarvest urge you to read the information contained in this proxy statement/prospectus carefully.

Q.
Are any of the proposals conditioned on one another?

A.
Novus may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. The approval of the Charter Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Novus will not consummate the Business Combination. If Novus does not consummate the Business Combination and fails to complete an initial business combination by November 19, 2021 or obtain the approval of Novus stockholders to extend the deadline for Novus to consummate an initial business combination, then Novus will be required to dissolve and liquidate.
Q.
What will happen upon the consummation of the Business Combination?

A.
On the Closing Date, AppHarvest will merge into Merger Sub, whereupon Merger Sub will cease to exist and AppHarvest will continue as the surviving entity and become a direct wholly-owned subsidiary of Novus. The Merger will have the effects specified under Delaware law. At the Closing, all of the then outstanding shares of AppHarvest Common Stock will be cancelled and automatically converted into up to 50,000,000 shares of Novus Common Stock and the $30.0 million in outstanding principal amount of AppHarvest Interim Period Convertible Notes plus accrued interest thereon will be assumed by Novus and converted into approximately 3,221,053 shares of Novus Common Stock. In addition, on the Closing Date, the PIPE will be consummated, and the net proceeds will be released to the Combined Company.

Q.
Why is Novus proposing the Business Combination Proposal?

A.
Novus was organized for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Novus is not limited to a particular industry or geographic region.

Novus received $100 million from its IPO and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, holders of Public Shares may redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.
There are currently 12,650,000 shares of Novus Common Stock issued and outstanding, consisting of 10,000,000 Public Shares and 2,650,000 Founder Shares. In addition, there are currently 13,250,000 Novus Warrants issued and outstanding, consisting of 10,000,000 Public Warrants and 3,250,000 Private Warrants. Each Novus Warrant entitles the holder thereof to purchase one share of Novus Common Stock at a price of $11.50 per share. The Novus Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.
Under the Existing Certificate of Incorporation, all holders of Public Shares have the opportunity to have their Public Shares redeemed upon the consummation of a business combination. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.
Did Novus’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

Novus’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Novus’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Novus’s board of directors also determined, without seeking a valuation from a financial advisor, that AppHarvest’s fair market value was at least 80% of Novus’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Novus’s board of directors, as described above, in valuing AppHarvest’s business and assuming the risk that Novus’s board of directors may not have properly valued such business.
Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Novus to pay its income taxes or any other taxes payable, upon the consummation of the Business Combination. The per share amount Novus will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Novus will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Novus’s business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $100 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Novus), in connection with the liquidation of the Trust Account.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on           , 2020 (two business days before the special meeting of stockholders), (i) submit a written request to Novus’s transfer agent that Novus redeem your Public Shares for cash, and (ii) deliver your stock to Novus’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Novus’s transfer agent, see the question “Who can help answer my questions?” below. Novus requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Novus’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Novus’s transfer agent will need to act to facilitate the request. It is Novus’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Novus does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Novus’s bylaws, Novus is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.
Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of Novus Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Novus stockholders who properly exercise their redemption rights and (ii) expenses incurred by AppHarvest and Novus in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.
Will Novus obtain new financing in connection with the Business Combination?

A.
Investors have committed to purchase an aggregate of 37,500,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, for an aggregate purchase price of $375.0 million. In connection with the PIPE, certain of the Founders and their affiliates agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock and Inclusive Capital Partners Spring Master Fund, L.P. agreed to purchase 2,000,000 shares of Novus Common Stock.

Q.
What happens to the proceeds from the PIPE upon consummation of the Business Combination?

A.
The PIPE is expected to close concurrently with the closing of the Business Combination. Upon the closing of both the Business Combination and the PIPE, the proceeds from the PIPE will be released to Novus and will be used for general corporate purposes of the Combined Company.

Q.
What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Novus redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights. If enough Public Stockholders exercise their redemption rights such that Novus cannot satisfy the net tangible asset requirement, Novus would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

As a result of redemptions, the trading market for the Combined Company’s common stock may be less liquid than the market for Novus Common Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of a national securities exchange.
Additionally, with fewer funds available from the trust account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.
Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Novus does not complete the business combination with AppHarvest for whatever reason, Novus would search for another target business with which to complete a business combination. If Novus does not complete a business combination with AppHarvest or another target business by November 19, 2021, Novus must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Founders have no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Novus Warrants and, accordingly, the Novus Warrants will expire and be worthless.
Q.
What is AppHarvest?

A.
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. As a Delaware public benefit corporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry, and (iii) improving the lives of AppHarvest’s employees and the community at large. For more information, see the section titled “Information About AppHarvest”.

Q.
What equity stake will current Novus stockholders and AppHarvest stockholders have in the Combined Company after the Closing?

A.
It is anticipated that upon the completion of the Business Combination the ownership of the Combined Company will be as follows:

•
the stockholders of AppHarvest will own 46,898,526 shares of Combined Company Common Stock, representing approximately 46.8% of the total shares outstanding, which excludes up to 3,101,474 shares of Combined Company Common Stock that may be issuable pursuant to Exchanged Options;

•
the PIPE Subscribers will own 37,500,000 shares of Combined Company Common Stock, representing approximately 37.8% of the total shares outstanding;

•
the holders of the AppHarvest Interim Period Convertible Notes will own 3,221,053 shares of Combined Company Common Stock, representing approximately 3.2% of the total shares outstanding;

•
the Public Stockholders will own 10,000,000 shares of Combined Company Common Stock, representing approximately 10.0% of the total shares outstanding;

•
the holders of Initial Stockholder Shares will own 2,500,000 shares of Combined Company Common Stock, representing approximately 2.5% of the total shares outstanding, excluding 1,380,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE; and

•
the holders of EBC Shares will own 150,000 shares of Combined Company Common Stock, representing approximately 0.1% of the total shares outstanding, excluding 50,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants or additional potential future exercises of AppHarvest Options prior to Closing.
Q.
Who will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.
The Business Combination Agreement provides that, upon the consummation of the Business Combination, the board of directors of the Combined Company (the “Combined Company Board”) will be comprised of Jonathan Webb, Kiran Bhatraju, Martha Stewart, Anna Mason, J.D. Vance, Jeffrey Ubben, David Lee, David Chen, Greg Couch and Robert J. Laikin. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Jonathan Webb, as Chief Executive Officer and Chairman, Peter Halt, as Chief Financial Officer and Marcella Butler, as Chief People Officer. See “Management After the Business Combination.”

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Business Combination Agreement, including that Novus’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.
What happens if I sell my shares of Novus Common Stock before the special meeting of stockholders?

A.
The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Novus Common Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not become a Combined Company Stockholder following the Closing because only Novus’s stockholders on the date of the Closing will become Combined Company Stockholders.

Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of each of the Business Combination Proposal and the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Stockholder Proposals.

The approval of each of the Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock that are voted at the special meeting of stockholders. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

Q.
May Novus or Novus’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AppHarvest. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.

In addition, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE. These shares to be purchased in the PIPE will not be outstanding on the Record Date and will not be entitled to vote at the Novus special meeting of stockholders.
Q.
How many votes do I have at the special meeting of stockholders?

A.
Novus’s stockholders are entitled to one vote at the special meeting for each share of Novus Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 12,650,000 shares outstanding of Novus Common Stock held by       holders of record.

Q.
What interests do Novus’s current officers and directors have in the Business Combination?

A.
Novus’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•
the beneficial ownership of Novus’s board of directors and officers of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $      million based on the closing price of Novus Common Stock of $      on Nasdaq on      , 2020, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of $      on their Novus securities;

•
our officers and directors and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, such purchase is contingent upon the completion of the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Novus’s Directors and Officers in the Business Combination.”
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
There is some uncertainty regarding the federal income tax consequences to holders of Novus Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Novus’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Novus Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Novus Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Novus Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Novus Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Novus Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Novus Common Stock following the redemption, and if so, the total number of shares of Novus Common Stock held by the holder both before and after the redemption relative to all shares of Novus Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Novus or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

Q.
If I hold Novus Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. Holders of Novus Warrants have no redemption rights with respect to the Novus Warrants.

Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
If you were a holder of record of Novus Common Stock on           , 2020, the record date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.
Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, Novus will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposal, and will have no effect on any of the other Stockholder Proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by Novus without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Novus encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Novus’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase common stock of the Combined Company. As a corollary, failure to vote either for or against the Business Combination proposal means you will not have any redemption rights in connection with the Business Combination to exchange your shares of common stock for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Novus.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Novus Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, 6,325,001 shares of Novus Common Stock will be required to achieve a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.
Q.
What happens to the Novus Warrants I hold if I vote my shares of Novus Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Novus stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Novus Warrants, and if Novus does not otherwise consummate an initial business combination by November 19, 2021 or obtain the approval of Novus Stockholders to extend the deadline for Novus to consummate an initial business combination, Novus will be required to dissolve and liquidate, and your Novus Warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Novus will pay the cost of soliciting proxies for the special meeting of stockholders. Novus has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali a fee of $25,000. Novus will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from such beneficial owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call collect at: (203) 658-9400)
Email: NOVS.info@investor.morrowsodali.com
You may also contact Novus at:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Telephone: (317) 590 6959
Attention: Chairman
To obtain timely delivery, Novus’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about Novus from documents filed with the SEC by following the instructions in the section titled, “Where You Can Find More Information”.
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Novus’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled, “Where You Can Find More Information”.
Parties to the Business Combination
Novus
Novus is a Delaware corporation and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. Although Novus may pursue its initial business combination in any industry or geographic location, it currently intends to focus on opportunities in the smart technology innovations market.
Novus Common Stock, Novus Warrants and Novus Units (each Novus Unit comprising one share of Novus Common Stock and one Novus Warrant) are currently listed and trading on Nasdaq under the ticker symbols “NOVS,” “NOVSW” and “NOVSU,” respectively. We have applied to continue the listing of the Novus Common Stock and Novus Warrants on Nasdaq under the symbols “APPH” and “APPHW,” respectively, upon Closing. The Novus Units will automatically separate into their component securities (one share of Novus Common Stock and one Novus Warrant) upon Closing and, as a result, will no longer exist. Upon Closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”
The mailing address of Novus’s principal executive office is 8556 Oakmont Lane, Indianapolis, IN 46260, and its telephone number is (317) 590-6959.
Merger Sub
Merger Sub is a wholly-owned subsidiary of Novus, formed on September 18, 2020 to consummate the Business Combination. Following the Business Combination, Merger Sub will have merged with and into AppHarvest with AppHarvest surviving the Merger. As a result, AppHarvest will become a wholly-owned subsidiary of Novus.
AppHarvest
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. As a Delaware public benefit corporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry, and (iii) improving the lives of AppHarvest’s employees and the community at large.
AppHarvest is a development stage company with no revenue to date that has incurred net losses of $2.7 million and $2.4 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, and an accumulated deficit of $6.1 million from its inception through June 30, 2020.
Certified B Corporation
While not required by Delaware law or the terms of its amended and restated certificate of incorporation, AppHarvest has elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by B Lab, an independent non-profit organization. As a result of this assessment, in December 2019, AppHarvest was designated as a Certified B Corporation.

Public Benefit Corporation Status
In connection with its Certified B Corporation status and as a demonstration of its long-term commitment to its mission, AppHarvest has been a public benefit corporation under Delaware law since inception.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives.
As provided in AppHarvest’s amended and restated certificate of incorporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of AppHarvest’s employees and the community at large. Being a public benefit corporation underscores AppHarvest’s commitment to its purpose and its stakeholders, including farmers and suppliers, consumers and customers, communities and the environment and stockholders.
Novus does not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. Novus believes that AppHarvest’s ongoing efforts to achieve its public benefit goals will not materially affect the financial interests of the Combined Company’s stockholders.
The mailing address of AppHarvest’s principal executive office is 401 W. Main Street, Suite 321, Lexington, KY 40507, and its telephone number is (606) 653-6100.
For more information about AppHarvest, see the sections titled “Information About AppHarvest” and “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Business Combination
The Business Combination Agreement
On September 28, 2020, Novus, Merger Sub and AppHarvest entered into the Business Combination Agreement, pursuant to which Novus and AppHarvest will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.
The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.
The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing).
Immediately prior to the Effective Time, AppHarvest shall cause each share of AppHarvest Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of AppHarvest Common Stock at the then effective conversion rate as calculated pursuant to AppHarvest’s amended and restated certificate of incorporation. All of the shares of AppHarvest Preferred Stock converted into shares of AppHarvest Common Stock shall no longer be outstanding and shall cease to exist, and each holder of AppHarvest Preferred Stock shall thereafter cease to have any rights with respect to such securities.
Immediately prior to the Effective Time, Novus shall assume the AppHarvest Interim Period Convertible Notes with an aggregate principal balance of $30.0 million and cause the outstanding principal and unpaid accrued interest due on such AppHarvest Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted AppHarvest Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the AppHarvest Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the AppHarvest Interim Period Convertible Notes shall be released and each holder of AppHarvest Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:
•
Each share of AppHarvest Common Stock issued and outstanding immediately prior to the Effective Time (including shares of AppHarvest Common Stock resulting from the conversion of AppHarvest Preferred Stock and shares of AppHarvest Common Stock subject to forfeiture restrictions or other restrictions issued pursuant to the AppHarvest, Inc. 2018 Equity Incentive Plan (“2018 Plan”) or otherwise (each an “AppHarvest Restricted Share”)) will be cancelled and automatically converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio; provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest Restricted Shares;

•
All shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•
Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•
Each AppHarvest Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Novus Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AppHarvest Common Stock subject to such AppHarvest Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AppHarvest Option immediately prior to the Effective Time divided by (B) the Exchange Ratio;

•
Each award of outstanding restricted stock units to acquire shares of AppHarvest Common Stock immediately prior to the Closing issued pursuant to an award granted under the 2018 Plan or otherwise (each an “AppHarvest RSU”) that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into an award of restricted stock units to acquire shares of Novus Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of AppHarvest Common Stock subject to the AppHarvest RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former AppHarvest RSU award immediately prior to the Effective Time.

•
No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
Additionally, at the Closing, (i) 37,500,000 shares of Novus Common Stock will be issued to the Subscribers upon the closing of the PIPE, and (ii) 3,221,053 shares of Novus Common Stock will be issued to the holders of the AppHarvest Interim Period Convertible Notes, assuming that the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes.
Following the consummation of the Business Combination, the Proposed Certificate of Incorporation (as defined in the section titled “Proposal No. 2 — The Charter Proposal”) will be filed with the Office of the Secretary of State of the State of Delaware.
For more information about the Business Combination Agreement and the Business Combination, see the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement”.
Conditions to the Closing
Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including:
•
the approval of holders of the AppHarvest Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement;

•
our stockholders having approved, among other things, the transactions contemplated by the Business Combination Agreement, the Charter Proposal and the Equity Incentive Plan Proposal;

•
the effectiveness of this Registration Statement and absence of any stop order suspending the effectiveness of this Registration Statement or proceedings for that purpose pending before or threatened by the SEC;

•
the absence of any governmental law, rule, regulation, judgment, decree or other order that would prohibit the Business Combination;

•
the completion of required filings and expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”);

•
all consents, approvals, and authorizations as set forth in the Business Combination Agreement having been obtained by the relevant governmental authorities;

•
the completion of the PIPE in an amount of at least the Minimum PIPE Commitment;

•
Novus having at least the $5,000,001 in net tangible assets following the exercise of redemption rights,;

•
the listing of the shares of Novus Common Stock on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties;

•
the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards as applicable to certain representations and warranties and as specified in the Business Combination Agreement;

•
material compliance by the parties with their respective covenants and agreements;

•
the delivery by the parties of customary officers’ certificates as specified in the Business Combination Agreement;

•
there having been no Novus Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement);

•
the execution of all resignations of the members of the board of directors of AppHarvest required by the Business Combination Agreement;

•
the execution and delivery by the parties thereto of the Stockholder Rights Agreement, Registration Rights Agreement, Lock-Up Agreements, and Sponsor Restricted Stock Agreement;

•
the delivery from AppHarvest to Novus of a properly executed certification that shares of AppHarvest are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•
AppHarvest having delivered to Novus copies of the PCAOB Audited Financials; and

•
the release and availability of funds from the Trust Account.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement”.
Regulatory Matters
The Business Combination is subject to the requirements of the HSR Act, which prevents Novus and AppHarvest from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.
For more information, see the section titled “The Business Combination — Regulatory Approvals Required for the Business Combination.”
Termination Rights
The Business Combination Agreement is subject to termination prior to the Effective Time of the Business Combination as follows:
•
by the mutual written consent of Novus and AppHarvest;

•
by Novus or AppHarvest, if (i) the Effective Time will not have occurred prior to the date that is 180 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by the Novus stockholders;

•
by AppHarvest if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Novus or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Novus or Merger Sub has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Merger Sub and Novus specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Novus Breach”); provided that AppHarvest has not waived such Terminating Novus Breach and AppHarvest is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement;

provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, AppHarvest may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AppHarvest to Novus; and
•
by Novus if (i) AppHarvest has failed to deliver the approval of holders of the AppHarvest Requisite Approval in favor of the adoption of the Merger to Novus within ten business days of the Registration Statement becoming effective; or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of AppHarvest set forth in the Business Combination Agreement, or if any representation or warranty of AppHarvest has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of AppHarvest specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating AppHarvest Breach”); provided that Novus has not waived such Terminating AppHarvest Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AppHarvest Breach is curable by AppHarvest, Novus may not terminate the Business Combination Agreement under this provision for so long as AppHarvest continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to AppHarvest.

The Business Combination Agreement provides that AppHarvest is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination, Novus does not have at least $5,000,001 in net tangible assets following the exercise of redemption rights. If AppHarvest does not waive its termination right and Novus has less than the required amount in cash, the Business Combination will not be consummated.
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.
For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement”.
Amendments to the Charter
Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Certificate of Incorporation will be further amended and restated to:
•
change Novus’s name to “AppHarvest, Inc.”;

•
authorize the issuance of up to 750,000,000 shares of Novus Common Stock;

•
authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Company’s board of directors;

•
designate the Combined Company as a public benefit corporation;

•
require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•
eliminate the current limitations in place on the corporate opportunity doctrine;

•
increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2/3%; and

•
make certain other changes to the amended and restated certificate of incorporation, including without limitation the elimination of certain provisions related to Novus’s initial business combination that will no longer be relevant following the Closing.

For more information about these amendments to the Existing Certificate of Incorporation, see the section titled “Proposal No. 2 — The Charter Proposal.”
Other Agreements Related to the Business Combination Agreement
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”), which will supersede and terminate that certain Stock Escrow Agreement, dated May 19, 2020, executed in connection with Novus’s initial public offering (the “Stock Escrow Agreement”). Pursuant to the Sponsor Restricted Stock Agreement, the 2,500,000 shares of Novus Common Stock held by the Novus Initial Stockholders will be released from escrow, provided that a certain number of such shares of Novus Common Stock will be subject to restrictions in accordance with the formula set forth below (the “Restricted Shares”). Restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.

The following examples illustrate the number of Initial Stockholder Shares that will be restricted as Restricted Shares:
Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger
1. Assuming 5,000,000 shares of Novus Common Stock are redeemed:		1,250,000 x (5,000,000 – 1,025,000) = 397,500 Restricted Shares 12,500,000
2. Assuming no shares of Novus Common Stock are redeemed:		1,250,000 x 0 = 0 Restricted Shares 12,500,000
3. Assuming 1,000,000 shares of Novus Common Stock are redeemed:		1,250,000 x (1,000,000 – 1,025,000) = 0 Restricted Shares 12,500,000
See the section titled “Certain Agreements Related to the Business Combination — Sponsor Restricted Stock Agreement.”
Stockholder Rights Agreement
In connection with the Closing, certain stockholders of AppHarvest and Novus will enter into the Stockholder Rights Agreement (the “Stockholder Rights Agreement”), pursuant to which such stockholders and Novus agree to take all necessary action so that upon the consummation of the Business Combination, Novus’s board of directors of Novus, including its committees, is comprised of the individuals as set forth in the Stockholder Rights Agreement, and that such individuals are nominated as directors at the Novus annual meeting of stockholders to be held in 2021.
See the section titled “Certain Agreements Related to the Business Combination —  Stockholder Rights Agreement.”
Lock-Up Agreements and Registration Rights
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Novus Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Novus Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Novus Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement) (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.

In connection with the Closing, that certain registration rights agreement dated May 19, 2020 will be amended and restated and Novus, the Founders and certain persons and entities receiving Novus Common Stock pursuant to the Merger (the “New Holders” and together with the Founders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at the Novus’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination — Lock-Up Agreement” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement”
Stockholder Support Agreement
On September 28, 2020, Novus, AppHarvest and certain stockholders of AppHarvest entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
Subscription Agreements
On September 28, 2020, Novus executed the Subscription Agreements with the Subscribers for the sale of an aggregate of 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $375.0 million, in the PIPE. The closing of the PIPE will occur contemporaneously with the consummation of the Business Combination. Novus will receive net proceeds of $354.3 million after payment of $20,361,000 of placement fees and approximately $0.3 million of other expenses related to the PIPE. Cowen acted as lead placement agent for the PIPE.
Interests of Certain Persons in the Business Combination
In considering the recommendation of Novus’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•
the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $     million and $     million, respectively, based on the closing price of Novus Common Stock of $     per share on Nasdaq on       , 2020, the Record Date for the special meeting of stockholders;

•
our directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Novus does not complete the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.
Reasons for the Approval of the Business Combination
After careful consideration, Novus’s board of directors recommends that Novus stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of the Novus stockholders at the Novus special meeting of stockholders.
For a description of Novus’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Redemption Rights
Under the Existing Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Novus to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Novus will not redeem any Public Shares to the extent that such redemption would result in Novus having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of approximately $100 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Novus Common Stock for cash and will no longer own shares of Novus Common Stock and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Novus’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Novus Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Ownership of the Combined Company After the Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of the Combined Company will be as follows:

•
the stockholders of AppHarvest will own 46,898,526 shares of Combined Company Common Stock, representing approximately 46.7% of total shares outstanding, which excludes up to 3,101,474 shares of Combined Company Common Stock that may be issuable pursuant to Exchanged Options;

•
the PIPE Subscribers will own 37,500,000 shares of Combined Company Common Stock, representing approximately 37.8% of total shares outstanding;

•
the holders of the AppHarvest Interim Period Convertible Notes will own 3,221,053 shares of Combined Company Common Stock, representing approximately 3.2% of total shares outstanding;

•
the Public Stockholders will own 10,000,000 shares of Combined Company Common Stock, representing approximately 10.0% of total shares outstanding;

•
the holders of Initial Stockholder Shares will own 2,500,000 shares of Combined Company Common Stock, representing approximately 2.5% of the total shares outstanding, excluding 1,380,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE; and

•
the holders of EBC Shares will own 150,000 shares of Combined Company Common Stock, representing approximately 0.1% of the total shares outstanding, excluding 50,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that AppHarvest does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants.
Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

SELECTED HISTORICAL FINANCIAL INFORMATION OF APPHARVEST
The following selected historical financial information and other data for AppHarvest set forth below should be read in conjunction with “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations” and AppHarvest’s historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected consolidated statement of operations data and consolidated statement of cash flows data for the year ended December 31, 2019 and the period from January 18, 2018 (inception) through December 31, 2018 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 are each derived from AppHarvest’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the six months ended June 30, 2020 are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The AppHarvest unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.
	Six Months Ended June 30 2020	Year Ended December 31, 2019	Period Ended December 31, 2018
Statement of Operations Data:
Revenue	$—	$—	$—
Operating expenses:
Selling, general and administrative expenses	2,677,761	2,716,796	901,700
Depreciation	15,303	16,129	3,032
Total operating expenses	2,693,064	2,732,925	904,732
Loss from operations	(2,693,064)	(2,732,925)	(904,732)
Other income (expense):
Development fee income	272,034	349,788	—
Loss on SAFE Note revaluation	—	(345,003)	(26,000)
Interest expense	(26,097)	(27,515)	—
Other	270	9,634	—
Loss before income taxes	(2,446,857)	(2,746,021)	(930,732)
Income tax expense	—	—	3,675
Net and comprehensive loss	$(2,446,857)	$(2,746,021)	$(934,407)
Net loss per common share, basic and diluted	$(0.25)	$(0.29)	$(0.10)
Weighted average common shares used in computing net loss per share attributed to common stockholders, basic and diluted	9,687,196	9,507,926	9,001,830

	As of June 30, 2020	As of December 31, 2019	As of December 31, 2018
Balance Sheet Data:
Total assets	$18,934,155	$13,943,105	472,766
Total liabilities	7,334,891	4,867,127	1,394,704
Total redeemable convertible preferred stock	17,138,038	12,258,132	—
Total stockholders’ deficit	(5,538,774)	(3,182,154)	(921,938)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$18,934,155	$13,943,105	$472,766

	Six months ended June 30, 2020	Year ended December 31, 2019	Period ended December 31, 2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(2,447,623)	$(5,490,681)	$(772,391)
Net cash used in investing activities	(2,852,011)	(3,615,167)	(97,302)
Net cash provided by financing activities	6,911,530	14,781,811	1,225,000
Change in cash and cash equivalents	1,611,896	5,675,963	355,307
Cash and Cash Equivalents:
Beginning of period	6,031,270	355,307	—
End of period	$7,643,166	$6,031,270	$355,307

SELECTED HISTORICAL FINANCIAL INFORMATION OF NOVUS
The following table shows selected historical financial information of Novus for the periods and as of the dates indicated. The selected historical financial information of Novus was derived from the audited historical financial statements of Novus included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “Novus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Novus’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.
(in thousands, except per share amount)	For the Period from March 5, 2020 (inception) to June 30, 2020
Statement of Operations Data:
Net loss	$(76)
Net loss per common share – basic and diluted	$(0.03)
Statement of Cash Flows Data:
Net cash used in operating activities	$(219)
Net cash used in investing activities	(100,000)
Net cash provided by financing activities	100,818
As of June 30, 2020
Balance Sheet Data:
Total cash	$599
Total assets	100,775
Total liabilities	33
Total stockholders’ equity	5,000

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) give effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Novus will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The summary unaudited pro forma condensed combined balance sheet data as of June  30, 2020 gives pro forma effect to the Business Combination as if it had occurred on June  30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June  30, 2020, and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Novus and AppHarvest and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Combined Company.
The following table presents summary pro forma data after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption:   This scenario assumes that no shares of Novus Common Stock are redeemed; and

•
Assuming Maximum Redemption:   This scenario assumes that 9,574,179 shares of Novus Common Stock are redeemed for an aggregate payment of approximately $95.7 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2020:
Total operating costs and expenses	$(2,780,988)	$(2,780,988)
Net loss	$(2,536,690)	$(2,536,690)
Basic and diluted net loss per share	$(0.03)	$(0.03)
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2019:
Total operating costs and expenses	$(2,732,925)	$(2,732,925)
Net loss	$(2,746,021)	$(2,746,021)
Basic and diluted net loss per share	$(0.03)	$(0.03)

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$513,222,867	$417,481,077
Total liabilites	$7,367,823	$7,367,823
Total equity	$505,855,044	$410,113,254
Historical Comparative and Unaudited Pro Forma Combined Per Share Data of Novus and AppHarvest
The following table sets forth selected historical comparative share information for Novus and AppHarvest and unaudited pro forma condensed combined per share information of the Combined Company after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of Novus Common Stock are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 9,574,179 shares of Novus Common Stock are redeemed for an aggregate payment of approximately $95.7 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

The pro forma book value information reflects the Business Combination as if it had occurred on June  30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Novus and AppHarvest and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Novus and AppHarvest is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Novus and AppHarvest would have been had the companies been combined during the periods presented.
			Pro Forma Combined
	Novus (Historical)	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2020
Book value (stockholders’ deficit) per share(1)	$1.79	$(0.57)	$5.11	$4.59
Weighted average shares outstanding of common stock – basic and diluted	2,800,125	9,687,196	98,935,950	89,361,771
Net loss per share of common stock – basic and diluted	$(0.03)	$(0.25)	$(0.03)	$(0.03)

		Pro Forma Combined
	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2019
Weighted average shares outstanding of common stock – basic and diluted	9,507,926	98,935,950	89,361,771
Net loss per share of common stock – basic and diluted	$(0.29)	$(0.03)	$(0.03)

(1)
Book value per share = Total equity excluding preferred shares/shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, AppHarvest’s and AppHarvest’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to consummate the Business Combination;

•
the expected benefits of the Business Combination;

•
the Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•
changes in AppHarvest’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•
the implementation, market acceptance and success of AppHarvest’s business model and growth strategy;

•
AppHarvest’s ability to attract and retain qualified employees and management in Appalachia;

•
AppHarvest’s ability to adapt to changes in consumer preferences, perception and spending habits in the food industry and develop and expand its product offerings and gain market acceptance of its products;

•
the success or profitability of AppHarvest’s distribution arrangements;

•
AppHarvest’s ability to scale and build its controlled environment agriculture facilities in a cost-effective manner;

•
AppHarvest’s ability to develop and maintain its brand and reputation;

•
developments and projections relating to AppHarvest’s competitors and industry;

•
the impact of health epidemics, including the COVID-19 pandemic, on AppHarvest’s business and the actions AppHarvest may take in response thereto;

•
AppHarvest’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•
AppHarvest’s future capital requirements and sources and uses of cash;

•
AppHarvest’s ability to obtain funding for its operations and future growth; and

•
AppHarvest’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/

prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•
the outcome of any legal proceedings that may be instituted against Novus following announcement of the proposed Business Combination and transactions contemplated thereby;

•
the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Novus or to satisfy other conditions to the Closing in the Business Combination Agreement;

•
the ability to obtain or maintain the listing of Novus Common Stock on Nasdaq following the Business Combination;

•
the risk that the proposed Business Combination disrupts current plans and operations of AppHarvest as a result of the announcement and consummation of the transactions described herein;

•
our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of AppHarvest to grow and manage growth profitably following the Business Combination;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the effect of the COVID-19 pandemic on AppHarvest’s business and the economy in general;

•
the ability of AppHarvest to execute its business model, including market acceptance of its planned products and services;

•
the Combined Company’s ability to raise capital;

•
the possibility that Novus or AppHarvest may be adversely affected by other economic, business, and/or competitive factors;

•
any changes to U.S. tax laws; and

•
other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “AppHarvest believes” or “Novus believes” and similar statements reflect AppHarvest’s or Novus’s beliefs and opinions on the relevant subject. These statements are based upon information available to AppHarvest or Novus, as the case may be, as of the date of this prospectus/proxy statement, and while Appharvest or Novus, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS
The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Novus because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus.
Risks Related to AppHarvest
Risks Related to AppHarvest’s Business and Industry
AppHarvest is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future. AppHarvest’s business could be adversely affected if it fails to effectively manage its future growth.
AppHarvest incurred net losses of $2.7 million and $2.4 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively. AppHarvest believes it will continue to incur net losses for the foreseeable future as it begins its first growing season and commercial sales of its products. Even once AppHarvest begins its first growing season, there is no guarantee when, if ever, AppHarvest will become profitable. AppHarvest expects to expend substantial resources as it:
•
completes the buildout of the Morehead facility;

•
begins its first growing season;

•
fulfills its obligations under its marketing and distribution agreement with Mastronardi;

•
identifies and invests in future growth opportunities, including new or expanded facilities and new product lines;

•
invests in sales and marketing efforts to increase brand awareness, engage customers and drive sales of its products;

•
invests in product innovation and development; and

•
incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

These investments may not result in the growth of AppHarvest’s business. Even if these investments do result in the growth of its business, if AppHarvest does not effectively manage its growth, it may not be able to execute on its business plan and vision, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could adversely affect AppHarvest’s business, financial condition and results of operations.
AppHarvest will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force AppHarvest to delay, limit, reduce or terminate its operations and future growth.
The high-tech greenhouse agriculture business is extremely capital-intensive and AppHarvest expects to expend significant resources to complete the Morehead facility buildout and begin its first growing season. These expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of the Morehead facility and the start of AppHarvest’s first growing season. AppHarvest currently imports many of the supplies and materials for its greenhouse operations from abroad, including the construction materials for the Morehead facility and seeds for its plants. Accordingly, AppHarvest is subject to risk of fluctuation in exchange rates, which could cause unexpected increases in AppHarvest’s costs and harm its financial position.
After giving effect to the closing of the Business Combination, AppHarvest expects that its existing cash and credit available under its loan agreements will be sufficient to fund its planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, AppHarvest’s operating plan may change because of factors currently unknown, and AppHarvest may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, AppHarvest may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to AppHarvest on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for AppHarvest to operate its business or implement its growth plans.
AppHarvest faces risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.
AppHarvest is focused on building large-scale controlled environment agriculture facilities in Central Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. AppHarvest plans to initially grow two varieties of tomatoes in its first growing season at the Morehead facility — tomatoes on the vine and beefsteak tomatoes — and potentially expand to other tomato varieties and other vegetables such as cucumbers and leafy greens in the future at other facilities. As such, AppHarvest is subject to the risks inherent in an agricultural business, such as insects, plant and seed diseases and similar agricultural risks, which may include crop losses, for which AppHarvest is not insured. Although AppHarvest’s tomatoes will be grown in climate-controlled greenhouses, there can be no assurance that natural elements will not have an effect on the production of these products. In particular, plant diseases, such as root rot or tomato brown rugose fruit virus, or pest infestations, such as whiteflies, can destroy all or a significant portion of AppHarvest’s tomatoes and could eliminate or significantly reduce production at the greenhouse until AppHarvest is able to disinfect the greenhouse and grow replacement tomatoes or other vegetables.
Although AppHarvest has taken and continues to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. In addition, diseases and pests can make their way into greenhouses from outside sources over which AppHarvest has limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, AppHarvest will need to quickly identify the problem and take remedial action in order to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of AppHarvest’s crop and result in substantial time and resources to resume operations. Crop losses as a result of these agricultural risks could negatively impact AppHarvest’s business, prospects, financial condition, results of operations and cash flows.
AppHarvest currently relies on a single facility for all of its operations.
AppHarvest’s first controlled environment agriculture facility is a 2.76 million square foot greenhouse facility in Morehead, Kentucky, which is expected to partially open in October 2020. For the immediate future, AppHarvest will rely solely on the operations at the Morehead facility. Adverse changes or developments affecting the Morehead facility could impair AppHarvest’s ability to produce its products and its business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Morehead facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt AppHarvest’s ability to grow and deliver its produce in a timely manner, meet its contractual obligations and operate its business. AppHarvest’s greenhouse equipment is costly to replace or repair, and AppHarvest’s equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of AppHarvest’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect AppHarvest’s business, financial condition and operating results. Any insurance coverage AppHarvest has may not be sufficient to cover all of its potential losses and may not continue to be available to AppHarvest on acceptable terms, or at all.
Any damage to or problems with AppHarvest’s greenhouse facilities, or delays in construction, could severely impact its operations and financial condition.
Any damage to or problems with the Morehead facility or any other greenhouses that AppHarvest builds or uses in the future could have a severe adverse impact on AppHarvest’s operations and business. AppHarvest faces risks including, but not limited to:
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Weather.   AppHarvest’s operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain. A tornado, lightning strike, severe hailstorm or unusually large amount of snow could cause damage or destruction to all or part of AppHarvest’s greenhouse. Although Equilibrium is responsible for repairing damage to the outside of the greenhouse structure, AppHarvest may be required to expend significant resources and time in mitigating damage to its crops, and such damage may not be covered by insurance. The impact of a severe weather event or natural disaster could result in significant losses and seriously disrupt AppHarvest’s entire business.

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Water Supply.   AppHarvest irrigates its plants with recycled rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. Despite these precautions, there remains risk of contamination to AppHarvest’s water supply from outside sources. Any contamination of the water in the retention pond could require significant resources to correct and could result in damage or interruption to AppHarvest’s growing season.

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Energy Costs or Interruption.   Although AppHarvest’s plants primarily grow using natural sunlight, requiring less energy per plan than indoor warehouse farms, AppHarvest does supplement the light its plants receive with LED lighting and high-pressure sodium lighting, which makes AppHarvest vulnerable to rising energy costs. AppHarvest has diesel generators to maintain energy supply in the case of an outage, but these generators would not be able to power the facility for any prolonged period of time and could result in reduced crop yield. Rising or volatile energy costs may adversely impact its business, and its operations could be significantly affected by a prolonged power outage.

In addition, AppHarvest may experience unexpected delays in building its greenhouses for a variety of reasons, including limited labor due to COVID-19 or other factors, unexpected construction problems or severe weather. If AppHarvest experiences significant unexpected delays in construction, it may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm AppHarvest’s business, financial condition and results of operation.
AppHarvest depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact AppHarvest’s business, results of operations and financial condition.
Agricultural operations are labor intensive, and the growing season for greenhouses is year-round. In general, each year, AppHarvest plans to begin planting in September, grow and harvest the produce into June or July and then remove plants and clean the greenhouse in August. These year-round operations depend on the regular availability of labor in Appalachia.
Central Appalachia’s labor force long powered America through its coal mining operations. Over the past decade, the industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. AppHarvest has rapidly hired in the region as it prepares to open its controlled environment agriculture facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. However, there is competition for skilled agricultural labor in the region, particularly from the cannabis industry, and even if AppHarvest is able to identify, hire and train its labor force, there is no guarantee that AppHarvest will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict AppHarvest’s ability to operate its greenhouses profitably, or at all.
In addition, efforts by labor unions to organize AppHarvest’s employees could divert management attention away from regular day-to-day operations and increase its operating expenses. Labor unions may make attempts to organize AppHarvest’s non-unionized employees. AppHarvest is not aware of any activities relating to union organizations at the Morehead facility, but it cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If AppHarvest is unable to negotiate acceptable collective bargaining agreements, it may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, AppHarvest’s operating expenses could increase significantly, which could negatively impact its financial condition, results of operations and cash flows.
If AppHarvest fails to retain and motivate members of its management team or other key crew members, its business and future growth prospects would be harmed.
AppHarvest’s success and future growth depend largely upon the continued services of its executive officers as well as other key crew members. These executives and key crew members have been primarily responsible for determining the strategic direction of the business and executing AppHarvest’s growth strategy and are integral to AppHarvest’s brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in AppHarvest’s executive management team or other key crew members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers, or the failure by the executive team to effectively work with crew members and lead the company, could harm AppHarvest’s business.
Mastronardi is currently AppHarvest’s sole, exclusive marketing and distribution partner. AppHarvest is highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect AppHarvest’s results of operation and financial condition.
Mastronardi is AppHarvest’s exclusive marketing and distribution partner for all Products pursuant to the Purchase and Marketing Agreement between AppHarvest and Mastronardi dated as of March 28, 2019 (the “Mastronardi Agreement”). Under the terms of the Mastronardi Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Product.
Mastronardi is only obligated to purchase AppHarvest’s products that are at or above USDA Grade No. 1 standards and export quality standards within North America and of a quality required by Mastronardi’s customers, in Mastronardi’s sole determination. The Mastronardi Agreement provides for an inspection period during which Mastronardi will inspect AppHarvest’s produce to determine whether it meets the required quality standards, and Mastronardi may reject and return any of AppHarvest’s products that do not meet these standards. Any significant or unexpected rejection of AppHarvest’s products could negatively impact AppHarvest’s results of operations, and AppHarvest may be unable to sell the rejected products to other third parties. Further, because Mastronardi acts as an intermediary between AppHarvest and the retail grocers or foodservice providers, AppHarvest does not have short-term or long-term commitments or minimum purchase volumes with them that ensure future sales of its products.
If AppHarvest expands its growing acreage or operations in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Agreement. In the event AppHarvest or its affiliates engage in the business of growing fresh produce in a greenhouse in Kentucky and West Virginia (in each case, a “New Grower Facility”), Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Agreement for a period of ten years.

Due to the exclusive nature of this long-term distribution relationship, AppHarvest could also be adversely affected if Mastronardi experiences impairment to its brand and reputation or to its financial condition. Mastronardi and AppHarvest are each entitled to terminate the Mastronardi Agreement in the case of the other party’s uncured breach of the contract or bankruptcy or insolvency. If the Mastronardi Agreement is terminated, AppHarvest may experience difficulty or delay in finding a suitable replacement distributor in a timely manner or at all, and AppHarvest’s business, financial condition and results of operations could be harmed.
AppHarvest could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on AppHarvest’s business.
The market in which AppHarvest operates is subject to changes in consumer preference, perception and spending habits. AppHarvest’s performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which it operates. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of AppHarvest’s products and shifts in the perceived value for AppHarvest’s products relative to alternatives.
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Consumer Preferences.   AppHarvest’s first crop will be tomatoes, including tomatoes on the vine and beefsteak tomatoes. Although tomatoes are the second most popular fresh market vegetable per capita in the United States, with per capita consumption increasing significantly in the past 40 years, there is no guarantee that tomatoes will continue to garner this popularity, that consumers will prefer the varieties of tomatoes grown by AppHarvest, or that AppHarvest will be successful in capturing a sufficient market share. If AppHarvest is able to expand its product offerings to include other vegetables, such as cucumbers, peppers and leafy greens, it will similarly be impacted by consumer preferences for such vegetables.

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Safety and Quality Concerns.   Media coverage regarding the safety or quality of, or diet or health issues relating to, AppHarvest’s products or the processes involved in their manufacturing, may damage consumer confidence in AppHarvest’s products. For example, manufacturers and regulatory authorities have issued recalls of tomatoes in the past due to issues such as salmonella contamination. Any widespread safety or quality issues involving tomatoes or other fresh vegetables — even if not involving AppHarvest — could adversely affect consumer confidence in and demand for such tomatoes or other fresh produce.

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Consumer Income.   A general decline in the consumption of AppHarvest’s products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium or an inability to purchase AppHarvest’s products due to financial hardship or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic.

The success of AppHarvest’s products will depend on a number of factors including its ability to accurately anticipate changes in market demand and consumer preferences, its ability to differentiate the quality of AppHarvest products from those of its competitors, and the effectiveness of marketing and advertising campaigns for AppHarvest products. AppHarvest may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. AppHarvest or its partners also may not be able to effectively promote AppHarvest products by marketing and advertising campaigns and gain market acceptance. If AppHarvest’s products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, the company may not be able to fully recover costs and expenses incurred in its operation, and its business, financial condition or results of operations could be materially and adversely affected.
AppHarvest may be unable to successfully execute on its growth strategy.
AppHarvest’s growth strategy includes the development of new controlled agriculture facilities and the expansion of its product line.
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New Controlled Agriculture Facilities.   AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres, is scheduled to open its first 30 acres of growing space in

Morehead, Kentucky in October 2020, with the remainder opening in early 2021. Beyond that, AppHarvest is also planning additional facilities across Kentucky and throughout Central Appalachia. Before the early 2021 completion of the Morehead facility, which will grow beefsteak tomatoes and tomatoes on the vine, AppHarvest expects to have begun construction on its next two facilities simultaneously in Berea and Richmond, both within Madison County, Kentucky. The facilities will include 60 acres of growing space for cucumbers and tomatoes on the vine in Richmond and 15 acres of leafy greens in Berea. Both new facilities will be operational by the end of 2022. A fourth facility 17 acre facility to be located in Russell Springs, Kentucky will grow leafy greens and be operational in 2023. Seven additional potential projects are in the pipeline through 2025.
Identifying, planning, developing, constructing and finishing new controlled environment agriculture facilities in Central Appalachia has required and will continue to require substantial time and resources. Greenhouses, such as the Morehead facility, require a large amount of flat land with a maximum cut and fill area, the ability to obtain the appropriate permits and approvals, sufficient utilities and road access and adequate labor availability, among other things. AppHarvest may be unsuccessful in identifying available sites in Central Appalachia that are conducive to its planned projects, and even if identified, AppHarvest may ultimately be unable to lease or purchase the land for any number of reasons. Because of the capital-intensive nature of these projects, AppHarvest will need to prioritize which sites it plans to develop, and there can be no guarantee that AppHarvest will select or prioritize sites that will ultimately prove to be appropriate for construction. Further, AppHarvest may spend time and resources developing sites at the expense of other appropriate sites, which may ultimately have been a better selection or more profitable location. On the other hand, if AppHarvest overestimates market demand and expands into new locations too quickly, it may have significantly underutilized assets and may experience reduced profitability. If AppHarvest does not accurately align capacity at its greenhouses with demand, its business, financial condition and results of operations could be adversely affected.
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New Product Lines.   AppHarvest aspires to develop a leading fruit and vegetable brand widely known for its sustainable practices. The company plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. The company also considers the development of value-added products to be key to its long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine and beefsteak tomatoes, and which could include items such as tomato paste, salsa, tomato sauces and ketchup. AppHarvest also plans to evaluate opportunities to develop lines of co-branded fresh food and snacking products.

AppHarvest may not be successful in its efforts to expand into value-added and co-branded products, or may invest in product opportunities that are not ultimately successful or profitable. AppHarvest has no experience in developing or manufacturing value-added products and may not be able to develop or hire the expertise needed to expand into this field in an efficient and profitable manner. By developing co-branded products, AppHarvest also faces risks around aligning its brand with that of a third party over which it may have limited or no control.
AppHarvest may not be able to implement its growth strategy successfully. AppHarvest’s sales and operating results will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.
AppHarvest builds controlled environment agriculture facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.
AppHarvest builds controlled environment agriculture facilities that are dependent on a number of key inputs and their related costs including materials such as steel and glass and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact AppHarvest’s business, financial condition and operating results. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on AppHarvest’s business, financial condition and operating results.

The price of production, sale and distribution of these goods may fluctuate widely based on the impact of numerous factors beyond our control including international, economic and political trends, expectations of inflation, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. In addition, AppHarvest imports substantially all of the construction materials used to build the controlled environment agriculture facilities. The use of third-party import services can cause logistical problems, unexpected costs and delays in facility construction which cannot be directly controlled by AppHarvest. Any prolonged disruption of third-party delivery and shipping services could negatively affect AppHarvest’s facility building schedule. Rising costs associated with third-party transportation services used to ship materials may also adversely impact AppHarvest’s building schedule and crop season planning, and more generally its business, financial condition, results of operations and prospects.
COVID-19 continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions which are creating disruption in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. The increased global demand on shipping and transport services may cause AppHarvest to experience delays in the future which could impact its ability to obtain materials or build its greenhouses in a timely manner. These factors could otherwise disrupt AppHarvest’s operations and could negatively impact its business, financial condition and results of operations.
If AppHarvest experiences significant unexpected delays in construction, it may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm AppHarvest’s business, financial condition and results of operation.
AppHarvest may not be able to compete successfully in the highly competitive natural food market.
AppHarvest operates in the highly competitive natural foods environment. With the importing of vine crops rapidly increasing, AppHarvest’s competition includes large-scale operations in Mexico and to a lesser extent the southwestern United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.
AppHarvest may not be able to compete successfully with imported goods, including from Mexico and Canada. A risk for high-tech producers in the United States is that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. Market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche. Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.
AppHarvest also faces competition from traditional greenhouse operators both domestic and abroad, as well as from high-tech agricultural startups that are focused on development of farms either in or near major cities.
Each of these competitors may have substantially greater financial and other resources than AppHarvest and some of whose products are well accepted in the marketplace today. AppHarvest cannot be certain that it will successfully compete with larger competitors that have greater financial, sales and technical resources. They may also have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at lower costs. This could put pressure on AppHarvest to lower its prices, resulting in lower profitability or, in the alternative, cause AppHarvest to lose market share if it fails to lower prices.

Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of AppHarvest’s products so they have less favorable placement.
The controlled environment agriculture business also has low barriers to entry, and AppHarvest will not be able to prevent competitors from building and operating similar greenhouses. AppHarvest relies heavily on the know-how of its employees and management team, their experience and their relationships with significant stakeholders in the agriculture industry and in Central Appalachia.
In addition, AppHarvest’s ability to compete successfully in this market depends, in large part, on its ability to implement its growth strategy of building additional controlled environment facilities and expanding its product line. AppHarvest’s sales and operating results will be adversely affected if it fails to implement its growth strategy or if AppHarvest invests resources in a growth strategy that ultimately proves unsuccessful.
AppHarvest has only just begun its first growing season, which makes it difficult to forecast future results of operations.
AppHarvest’s first controlled environment agriculture facility, the Morehead facility, is scheduled to partially open in October 2020, which will begin the company’s first growing season. As a result, AppHarvest’s ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. In future periods, revenue growth could slow or revenue could decline for a number of reasons, including slowing demand for AppHarvest’s products, increasing competition, a decrease in the growth of the overall market, or AppHarvest’s failure, for any reason, to take advantage of growth opportunities. If AppHarvest’s assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if it does not address these risks successfully, AppHarvest’s operating and financial results could differ materially from its expectations, and its business could suffer.
If AppHarvest fails to develop and maintain its brand, its business could suffer.
AppHarvest plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. AppHarvest’s success depends on its ability to maintain and grow the value of the AppHarvest brand. Maintaining, promoting and positioning AppHarvest’s brand and reputation will depend on, among other factors, the success of its product offerings, food safety, quality assurance, marketing and merchandising efforts, its continued focus on the environment and sustainability and its ability to provide a consistent, high-quality consumer and customer experience. Any negative publicity, regardless of its accuracy, could impair AppHarvest’s business.
With respect to AppHarvest’s products that will be distributed by Mastronardi, Mastronardi controls the packaging, branding and marketing of these products. Although Mastronardi has agreed to use its best efforts to include the AppHarvest name and branding on AppHarvest’s products, it is under no obligation to do so if such inclusion would conflict with instructions from a Mastronardi customer for the products or Mastronardi believes that AppHarvest has suffered material impairment to its reputation or any of AppHarvest's brands. If Mastronardi does not include prominent AppHarvest branding on the packaging of the AppHarvest products it distributes, or if Mastronardi fails to effectively market AppHarvest’s products, this could hamper AppHarvest’s efforts to establish and grow the company’s brand and reputation.
Further, the growing use of social and digital media by AppHarvest, its consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about AppHarvest, its partners or its products on social or digital media could seriously damage AppHarvest’s brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of AppHarvest’s consumers, customers or distributors, including adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could significantly reduce the value of AppHarvest’s brand and significantly damage its business. If AppHarvest does not achieve and maintain favorable perception of its brand, AppHarvest’s business, financial condition and results of operations could be adversely affected.

AppHarvest’s brand and reputation may be diminished due to real or perceived quality or food safety issues with its products, which could ngatively impact AppHarvest’s business, reputation, operating results and financial condition.
Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving AppHarvest (such as incidents involving Mastronardi or AppHarvest’s competitors), could cause negative publicity and reduced confidence in AppHarvest’s company, brand or products, which could in turn harm its reputation and sales, and could adversely affect its business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of AppHarvest’s consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of AppHarvest’s brand and significantly damage its business.
AppHarvest also has no control over its products once Mastronardi or any other distributor takes possession of them. Distributors or consumers may store AppHarvest’s products under conditions and for periods of time inconsistent with USDA, U.S. Food and Drug Administration, or FDA, and other governmental guidelines, which may adversely affect the quality and safety of AppHarvest’s products.
If consumers do not perceive AppHarvest’s products to be of high quality or safe, then the value of its brand would be diminished, and its business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of AppHarvest’s products would be difficult and costly to overcome. Any such negative effect could be exacerbated by AppHarvest’s market positioning as a socially conscious grower of high quality produce and may significantly reduce AppHarvest’s brand value. Issues regarding the safety of any of AppHarvest’s products, regardless of the cause, may harm its brand, reputation and operating results.
AppHarvest’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which AppHarvest competes achieves the forecasted growth, AppHarvest’s business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those AppHarvest has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, particularly in light of the ongoing COVID-19 pandemic and the related economic impact. The variables that go into the calculation of AppHarvest’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase AppHarvest’s products at all or generate any particular level of revenue for AppHarvest. Any expansion in AppHarvest’s market depends on a number of factors, including the cost and perceived value associated with its product and those of its competitors. Even if the market in which AppHarvest competes meets the size estimates and growth forecast in this proxy statement/prospectus, AppHarvest’s business could fail to grow at the rate it anticipates, if at all. AppHarvest’s growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of AppHarvest’s future revenue prospects or growth.
Demand for tomatoes and other vine produce is subject to seasonal fluctuations and may adversely impact AppHarvest’s results of operations in certain quarters.
Demand for tomatoes and other vine produce fluctuates and tends to be greater during the summer months. As a result, comparisons of AppHarvest’s sales and operating results between different quarters within a single fiscal year may not necessarily be meaningful comparisons. If AppHarvest is not correct in predicting demand and planning its growing seasons accordingly, it may experience a supply and demand imbalance, which could adversely impact its results of operations at certain times of the year.
If AppHarvest cannot maintain its company culture or focus on its vision as the company grows, its business and competitive position may be harmed.
AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. Any failure to preserve its culture or focus on the company’s vision could negatively affect AppHarvest’s ability to retain and recruit personnel, which is critical to its growth, and to effectively focus on and pursue its corporate objectives. As AppHarvest grows and develops the infrastructure of a public company, it may find it difficult to maintain these important values. If AppHarvest fails to maintain its company culture or focus on its vision, its business and competitive position may be harmed.
Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect AppHarvest’s business by exposing the company to lawsuits, product recalls, or regulatory enforcement actions, increasing its operating costs and reducing demand for its product offerings.
Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, foodborne illnesses or other food safety incidents caused by products AppHarvest sells, or involving its suppliers, could result in the discontinuance of sales of these products or AppHarvest’s relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions, or harm to AppHarvest’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose AppHarvest to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against AppHarvest may exceed or be outside the scope of its existing or future insurance policy coverage or limits. Any judgment against AppHarvest that is more than its policy limits or not covered by its policies or not subject to insurance would have to be paid from the company’s cash reserves, which would reduce its capital resources.
The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by AppHarvest’s actions, could compel AppHarvest, its suppliers, its distributors or its customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on AppHarvest’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on AppHarvest’s brand and reputation. The costs of a recall could be outside the scope of AppHarvest’s existing or future insurance policy coverage or limits.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and AppHarvest, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants, and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like AppHarvest to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If AppHarvest does not adequately address the possibility, or any actual instance, of product tampering, it could face possible seizure or recall of its products, suspension of its facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect AppHarvest’s business, financial condition, and operating results.
AppHarvest’s operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that AppHarvest will be in compliance with all regulations.
AppHarvest’s operations are subject to extensive regulation by the FDA, and other federal, state and local authorities. Specifically, AppHarvest is subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program the FDA requires that facilities that grow, pack, and/or process food products comply with a range of requirements, including standards for the growing, harvesting, packing, and holding of produce, hazard analysis and preventative controls regulations, current good manufacturing practices, or cGMPs, and supplier verification requirements. AppHarvest’s processing facilities are subject to periodic inspection by federal, state and local authorities. If AppHarvest cannot successfully manufacture products that conform to its specifications and the strict regulatory requirements of the FDA or others, AppHarvest may be subject to adverse inspectional findings or enforcement actions, which could materially impact its ability to market its products, or could result in a recall of AppHarvest’s product that have already been distributed. If the FDA or a comparable foreign regulatory authority determines that AppHarvest has not complied with the applicable regulatory requirements, its business may be materially impacted.
AppHarvest seeks to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to ensure compliance with nutrition labeling requirements and to identify any potential contaminants before distribution. Failure by AppHarvest to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to AppHarvest’s operations could subject the company to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on AppHarvest’s operating results and business.
Changes in existing laws or regulations, or the adoption of new laws or regulations, may increase AppHarvest’s costs and otherwise adversely affect its business, results of operations and financial condition.
The manufacture and marketing of food products is highly regulated. AppHarvest and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of AppHarvest’s business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of its products, as well as the health and safety of its employees and the protection of the environment.
In the United States, AppHarvest is subject to regulation by various government agencies, including the FDA, FTC, OSHA, EPA, and USDA, as well as various state and local agencies. AppHarvest is also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, AppHarvest may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative, or GFSI, standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. AppHarvest could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect AppHarvest’s business, results of operation, and financial condition. In connection with the marketing and advertisement of its products, AppHarvest could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.
The regulatory environment in which AppHarvest operates could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for AppHarvest’s products may lead to an increase in costs or interruptions in production, either of which could adversely affect its operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect AppHarvest’s business, results of operations, and financial condition.
Failure by any partner farms, suppliers of raw materials or co-manufacturers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of AppHarvest’s products, may disrupt its supply of products and adversely affect its business.
If AppHarvest’s suppliers, or any partner farms or co-manufacturers that AppHarvest may engage in the future, fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Additionally, such partner farms and co-manufacturers would be required to maintain the quality of AppHarvest’s products and to comply with AppHarvest’s standards and specifications. In the event of actual or alleged non-compliance, AppHarvest might be forced to find alternative partner farms, suppliers or co-manufacturers and AppHarvest may be subject to lawsuits related to such non-compliance by such partner farms, suppliers, and co-manufacturers. As a result, AppHarvest’s supply of produce and finished inventory could be disrupted or its costs could increase, which would adversely affect AppHarvest’s business, results of operations, and financial condition. The failure of any future co-manufacturer to produce products that conform to AppHarvest’s standards could adversely affect AppHarvest’s reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions AppHarvest may take to mitigate the impact of any disruption or potential disruption in its supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect AppHarvest’s business, results of operations, and financial condition.
AppHarvest is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.
AppHarvest’s past and present business operations and ownership and operation of real property are subject to stringent federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment, and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to AppHarvest’s business. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. Future discovery of contamination of property underlying or in the vicinity of AppHarvest’s present properties or facilities and/or waste disposal sites could require AppHarvest to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect AppHarvest’s financial results.
Litigation or legal proceedings could expose AppHarvest to significant liabilities and have a negative impact on its reputation or business.
From time to time, AppHarvest may be party to various claims and litigation proceedings. AppHarvest evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, AppHarvest may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from AppHarvest’s assessments and estimates. AppHarvest is not currently party to any material litigation.
Even when not merited, the defense of these lawsuits may divert management’s attention, and AppHarvest may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against AppHarvest, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage AppHarvest’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while AppHarvest maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if AppHarvest believes a claim is covered by insurance, insurers may dispute AppHarvest’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of AppHarvest’s recovery.
AppHarvest relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm AppHarvest’s ability to effectively operate its business.
AppHarvest is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of its business. A failure of these information technology systems to perform as anticipated could cause AppHarvest’s business to suffer. For example, AppHarvest’s growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. If this software does not perform as anticipated,

AppHarvest’s growers may receive inadequate or erroneous information about the condition of the plants being grown, which may result in increased mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.
In addition, AppHarvest’s information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact AppHarvest’s business.
A cybersecurity incident or other technology disruptions could negatively impact AppHarvest’s business.
AppHarvest uses or plans to use computers, software and technology in substantially all aspects of its business operations. AppHarvest’s employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic. AppHarvest’s business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about the company and its business partners.
While AppHarvest has implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with AppHarvest’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact AppHarvest’s business, financial condition or results of operations.
The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with AppHarvest.
AppHarvest owns trademarks and other proprietary rights that are important to its business, including its principal trademark, AppHarvest. AppHarvest’s trademarks are valuable assets that reinforce the distinctiveness of its brand to consumers. AppHarvest believes that the protection of its trademarks, copyrights and domain names is important to its success. AppHarvest has also invested a significant amount of money in establishing and promoting its trademarked brand. AppHarvest also relies on unpatented proprietary expertise and copyright protection to develop and maintain its competitive position. The company’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including trademarks and copyrights.
AppHarvest relies on confidentiality agreements and trademark and copyright law to protect its intellectual property rights. These confidentiality agreements with crew members and certain of the company’s consultants, contract employees, suppliers and independent contractors generally require that all information made known to them be kept strictly confidential.
AppHarvest cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, AppHarvest’s trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect AppHarvest’s trademark rights could prevent the company in the future from challenging third parties who use names and logos similar to its trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of AppHarvest’s brand and products. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether AppHarvest is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject AppHarvest to liabilities, force it to cease use of certain trademarks or other intellectual property or force the company to enter into licenses with others. Any one of these occurrences may negatively impact AppHarvest’s business, financial condition and results of operations.

AppHarvest may be unable to obtain or qualify for government grants and incentives in the future.
AppHarvest has applied for and received various government grants and incentives in connection with building the Morehead facility, and may in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support sustainable agriculture. AppHarvest’s ability to obtain funds or qualify for incentives from government or other sources is subject to availability of funds under applicable programs and approval of AppHarvest’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. AppHarvest cannot assure you that it will be successful in obtaining or qualifying for any of these additional grants, loans and other incentives, and failure to obtain or qualify for these grants, loans and other incentives could have a negative effect on AppHarvest’s operating costs and ability to open additional greenhouses.
If AppHarvest’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in AppHarvest’s consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. AppHarvest bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. AppHarvest’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause the company’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock after the closing of the Business Combination.
AppHarvest will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If AppHarvest completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after AppHarvest is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, AppHarvest will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (“the Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. AppHarvest’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, AppHarvest expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase AppHarvest’s net loss. For example, AppHarvest expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. AppHarvest cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for AppHarvest to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.
AppHarvest’s employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could negatively impact AppHarvest’s business, prospects, financial condition and operating results.
AppHarvest is exposed to the risk that its employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions AppHarvest takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting AppHarvest from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, AppHarvest is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against AppHarvest, and AppHarvest is not successful in defending itself or asserting its rights, those actions could have a significant impact on AppHarvest’s business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of AppHarvest’s operations, any of which could adversely affect AppHarvest’s business, prospects, financial condition and operating results.
Changes in tax laws may materially adversely affect AppHarvest’s business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect AppHarvest’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to AppHarvest. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect AppHarvest, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.
AppHarvest’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.
AppHarvest has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that AppHarvest continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2019, AppHarvest had U.S. federal net operating loss carryforwards of approximately $3.3 million.
Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, AppHarvest’s net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, AppHarvest’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of AppHarvest. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. AppHarvest’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. AppHarvest has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If AppHarvest earns taxable income, such limitations could result in increased future income tax liability to AppHarvest and its future cash flows could be adversely affected. AppHarvest has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
The COVID-19 pandemic could negatively impact on AppHarvest’s business, results of operations and financial condition.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect AppHarvest’s operations and demand for its products.
Although AppHarvest has not experienced material financial impacts due to the pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the company’s business, financial condition and cash flows. Although AppHarvest’s business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in AppHarvest’s inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of AppHarvest’s suppliers, distributors, transportation or logistics providers may negatively affect AppHarvest’s costs of operation and its supply chain. If the disruptions caused by COVID-19, including decreased availability of labor, continue for an extended period of time, AppHarvest’s ability to meet the demands of distributors and customers may be materially impacted.
Further, COVID-19 may impact customer and consumer demand. Retail and grocery stores may be impacted if governments continue to implement regional business closures, quarantines, travel restrictions and other social distancing directives to slow the spread of the virus. There may also be significant reductions or volatility in consumer demand for AppHarvest’s products due to travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of AppHarvest’s products, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact AppHarvest’s results, including as a result of an increased difficulty in planning for operations and future growing seasons.
The extent of COVID-19’s effect on AppHarvest’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on AppHarvest’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact AppHarvest’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Adherence to AppHarvest’s values and its focus on long-term sustainability may negatively influence its short- or medium-term financial performance.
AppHarvest’s values are integral to everything it does. AppHarvest is committed to empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of its employees and the community at large. AppHarvest may take actions in furtherance of those goals and, therefore, its stockholders over a longer period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe the Combined Company expects or at all. For example: AppHarvest is a public benefit corporation under Delaware law. As a public benefit corporation, AppHarvest is required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purpose relating to education set forth in its certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with AppHarvest’s related obligations could negatively impact its ability to provide the highest possible return to its stockholders.
As a public benefit corporation, AppHarvest is required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If AppHarvest is not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with AppHarvest or regulators or others reviewing AppHarvest’s credentials, its reputation and status as a public benefit corporation may be harmed.
While not required by Delaware law or the terms of AppHarvest’s amended and restated certificate of incorporation, AppHarvest elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AppHarvest has been designated as a “Certified B Corporation.” The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency. B Lab sets the standards for Certified B Corporation certification and may change those standards over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. AppHarvest’s reputation could be harmed if it loses its status as a Certified B Corporation, whether by its choice or by its failure to meet B Lab’s certification requirements, if that change in status were to create a perception that AppHarvest is more focused on financial performance and is no longer as committed to the values shared by Certified B Corporations. Likewise, AppHarvest’s reputation could be harmed if it publicly reported B Corporation score declines and that created a perception that it has slipped in its satisfaction of the Certified B Corporation standards. Similarly, AppHarvest’s reputation could be harmed if it takes actions that are perceived to be misaligned with its values.
As a public benefit corporation, AppHarvest’s duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a public benefit corporation, AppHarvest’s board of directors has a duty to balance (i) the pecuniary interest of its stockholders, (ii) the best interests of those materially affected by AppHarvest’s conduct and (iii) specific public benefits identified in AppHarvest’s charter documents. While AppHarvest believes that its public benefit designation and obligation will benefit its stockholders, in balancing these interests the board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from AppHarvest’s public benefit purposes may not materialize within the timeframe it expects or at all and may have negative effects. For example:
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AppHarvest may choose to revise its policies in ways that it believes will be beneficial to its stakeholders, including farmers, suppliers, employees and local communities, even though the changes may be costly;

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AppHarvest may take actions, such as building state-of-the-art facilities with technology and quality control mechanisms that exceed the requirements of USDA and the FDA, even though these actions may be more costly than other alternatives;

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AppHarvest may be influenced to pursue programs and services to demonstrate its commitment to the communities to which it serves and bringing ethically produced food to the table even though there is no immediate return to AppHarvest’s stockholders; or

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In responding to a possible proposal to acquire the company, AppHarvest’s board of directors may be influenced by the interests of its stakeholders, including farmers, employees, suppliers and local communities, whose interests may be different from the interests of its stockholders.

AppHarvest may be unable or slow to realize the benefits it expects from actions taken to benefit its stakeholders, including farmers, employees, suppliers and local communities, which could adversely affect

AppHarvest’s business, financial condition and results of operations, which in turn could cause the company’s stock price to decline.
As a public benefit corporation, AppHarvest may be subject to increased derivative litigation concerning its duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on AppHarvest’s financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock or, upon the completion of the Business Combination, the lesser of such percentage or shares of at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, AppHarvest may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute its strategy. Any such derivative litigation may be costly and have an adverse impact on AppHarvest’s financial condition and results of operations.
Risks Related to the Combined Company
Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to Novus.
Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, the initial stockholders of AppHarvest will beneficially own, directly or indirectly:
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approximately 46.7% of the Combined Company’s outstanding common stock and the executive officers, directors of AppHarvest and their affiliates as a group will beneficially own approximately 39.3% of the Combined Company’s outstanding common stock, assuming no redemption of the Public Shares; or

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approximately 51.2% of the Combined Company’s outstanding common stock and the executive officers, directors of AppHarvest and their affiliates as a group will beneficially own approximately 43.7% of the Combined Company’s outstanding common stock, assuming that all 10,000,000 Public Shares are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in the Combined Company stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
There can be no assurance that the Combined Company’s common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing of the Business Combination, we intend to list the Combined Company’s common stock and warrants on Nasdaq under the symbols “APPH” and “APPHW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:
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limited availability of market quotations for the Combined Company’s securities;

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a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;
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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Novus’s securities or, following the Closing, the Combined Company’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Novus’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Novus’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for AppHarvest’s securities. Accordingly, the valuation ascribed to AppHarvest may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a negative impact on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Company’s securities may include:
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actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about the Combined Company’s operating results;

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success of competitors;

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failure to attract analyst coverage for the Combined Company’s stock or one or more analysts ceases coverage of the Combined Company or fails to publish reports on the Combined Company regularly;

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the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the transportation industry in general;

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operating and share price performance of other companies that investors deem comparable to the Combined Company;

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the Combined Company’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting the Combined Company’s business;

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the Combined Company’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the designation of the Combined Company as a public benefit corporation;

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the volume of the Combined Company’s shares of common stock available for public sale;

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any major change in the Combined Company’s board of directors or management;

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sales of substantial amounts of the Combined Company’s shares of common stock by the Combined Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.
The unavailability, reduction or elimination of government and economic incentives could negatively impact the Combined Company’s business, prospects, financial condition and operating results.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of AppHarvest’s operations or other reasons may result in the diminished competitiveness of the controlled environment agriculture facility industry generally or the Combined Company’s products in particular. This could materially and adversely affect the growth of the controlled environment agriculture facility markets and the Combined Company’s business, prospects, financial condition and operating results.
Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that AppHarvest does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities AppHarvest has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.
AppHarvest is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of AppHarvest as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
The Combined Company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance to the performance of other public companies.
The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Novus Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Novus Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Novus Common Stock less attractive because the Combined Company will rely on these exemptions, which may result in a less active trading market for the Novus Common Stock and its price may be more volatile.
AppHarvest’s management has limited experience in operating a public company.
AppHarvest’s executive officers have limited experience in the management of a publicly traded company. AppHarvest’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. AppHarvest may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Adherence to AppHarvest’s values and its focus on long-term sustainability may negatively influence the Combined Company’s short- or medium-term financial performance.
In connection with the Closing of the Merger, Novus will amend its certificate of incorporation to, among other things, designate the Combined Company as a public benefit corporation under Delaware law. As a public benefit corporation, the Combined Company will be required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purpose relating to education set forth in its certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with the Combined Company’s related obligations could negatively impact its ability to provide the highest possible return to its stockholders. As a public benefit corporation, the Combined Company will be required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If the Combined Company is not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with the Combined Company or regulators or others reviewing the Combined Company’s credentials, its reputation and status as a public benefit corporation may be harmed.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.
The trading market for the Combined Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Combined Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Combined Company’s shares of common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Combined Company’s shares of common stock would likely decline. If any analyst who may cover the Combined Company were to cease coverage of the Combined Company or fail to regularly publish reports on it, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
If the Combined Company’s security holders exercise their registration rights, it may negatively impact the market price of the Combined Company’s shares of common stock and the existence of these rights may make it more difficult to effect a business combination.
In connection with the Closing, Novus’ existing registration rights agreement will be amended and restated to: (i) provide that Novus will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares and shares of Novus Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to the AppHarvest stockholders in the Business Combination; (ii) provide the AppHarvest stockholders with three demand registration rights; (iii) provide the AppHarvest stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the AppHarvest stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

Because we have no current plans to pay cash dividends on the Combined Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell the Combined Company’s common stock for a price greater than that which you paid for it.
The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Combined Company’s common stock unless you sell your shares of common stock for a price greater than that which you paid for it.
The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company’s common stock.
Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 13,250,000 shares of common stock. Pursuant to the 2020 Plan and the ESPP, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to        shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 3 — The Equity Incentive Plan Proposal,” “Proposal No. 4 — The Employee Stock Purchase Plan Proposal” and “App Harvest’s Executive Compensation — Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:
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existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding common stock may be diminished; and

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the market price of the Combined Company’s common stock may decline.

Anti-takeover provisions in the Combined Company’s amended and restated certificate of incorporation and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s current management.
The Combined Company’s amended and restated certificate of incorporation that will be in effect upon consummation of the Business Combination will contain provisions that may delay or prevent an acquisition of the Combined Company or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Combined Company Common Stock. Among other things, these provisions include:
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the limitation of the liability of, and the indemnification of, its directors and officers;

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a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;

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a prohibition on actions by its stockholders by written consent; and

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the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because the Combined Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with the Combined Company for a period of three years after the date of the transaction in which the person acquired 15% or more of the Combined Company’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with the Combined Company, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for the Combined Company’s common stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Novus’s Securities — Certain Anti-Takeover Provisions of Delaware Law.”
Risks Related to Novus
Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Novus” refer to Novus.
Novus’s executive officers, directors, other Novus Initial Stockholders and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Novus’s executive officers, directors and the other Novus Initial Stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Novus, to vote any shares of Novus Common Stock held by them in favor of the Business Combination. Novus’s executive officers, directors, other Novus Initial Stockholders and director nominees (and their permitted transferees) own at least approximately 20% of the issued and outstanding shares of Novus Common Stock as of the Record Date. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Initial Stockholder Shares in accordance with the majority of the votes cast by the Public Stockholders.
The exercise of Novus’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Novus’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Novus to agree to amend the Business Combination Agreement, to consent to certain actions taken by AppHarvest or to waive rights that Novus is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of AppHarvest’s business, a request by AppHarvest to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on AppHarvest’s business and would entitle Novus to terminate the Business Combination Agreement. In any of such circumstances, it would be at Novus’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Novus and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Novus does not believe there will be any material changes or waivers that Novus’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Novus will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
If Novus is unable to complete the Business Combination or another business combination by November 19, 2021, Novus will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.
Under the terms of Novus’s amended and restated certificate of incorporation, Novus must complete an initial business combination by November 19, 2021, or Novus must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus. Although Novus has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Novus’s public stockholders. If Novus is unable to complete a business combination within the required time period, Vincent Donargo, its Chief Financial Officer, has agreed he will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Novus for services rendered or contracted for or products sold to Novus. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.
Additionally, if Novus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Novus otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Novus may not be able to return to its public stockholders at least $10.00 per Public Share.
For illustrative purposes, based on funds in the Trust Account of approximately $100 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00.
Novus’s directors, executive officers, advisors or their affiliates may take actions, which may influence the vote on the Business Combination Proposal and other Stockholder Proposals and reduce the public “float” and have a depressive effect on the market price of Novus Common Stock.
At any time prior to the special meeting of stockholders, during which they are not aware of any non-material public information about Novus or its securities, Novus’s directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Novus’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Novus’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, they may enter into transactions with investors and others to provide them with incentives to acquire shares of Novus Common Stock. The purpose of such purchases and other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. If such purchases are made, the public “float” of Novus Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Novus’s securities on a national securities exchange.
In addition, pursuant to the Subscription Agreements, certain of our Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock at a purchase price of $10.00 per share in the PIPE upon the Closing. Such purchases may, therefore, be at a price per share that is less than the then-current market price of Novus’s Common Stock and could have a depressive effect on the market price of Novus’s Common Stock.
Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of AppHarvest, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of AppHarvest. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that AppHarvest will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of AppHarvest may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.
Novus’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
Novus’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with AppHarvest. In analyzing the Business Combination, Novus’s board of directors and management conducted due diligence on AppHarvest and researched the industry in which AppHarvest operates and concluded that the Business Combination was in the best interest of Novus’s stockholders. For a complete discussion of the factors utilized by Novus’s board of directors in approving the Business Combination, see the section titled, “Proposal No.1 — The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.” Novus’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that AppHarvest’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned). Accordingly, investors will be relying solely on the judgment of Novus’s board of directors in valuing AppHarvest’s business, and the board of directors may not have properly valued such business. Novus’s board of directors may be incorrect in its assessment of the Business Combination. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Novus’s ability to consummate the Business Combination.
Unlike many blank check companies, Novus does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Novus to consummate the Business Combination even if a substantial majority of Novus’s stockholders do not agree.
Since Novus has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Novus may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Novus redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Novus cannot satisfy the net tangible asset requirement, Novus would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Novus does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Novus consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of Novus’s obligation to redeem 100% of the Public Shares if Novus does not complete its initial business combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to Novus’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If third parties bring claims against Novus, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Novus’s placing of funds in the Trust Account may not protect those funds from third-party claims against Novus. Although Novus has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Novus waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against Novus’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Novus’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Novus than any alternative.
Examples of possible instances where Novus may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Novus is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Novus is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Novus will be required to provide for payment of claims of creditors that were not waived that may be brought against Novus within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Vincent Donargo, the Chief Financial Officer of Novus, has agreed that he will be liable to Novus if and to the extent any claims by a third party (other than Novus’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Novus has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Novus’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Donargo, will not be responsible to the extent of any liability for such third-party claims. Novus has not independently verified whether Mr. Donargo has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Donargo may not be able to satisfy those obligations. Novus has not asked Mr. Donargo to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Novus’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Novus may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. Except to the extent of Mr. Donargo’s indemnification obligations described above, none of Novus’s officers or directors will indemnify Novus for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Novus’s directors may decide not to enforce indemnification obligations against Mr. Donargo, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and Mr. Donargo asserts that he is unable to satisfy obligations or that he has no indemnification obligations related to a particular claim, Novus’s independent directors would determine on Novus’s behalf whether to take legal action against Mr. Donargo to enforce his indemnification obligations. While Novus currently expects that its independent directors would take legal action on Novus’s behalf against Mr. Donargo to enforce his indemnification obligations to Novus, it is possible that Novus’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Novus’s independent directors choose not to enforce these indemnification obligations on Novus’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per Public Share.
Novus’s stockholders may be held liable for claims by third parties against Novus to the extent of distributions received by them.
The Existing Certificate of Incorporation provides that it will continue in existence only until 18 months from the closing of its initial public offering, or November 19, 2021. If Novus has not completed an initial business combination by such date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Novus but net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Novus’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Novus cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Novus’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Novus cannot assure you that third parties will not seek to recover from Novus’s stockholders amounts owed to such third parties by Novus.
If Novus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Novus which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Novus’s stockholders. Furthermore, because Novus intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Novus has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Novus’s assets. Furthermore, Novus’s board of directors may be viewed as having breached their fiduciary duties to Novus’s creditors and/or may have acted in bad faith, and thereby exposing itself and Novus to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Novus cannot assure you that claims will not be brought against Novus for these reasons.
Novus’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.
When considering Novus’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Novus’s stockholders should be aware that Novus’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Novus’s stockholders. These interests include:
•
the beneficial ownership of Novus’s board of directors and officers of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as Novus’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $    million and $    million, respectively, based on the closing price of Novus Common Stock of $    on Nasdaq on , 2020, the Record Date for the special meeting of stockholders;

•
our directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Novus does not complete the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These financial interests may have influenced the decision of Novus’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Novus’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.
We may amend the terms of the Novus Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.
The Novus Warrants were issued in registered form under the Novus Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Novus Warrant Agreement provides that the terms of the Novus Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Novus Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) approve of such amendment. Although our ability to amend the terms of the Novus Warrants with the consent of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Novus Warrants, convert the Novus Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Novus Warrant.
The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
The Combined Company will have the ability to redeem outstanding Public Warrants (excluding the private warrants and any warrants issued to the Novus Initial Stockholders, officers or directors in payment of working capital loans made to us) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time the Combined Company redeems the Public Warrants, the Combined Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the component securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the initial purchasers or their permitted transferees.
We will require Public Stockholders who wish to redeem their shares of Novus Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Novus Common Stock.
There is some uncertainty regarding the federal income tax consequences to holders of Novus Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Novus’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Novus Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Novus Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Novus Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Novus Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Novus Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Novus Common Stock following the redemption, and if so, the total number of shares of Novus Common Stock held by the holder both before and after the redemption relative to all shares of Novus Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Novus or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”
We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.
Our amended and restated certificate of incorporation authorizes the issuance of 30,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, our amended and restated certificate of incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:
•
may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•
may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued, with rights senior to those afforded to Novus Common Stock;

•
could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•
may adversely affect prevailing market prices for our Novus Units, Novus Common Stock and/or Novus Warrants.

The Existing Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Novus or its directors, officers, employees or stockholders.
The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Novus’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Novus capital stock shall be deemed to have notice of and consented to the forum provisions in Novus’s amended and restated certificate of incorporation.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Novus or any of its directors, officers or employees, which may discourage lawsuits with respect to such claims, although Novus’s stockholders will not be deemed to have waive Novus’s compliance with federal securities laws and the rules and regulations thereunder and may therefore bring a claim in another appropriate forum. Novus cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in Novus’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Novus may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Novus’s amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposal to amend and restate the amended and restated Novus Certificate of Incorporation will also include this provision.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
Novus’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Novus is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Novus is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The following unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2019 and for the six months ended June 30, 2020 present the combination of the financial information of Novus and AppHarvest, Inc. after giving effect to the following transactions:
•
Issuance of Series C Preferred Stock and related conversion;

•
Business Combination;

•
Company Interim Period Convertible Notes issuance and conversion; and

•
PIPE Financing and related adjustments.

Collectively these transactions are referred to as the “Pro Forma Adjustment”, described in the accompanying notes. Novus and AppHarvest, Inc. are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing, are referred to herein as the Combined Company.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 give effect to the Pro Forma Adjustment as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the Pro Forma Adjustment as if they had occurred on June 30, 2020.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Novus and AppHarvest, Inc. and the notes thereto, as well as the disclosures contained in the sections titled “Novus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AppHarvest, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination, Company Interim Period Convertible Notes conversion, and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
On September 28, 2020, Novus, Merger Sub, and AppHarvest, entered into the Business Combination Agreement, pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger. After giving effect to the Business Combination, Novus will own, directly or indirectly, all of the issued and outstanding equity interests of AppHarvest and its subsidiaries and will become the Combined Company. AppHarvest equity holders will hold a portion of the common stock of the Combined Company.
The unaudited pro forma condensed combined information contained herein assumes that the Novus shareholders approve the Business Combination. Novus’ public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Novus cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the Combined Company has provided the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of Novus’s public shareholders will exercise their right to have their Novus public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, AppHarvest, Inc., is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2020
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Current assets
Cash and cash equivalents	$599,079	$7,643,166	30,000,000	(a)	$501,767,259	30,000,000	(a)	$406,025,469
			100,011,032	(b)		100,011,032	(b)
			375,000,000	(c)		375,000,000	(c)
			(39,581,000)	(d)		(39,581,000)	(d)
			28,094,982	(e)		28,094,982	(e)
						(95,741,790)	(k)
Inventory	—	185,245	—		185,245	—		185,245
Advances on equipment	—	1,440,084	—		1,440,084	—		1,440,084
Prepaid expenses and other current assets	164,218	16,891	—		181,109	—		181,109
Total current assets	763,297	9,285,386	493,525,014		503,573,697	397,783,224		407,831,907
Operating lease right of use assets, net	—	383,252	—		383,252	—		383,252
Property and equipment, net	—	5,187,630	—		5,187,630	—		5,187,630
Lease deposit	—	4,000,000	—		4,000,000	—		4,000,000
Other assets	—	77,887	—		77,887	—		77,887
Marketable securities held in trust account	100,011,032	—	(100,011,032)	(b)	—	(100,011,032)	(b)	—
Deferred tax asset	401	—	—		401	—		401
	$100,011,433	$9,648,769	$(100,011,032)		$9,649,170	$(100,011,032)		$9,649,170
Total assets	$100,774,730	$18,934,155	$393,513,982		$513,222,867	$297,772,192		$417,481,077
Current liabilities
Accounts payable	$—	$458,296	—		$458,296	$—		$458,296
Accrued expenses	32,932	237,619	—		270,551	—		270,551
Current portion of lease liability	—	66,850	—		66,850	—		66,850
Deferred development income	—	137,303	—		137,303	—		137,303
Current potion of long-term debt, net	—	2,000,000	—		2,000,000	—		2,000,000
Other current liabilities	—	19,362	—		19,362	—		19,362
Total current liabilities	32,932	2,919,430	—		2,952,362	—		2,952,362
Lease liability, net of current portion	—	318,707	—		318,707	—		318,707
Financing obligation	—	4,096,754	—		4,096,754	—		4,096,754
Convertible promissory notes	—	—	30,000,000	(a)	—	30,000,000	(a)	—
			600,000	(f)		600,000	(f)
			(30,600,000)	(g)		(30,600,000)	(g)
Total non-current liabilities	—	4,415,461	—		4,415,461	—		4,415,461
Total liabilities	32,932	7,334,891	—		7,367,823	—		7,367,823
Redeemable convertible preferred stock:
Series A	—	5,203,342	(5,203,342)	(h)	—	(5,203,342)	(h)	—
Series A-1	—	992,285	(992,285)	(h)	—	(992,285)	(h)	—
Series B	—	10,942,411	(10,942,411)	(h)	—	(10,942,411)	(h)	—
Series C	—	—	28,094,982	(e)	—	28,094,982	(e)	—
			(28,094,982)	(h)		(28,094,982)	(h)
Total redeemable convertible preferred stock	—	17,138,038	(17,138,038)		—	(17,138,038)		—
Common stock subject to possible redemption	95,741,790	—	(95,741,790)	(i)	—	(95,741,790)	(i)	—
Common stock	308	975	3,750	(c)	9,893	3,750	(c)	8,936
			322	(g)		322	(g)
			3,581	(h)		3,581	(h)
			957	(i)		957	(i)
						(957)	(k)
Additional paid-in capital	5,076,191	587,536	374,996,250	(c)	527,958,436	374,996,250	(c)	432,217,603
			(24,195,000)	(d)		(24,195,000)	(d)
			30,599,678	(g)		30,599,678	(g)

			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
			45,229,439	(h)		45,229,439	(h)
			95,740,833	(i)		95,740,833	(i)
			(76,491)	(j)		(76,491)	(j)
						(95,740,833)	(k)
Accumulated deficit	(76,491)	(6,127,285)	(15,386,000)	(d)	(22,113,285)	(15,386,000)	(d)	(22,113,285)
			(600,000)	(f)		(600,000)	(f)
			76,491	(j)		76,491	(j)
Total stockholders’ equity (deficit)	5,000,008	(5,538,774)	506,393,810		505,855,044	410,652,020		410,113,254
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$100,774,730	$18,934,155	$393,513,982		$513,222,867	$297,772,192		$417,481,077

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2020
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustment	Note	Pro Forma	Pro Forma Adjustment	Note	Pro Forma
Operating expenses
Selling, general and administrative expenses	$87,924	$2,677,761	$—		$2,765,685	$—		$2,765,685
Depreciation	—	15,303	—		15,303	—		15,303
Total operating costs and expenses	87,924	2,693,064	—		2,780,988	—		2,780,988
Loss from operations	(87,924)	(2,693,064)	—		(2,780,988)	—		(2,780,988)
Other income (expense):
Development fee income	—	272,034	—		272,034	—		272,034
Interest income	12,941	—	(12,941)	(l)	—	(12,941)	(l)	—
Interest expense	—	(26,097)	—		(26,097)	—		(26,097)
Other	(1,909)	270	—		(1,639)	—		(1,639)
Loss before income taxes	(76,892)	(2,446,857)	(12,941)		(2,536,690)	(12,941)		(2,536,690)
Benefit for income taxes	401	—	(401)	(m)	—	(401)	(m)	—
Net loss	$(76,491)	$(2,446,857)	$(13,342)		$(2,536,690)	$(13,342)		$(2,536,690)
Net Loss per share:
Weighted average shares outstanding, basic and diluted					98,935,950			89,361,771
Basic and diluted net loss per share					$(0.03)			$(0.03)

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustment	Note	Pro Forma	Pro Forma Adjustment	Note	Pro Forma
Operating expenses
Selling, general and administrative expenses	$—	$2,716,796	$—		$2,716,796	$—		$2,716,796
Depreciation	—	16,129	—		16,129	—		16,129
Total operating costs and expenses	—	2,732,925	—		2,732,925	—		2,732,925
Loss from operations	—	(2,732,925)	—		(2,732,925)	—		(2,732,925)
Other income (expense):
Development fee income	—	349,788	—		349,788	—		349,788
Loss on SAFE note revaluation	—	(345,003)	—		(345,003)	—		(345,003)
Interest expense	—	(27,515)	—		(27,515)	—		(27,515)
Other	—	9,634	—		9,634	—		9,634
Loss before income taxes	—	(2,746,021)	—		(2,746,021)	—		(2,746,021)
Income tax expense	—	—	—		—			—
Net loss	$—	$(2,746,021)	$—		$(2,746,021)	$—		$(2,746,021)
Net Loss per share:
Weighted average shares outstanding, basic and diluted					98,935,950			89,361,771
Basic and diluted net loss per share					$(0.03)			$(0.03)

Note 1 — Description of the Business Combination
On September 28, 2020, Novus, Merger Sub, and AppHarvest, entered into the Business Combination Agreement, pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger. After giving effect to the Business Combination, Novus will own, directly or indirectly, all of the issued and outstanding equity interests of AppHarvest and its subsidiaries and will become the Combined Company. AppHarvest equity holders will hold a portion of the common stock of the Combined Company.
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the AppHarvest, Inc. equity holders in connection with the Business Combination will be 50.0 million shares of Combined Company Common Stock, valued at $10.00 per share for total merger consideration of $500.0 million. These shares will be allocated pro-rata among the holders of AppHarvest Common Stock on a fully-diluted and as-converted to AppHarvest Common Stock basis, including the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock and the number of shares of AppHarvest Common Stock subject to outstanding options, but excluding any shares issuable upon the conversion of up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $375.0 million of common stock of the Combined Company (the “PIPE Financing”).
If the Business Combination took place on June 30, 2020, out of the 50.0 million shares of Combined Company Stock that would be received by AppHarvest, Inc. equity holders, approximately 45.6 million would be allocated to holders of common and preferred stock and 4.4 million would be reserved options and restricted stock units (“RSUs”) to be issued in exchange for corresponding options and RSUs of AppHarvest.
The following summarizes the number of Combined Company Stock outstanding following the consummation of the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing under the two scenarios, at the consummation of the Business Combination excluding the potential dilutive effect of the exercise or vesting of warrants, stock options and unvested restricted stock units:
	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
AppHarvest, Inc. Shareholders	45,564,897	46.0%	45,564,897	51.0%
Convertible Promissory Notes	3,221,053	3.3%	3,221,053	3.6%
Total AppHarvest Merger Shares	48,785,950	49.3%	48,785,950	54.6%
Novus Public Shareholders	10,000,000	10.1%	425,821	0.5%
Novus Founder Shares	2,650,000	2.7%	2,650,000	2.9%
Total Novus Shares	12,650,000	12.8%	3,075,821	3.4%
PIPE Investors	37,500,000	37.9%	37,500,000	42.0%
Total	98,935,950	100.0%	89,361,771	100.0%
Note 2 — Basis of Presentation
The historical financial information of Novus and AppHarvest, Inc. has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing and certain other adjustments.
The Business Combination will be accounted for as a reverse recapitalization because AppHarvest, Inc. has been determined to be the accounting acquirer in accordance with GAAP under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
•
The pre-combination equity holders of AppHarvest, Inc. will hold the majority of voting rights in the Combined Company or be the largest single voting interest block in the Combined Company, in the maximum and minimum redemption scenarios, respectively.

•
The pre-combination directors of AppHarvest, Inc. will be the majority of the directors on Combined Company Board;

•
Senior management of AppHarvest, Inc. will comprise the senior management of the Combined Company; and

•
Operations of AppHarvest, Inc. will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as AppHarvest, Inc. issuing equity for the net assets of Novus, with no goodwill or intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 and statement of operations for the six month ended June 30, 2020 have been prepared using, and should be read in conjunction with, the following:
•
the historical unaudited financial statements of Novus as of and for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited condensed consolidated financial statements of AppHarvest as of and for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the historical audited consolidated financial statements of AppHarvest as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Novus’s redeemable common stock into cash:
•
Assuming No Redemptions: This presentation assumes that no Novus shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions: This scenario assumes that 9,574,179 shares of common stock are redeemed for an aggregate redemption payment of approximately $95.7 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but Novus would still have the minimum $5.0 million net tangible assets per the Business Combination Agreement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that AppHarvest, Inc incurred significant losses during the historical periods presented.

Note 3 — Pro Forma Adjustments
Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
a)
Represents the amount of the proceeds from Company Interim Period Convertible Notes issuance.

b)
Represents the reclassification of marketable securities held in Novus’ Trust Account at the balance sheet date that becomes available to fund the Business Combination.

c)
Represents the issuance, in the PIPE Financing, to certain investors of 37,500,000 shares of Combined Company. Common Stock pursuant to Subscription Agreement at a price of $10.00 per share.

d)
Represents transaction costs anticipated in consummating the Business Combination. Approximately $24.2 million of the amount relates to equity issuances, and is reflected as a reduction against proceeds in additional paid-in capital. The remaining amount of $15.4 million is reflected within accumulated deficit.

e)
Represents the issuance of Series C preferred stock by AppHarvest.

f)
Represents accrual of interest on the Company Interim Period Convertible Notes from the date of issuance to the estimated date of Business Combination.

g)
Represents the conversion of Company Interim Period Convertible Notes upon the Business Combination being triggered, causing a conversion of the outstanding principal and interest amount into equity common stock securities.

h)
Represents recapitalization of AppHarvest equity and issuance of post-combination company’s Common Stock to AppHarvest Shareholders as consideration for the reverse recapitalization.

i)
Represents the reclassification of Novus Common Stock subject to possible redemption to permanent equity.

j)
Represents the reclassification of Novus historical accumulated deficit.

k)
Represents the amount paid to Novus shareholders who are assumed to exercise redemption rights under the maximum redemption scenario.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2020
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020:
l)
Represents elimination of Novus interest income on the trust account in the amount of $12,941.

m)
Represents elimination of Novus benefit for income taxes in the amount of $401.

Note 4 — Loss per Share
Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at the beginning of the periods presented.
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
Anti-dilutive common share equivalents:	June 30 2020
Novus Public Warrants	10,000,000
Novus Private Warrants	3,250,000
Stock Options in Exchange for AppHarvest, Inc. Plan	3,101,474
RSUs in Exchange for AppHarvest, Inc. Plan	1,333,629
Total anti-dilutive common share equivalents	17,685,103

COMPARATIVE SHARE INFORMATION
The following table sets forth selected historical equity ownership information for Novus and unaudited pro forma condensed combined per share ownership information of the Combined Company after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that no Novus shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds in Novus’s Trust account.

•
Assuming Maximum Redemption: This presentation assumes that 9,574,179 shares of common stock are redeemed for an aggregate redemption payment of approximately $95.7 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but Novus would still have the minimum $5.0 million net tangible assets per the Business Combination Agreement.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The net income (loss) per share information reflects the Business Combination as if it had occurred on January 1, 2019.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical condensed financial statements of Novus as of, and for the six months ended, June 30, 2020, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of AppHarvest as of, and for the year ended, December 31, 2019, included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited condensed financial statements of AppHarvest as of, and for the six months ended, June 30, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined earnings (loss) per share information does not purport to represent the earnings (loss) per share which would have occured had the companies been combined during the periods presented, nor earnings per share for any future data or period. The unaudited pro forma combined book value (stockholders' deficit) per share information below does not purport to represent what the value of Novus and AppHarvest would have been had the Companies Combined during the periods presented.
			Pro Forma Combined Company
	Novus (Historical)	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2020
Book Value (Stockholders’ Deficit) per share(1)	$1.79	$(0.57)	$5.11	$4.59
Weighted average shares outstanding of common stock – basic and diluted	2,800,125	9,687,196	98,935,950	89,361,771
Net loss per share of common stock – basic and diluted	$(0.03)	$(0.25)	$(0.03)	$(0.03)
		Pro Forma Combined Company
	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2019
Weighted average shares outstanding of common stock – basic and diluted	9,507,926	98,935,950	89,361,771
Net loss per share of common stock – basic and diluted	$(0.29)	$(0.03)	$(0.03)

(1)
Book value (stockholders’ deficit) per share is calculated using the formula: Total stockholder’s equity (deficit) divided by shares outstanding.

CAPITALIZATION
The following table sets forth:
•
the cash and capitalization of Novus and AppHarvest on a historical basis as of June 30, 2020, and

•
the cash and capitalization of the Combined Company on a pro forma basis as of June 30, 2020, after giving effect to (i) the merger of AppHarvest with and into Merger Sub pursuant to the Business Combination Agreement, (ii) the issuance of 45,564,894 shares of Novus Common Stock, excluding options, to the AppHarvest Stockholders in the Business Combination, (iii) the issuance and sale of 37,500,000 shares of Novus Common Stock in the PIPE and (iv) 3,221,053 shares of Novus Common Stock to the holders of Company Interim Period Convertible Notes and assuming (a) that no shares of Novus Common Stock are redeemed and (b) that 9,574,179 shares of Novus Common Stock are redeemed.

Please refer to the historical unaudited financial statements of Novus and AppHarvest and the related notes included elsewhere in this proxy statement/prospectus, as well as the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
			Pro forma combined Company
	Novus (Historical)	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of June 30, 2020
Cash and cash equivalents	$599,079	$7,643,166	$501,767,259	$406,025,469
Marketable securities held in Trust Account	100,011,032	—	—	—
Debt:
Total debt	$—	$2,000,000	$2,000,000	$2,000,000
Redeemable convertible preferred stock	—	17,138,038	—	—
Common stock subject to possible redemption	95,741,790	—	—	—
Stockholders’ equity (deficit):
Common stock	308	975	9,893	8,936
Additional paid-in capital	5,076,191	587,536	527,958,436	432,217,603
Accumulated deficit	(76,491)	(6,127,285)	(22,113,285)	(22,113,285)
Total stockholders’ equity (deficit)	5,000,008	(5,538,774)	505,855,044	410,113,254
Total capitalization	$100,741,798	$13,599,264	$507,855,044	$412,113,254

THE SPECIAL MEETING OF NOVUS STOCKHOLDERS
The Novus Special Meeting
Novus is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on     , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Novus’s stockholders on or about      , 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Novus will be held at 10:00 a.m., Eastern time, on     , 2020, via live webcast at      , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Purpose of the Special Meeting
At the Novus special meeting of stockholders, Novus will ask the Novus stockholders to vote in favor of the following proposals:
•
The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.

•
The “Charter Proposal” — To consider and vote upon a proposal to amend Novus’s amended and restated certificate of incorporation as follows:

•
Authorized Share Charter Amendment — to change Novus’s name to “AppHarvest, Inc.,” to increase the authorized shares of our common stock, and to eliminate the classified board of directors to a single class board; and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company's employees and the community at large; and

•
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to the Business Combination (as defined in this proxy statement/prospectus) that will no longer be relevant following the Closing; and

•
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2∕3%.

•
The “Equity Incentive Plan Proposal” — To consider and vote upon the adoption of the 2020 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

•
The “Employee Stock Purchase Plan Proposal” — To consider and vote on the adoption of the ESPP to give an opportunity to purchase shares of Combined Company Common Stock following the

Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
•
The “Nasdaq Proposal” — To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) the AppHarvest stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes and (ii) adopt the 2020 Plan and ESPP.

•
The “Adjournment Proposal” —  a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of the Novus Board of Directors
Novus’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Novus and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:
•
the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as the Novus’s directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $    million and $    million, respectively, based on the closing price of Novus Common Stock of $ on Nasdaq on       , 2020, the Record Date for the special meeting of stockholders;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Novus Common Stock at the close of business on     , 2020, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Novus Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 12,650,000 shares of Novus Common Stock outstanding, of which 10,000,000 are shares of Novus Common Stock and 2,650,000 are Founder Shares or Founder Shares held by the Founders.
The Novus Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other Stockholder Proposals. Novus’s issued and outstanding Novus Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares
Each share of Novus Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Novus Common Stock that you own.
If you are a holder of record, there are two ways to vote your shares of Novus Common Stock at the special meeting of stockholders:
•
You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Novus Common Stock will be voted as recommended by Novus’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

•
You can virtually attend the special meeting and vote online. However, if your shares of Novus Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Novus Common Stock.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Novus Common Stock, you may contact our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: NOVS.info@investor.morrowsodali.com
Quorum and Vote Required for the Stockholder Proposals
A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Novus Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal and the Charter Proposal require the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.
The approval of the Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock that are voted at the special meeting of stockholders. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Novus believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Novus stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposal, and will have no effect on any of the other Stockholder Proposals.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Novus’s secretary, at 8556 Oakmont Lane, Indianapolis, IN 46260, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary at the above address.
Redemption Rights
Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, including any amounts representing interest earned on the Trust Account, less any interest for any income and other taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $100 million on June 30, 2020, the estimated per Public Share redemption price would have been approximately $10.00.
Redemption rights are not available to holders of Novus Warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on     , 2020 (two business days before the special meeting), both:
•
Submit a request in writing that Novus redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Novus’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
•
Deliver your Public Shares either physically or electronically through DTC to Novus’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Novus’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Novus does not have any control over this process and it may take longer than one week.
•
Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed above.
Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Novus redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their Novus Common Stock as they may receive higher proceeds from the sale of their Novus Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Novus cannot assure you that you will be able to sell your shares of Novus Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Novus Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Novus Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Novus Common Stock or Novus Warrants in connection with the Business Combination.
Solicitation of Proxies
Novus will pay the cost of soliciting proxies for the special meeting. Novus has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali a fee of $25,000. Novus will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from those owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the Record Date, the Novus Initial Stockholders beneficially own an aggregate of approximately 20% of the outstanding shares of Novus Common Stock. The Novus Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals. As of the date of this proxy statement/prospectus, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE, however, such shares will not be outstanding as of the Record Date.

PROPOSALS TO BE CONSIDERED BY NOVUS’S STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
Novus is a blank check company formed as a corporation in Delaware on March 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Business Combination with AppHarvest is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of Novus’s management team and board of directors.
On May 19, 2020, Novus completed its initial public offering. Prior to the consummation of the IPO, neither Novus, nor anyone on its behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to a transaction with Novus.
From the date of the IPO through the signing of the mutually exclusive letter of intent with AppHarvest on August 20, 2020, representatives of Novus, including both management and board members, reviewed self-generated ideas, generated leads through a directed marketing campaign; developed a list of 100 or more business combination candidates; contacted and were contacted by more than 100 firms including but not limited to investment banks, private equity firms, venture capital firms, smart technology innovation market and high technology industry participants and personal and professional contacts with respect to business combination ideas, and identified several possible target businesses and held discussions with respect to potential transactions. In addition, during that period, Robert J. Laikin, Chairman of Novus, and Larry M. Paulson, Chief Executive Officer of Novus and Board members identified and evaluated more than 25 potential transactions with businesses addressing various markets at the forefront of high technology, manufacturing of various products, service organizations, robotics, logistics and distribution companies, data storage and connectivity companies, electric vehicle manufacturers, on-line gaming companies, hardware and software solution companies, specialty retailers and e-tailers and others prior to focusing its efforts on a business combination transaction with AppHarvest.
Representatives of Novus engaged in due diligence, review of information and held discussions with the senior executives and/or shareholders of more than ten potential acquisition targets. Novus executed a non-binding letter of intent with one other potential acquisition target following evaluation of, and discussions with, such potential acquisition target. Novus and the potential target mutually terminated such letter of intent and negotiations.
On August 11, 2020, a representative of Cowen, financial advisor to AppHarvest, approached Novus about a potential business combination with AppHarvest.
On August 14, 2020, a representative of Cowen (via teleconference) introduced Novus to Mr. Jonathan Webb, Chief Executive Officer and founder of AppHarvest. On the call, Messrs. Laikin and Paulson learned more about the business of AppHarvest, including that AppHarvest’s board of directors included several impressive individuals and several notable funds were investors in AppHarvest.
Over the next few days, members of Novus’s management contemplated the idea of AppHarvest as a potential business combination target and management of Novus reviewed an AppHarvest corporate presentation. Mr. Webb received information regarding Novus from Cowen and began to socialize the possibility with other members of AppHarvest’s management team and Cowen.
On August 18, 2020, a representative of Cowen introduced Mr. Laikin to Mr. Jeffrey Ubben, a member of AppHarvest’s board of directors. Mr. Ubben is a businessman and co-founder and chairman of ValueAct Capital, a hedge fund based in San Francisco, California. In July 2020, Mr. Ubben spun Inclusive Capital Partners, L.P., a new socially responsible investment firm, out of ValueAct Capital. Mr. Ubben is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master

Fund, L.P., a principal stockholder of AppHarvest. Thereafter, Mr. Ubben, Mr. Webb and Mr. Laikin discussed a possible business combination and a PIPE transaction.
Thereafter, Messrs. Laikin and Paulson met Mr. Webb and members of AppHarvest’s management to learn more about AppHarvest’s current and planned business. After the meeting, the management teams also held various calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination.
On August 18, 2020, Novus sent the first draft of a non-binding letter of intent to AppHarvest and was granted access to AppHarvest’s data room.
On August 20, 2020, Novus and AppHarvest signed a non-binding letter of intent, which included a mutual obligation to negotiate exclusively with each other regarding a potential transaction through September 30, 2020.
On August 21, 2020, Novus engaged Mr. Ron Sznaider, who has significant operational experience in multiple technology business disciplines, considerable mergers and acquisitions experience relating to environmental and sustainability topics , as a consultant to assist with its due diligence of AppHarvest. Also on the same day, a kick-off call was held with all major parties discussing the process and timeline for the transaction.
On August 24, 2020 Messrs. Laikin and Paulson participated in a teleconference call with Mr. Webb and some members of his team to review and perform diligence on the AppHarvest business plan and financial model. That discussion resumed on August 25, 2020 for further diligence and discussion.
On August 27, 2020, Blank Rome LLP (“Blank Rome”), counsel to Novus, delivered an initial draft of the Business Combination Agreement to Cooley LLP (“Cooley”), counsel to AppHarvest.
On August 31, 2020, Messrs. Laikin, Paulson, Donargo and Sznaider and certain Novus Initial Stockholders met with Mr. Webb and other members of AppHarvest’s management at AppHarvest’s facility in Morehead, Kentucky to tour the facility and conduct due diligence on AppHarvest.
Between September 1, 2020 and September 28, 2020, representatives of Novus and AppHarvest held multiple teleconference calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement. Among other points, these discussions focused around the treatment of the PIPE, the calculation of the exchange ratio, the proposed transfer restrictions for the initial stockholders of Novus and certain stockholders of AppHarvest and registration rights. Blank Rome and Cooley also exchanged updated drafts of the Business Combination Agreement and related ancillary documents and agreements during this period. In addition, Blank Rome and certain of the potential investors in the PIPE exchanged revised drafts of the form of Subscription Agreement for the PIPE.
On September 1, 2020, Novus retained Cowen as placement agent in connection with the PIPE. On September 10, 2020, members of management of Novus and AppHarvest began engaging in confidential discussions with potential investors in the PIPE.
From September 10, 2020 through September 18, 2020, representatives of Novus and AppHarvest participated in confidential investor meetings.
During the week of September 21, 2020, representatives of Novus and AppHarvest held a series of update calls to discuss various agreements related to the Business Combination and the PIPE, as well as remaining due diligence items. Also that week, Novus and AppHarvest, with the help of their advisors, determined the final allocations for the Subscribers.
Novus decided to pursue a combination with AppHarvest because it determined that AppHarvest represented a compelling opportunity based upon AppHarvest’s focused business strategy and leadership position as a developer and operator of large scale farms with infrastructure and technology that create a controlled environment facility, technology leadership, and a strong and visionary management team led by Mr. Webb. AppHarvest’s existing 60-acre indoor farm located in Morehead, Kentucky, which will be the largest controlled indoor farm in the United States, positions AppHarvest to become one of the largest producers of greenhouse-grown produce in North America within a one-day’s drive delivery capability to approximately 70% of the United States population. Novus also believes that AppHarvest’s existing options to acquire additional land and its relationship with development and construction partners positions AppHarvest for significant growth.
On September 22, 2020, Novus’s board of directors met via teleconference with all board members present. Also present were representatives of Blank Rome. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously approved by Novus’s board of directors, subject to final negotiations and modifications, and the board determined to recommend that the stockholders of AppHarvest approve the Business Combination Agreement and related transactions. The board also concluded that the fair market value of AppHarvest was equal to at least 80% of the funds held in the Trust Account. In making such determination, Novus’s board of directors considered, among other things, the implied valuation of AppHarvest based on the market valuation of comparable companies (as discussed below under “— Novus’s Board of Directors’ Reasons for the Approval of the Business Combination — Attractive Market Valuation of Selected Sustainable Food and Traditional Agriculture Companies”) and the price to be paid by the Subscribers in the PIPE.
The Business Combination Agreement and related documents and agreements were executed on September 28, 2020. Prior to the market open on September 29, 2020, Novus and AppHarvest issued a joint press release announcing the execution of the Business Combination Agreement and Novus filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of September 29, 2020, representatives of Novus and AppHarvest released a pre-recorded announcement to announce the Business Combination.
Novus’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “— The Background of the Business Combination” above, Novus’s board of directors, in evaluating the Business Combination, consulted with Novus’s management and financial and legal advisors. In reaching its unanimous resolution that (i) the terms and conditions of the Business Combination Agreement, including the transactions contemplated therein, are advisable, fair to, and in the best interests of Novus and its stockholders and (ii) to recommend that stockholders adopt and approve the Business Combination Agreement and approve the transactions contemplated therein, Novus’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed business combination, Novus’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Novus’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of Novus’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, Novus’s board of directors determined obtaining a fairness opinion was not necessary. In reaching this determination, the board concluded that the officers and directors of Novus, including Messrs. Laikin and Paulson, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background, and prospectus, enabled the board to make the necessary analyses and determinations regarding the Business Combination.
Novus’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:
•
Public Benefit Status and B Corporation Certification.   Novus’s management and board of directors believe AppHarvest’s status as a public benefit corporation and its B Corporation certification underscore AppHarvest’s commitment to its purpose and its stakeholders, including farmers and suppliers, consumers and customers, communities and the environment, and stockholders;

•
Controlled Environment Agriculture Facility is the Future of Farming.   Novus’s management and board of directors believe that farms with infrastructure and technology that create a controlled environment facility are the future of farming because of the significantly increased reliability of supply and production yield, better quality product and environmental benefits it provides;

•
Significant Market Opportunity.   Novus’s management and board of directors considered the fact that national grocery chains are seeking large scale supply of domestically-grown produce as an alternative to imported produce.

•
AppHarvest Platform Unites Pioneering AgTech.   Novus’s management and board of directors believe that AppHarvest’s alliances with various AgTech organizations, universities and solutions and technology partners position AppHarvest to implement best-in-class technologies to increase sustainably-grown crop yields;

•
Significant Growth Potential.   Novus’s management and board of directors believe that AppHarvest’s existing options to acquire additional land and its relationships with development and construction partners position AppHarvest for significant growth;

•
Due Diligence.   Novus’s management and board of directors conducted due diligence examinations of AppHarvest and held discussions with AppHarvest’s management and Novus’s financial and legal advisors concerning Novus’s due diligence examination of AppHarvest;

•
Financial Condition.   Novus’s board of directors also considered factors such as AppHarvest’s outlook, financial plan and capital structure, as well as valuation (see “— Certain AppHarvest Projected Financial Information”);

•
Significant Equity Commitment.   Novus received commitments for $375.0 million of equity financing in the PIPE from an impressive group of institutional investors and including commitments of $15.25 million from certain of the Founders and their affiliates, $20.0 million from Inclusive Capital Partners Spring Master Fund, L.P., a socially responsible investment fund, and affiliate of Jeff Ubben, a director of AppHarvest;

•
Attractive Market Valuation of Selected Sustainable Food and Traditional Agriculture Companies.   Novus’s management and board of directors, in conjunction with research and benchmarks provided by its advisors, analyzed the market valuation and forward estimates of comparable companies in both the sustainable food and traditional agriculture industries and determined the proposed valuation of the Business Combination Agreement with AppHarvest was attractive (see below under this caption — “Novus’s Board of Directors’ Reasons for the Approval of the Business Combination”);

•
Support of Inclusive Capital Partners Spring Master Fund, L.P.. Novus’s board of directors considered Inclusive Capital Partners Spring Master Fund, L.P.’s 14.8% equity interest in AppHarvest as of the date the Business Combination Agreement was executed, its $30.0 million financing of AppHarvest through the purchase of the AppHarvest Interim Period Convertible Notes and its commitment to purchase $20.0 million of equity in Novus in the PIPE.

•
Experienced and Proven Management Team.   Novus’s management and board of directors believe that AppHarvest has a strong management team which is expected to remain with the Combined Company to seek to execute AppHarvest’s strategic and growth goals;

•
Other Alternatives.   Novus’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Novus, that the Business Combination represents the best potential business combination for Novus and the most attractive opportunity for Novus based upon the process utilized to evaluate and assess other potential combination targets, and Novus’s board of directors’ belief that such process has not presented a better alternative; and

•
Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Novus and AppHarvest.

Novus’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Development Stage Company.   AppHarvest’s status as a pre-revenue company, and the risk that it may not be able to execute on its business plan;

•
Macro-economic Risks.   Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•
Redemption Risk.   The potential that a significant number of Novus stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Novus’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•
Stockholder Vote.   The risk that Novus’s or AppHarvest’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Novus’s control, including the closing of the PIPE with the Minimum PIPE Commitment;

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•
Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
No Third-Party Valuation or Fairness Opinion.   The risk that Novus did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•
Novus Stockholders Receive a Minority Position.   The fact that Novus stockholders will hold a minority position in the Combined Company;

•
Potential Conflicts of Interest of Novus’s Directors and Officers.   The potential conflicts of interest of Novus’s board of directors and officers in the Business Combination (see “— Interests of Novus’s Directors and Officers in the Business Combination”); and

•
Other Risks Associated With the Business Combination.   Various other risks associated with the business of AppHarvest, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In connection with analyzing the Business Combination, Novus’s management, based on its experience and judgment, selected six companies:
Sustainable Food Companies	Traditional Agriculture Companies
• Vital Farms, Inc.	• Calavo Growers, Inc.
• Beyond Meat, Inc.	• Cal-Maine Foods, Inc.
• The Simply Good Foods Company
• Limoneira Company
Novus’s management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of AppHarvest. None of the six companies is identical or directly comparable to AppHarvest.
In connection with its analysis of the Business Combination, Novus’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for AppHarvest corresponding to current and historical financial information, ratios and public market multiples for six companies, as described above.

Set forth below are the comparisons of projected enterprise value to revenue and enterprise value to EBITDA for AppHarvest and the two sustainable food companies and AppHarvest for 2024 and 2025 and for the four traditional agriculture companies for 2021.

Valuation Benchmarking

EV / Revenue

Sustainable Food

2024E | 2025E

5.3x
3.3x
2.2x
4.5x
1.5x
NA
(a)
(a)
BEYOND MEAT
BEYOND MEAT

Traditional Agriculture

2021E

Median 1.5x
3.0x
1.9x
1.0x
1.1x
Calavo
Cal-Maine Foods, Inc.
Simply Good
LIMONEIRA

EV / EBITDA

Sustainable Food

2024E | 2025E

41.1x
26.8x
11.2x
32.9x
5.2x
NA
(a)
(a)
BEYOND MEAT
BEYOND MEAT

Traditional Agriculture

2021E

Median 14.1x
16.3x
15.0x
13.2x
9.1x
Calavo
Cal-Maine Foods, Inc.
Simply Good
LIMONEIRA

AppHarvest

Source: Capital IQ as of August 28, 2020.

(a) Assumes Enterprise Value of $550M; forward-looking metrics are based off management estimates.

Novus’s board of directors also considered the Business Combination in light of the investment criteria set forth in Novus’s final prospectus for its IPO including, without limitation, that based upon Novus’s analyses and due diligence, AppHarvest has the potential to be a market leader and has substantial future growth opportunities, all of which Novus’s board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by Novus’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Novus’s board of directors.
Certain AppHarvest Projected Financial Information
AppHarvest provided Novus with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. AppHarvest does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of AppHarvest prepared the financial projections set forth below to present key elements of the forecasts provided to Novus. AppHarvest’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that AppHarvest, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to AppHarvest’s business, all of which are difficult to predict and many of which are beyond AppHarvest’s and Novus’s control. The financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond AppHarvest’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of AppHarvest’s independent registered accounting firm, Novus’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Novus and its board of directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR APPHARVEST, NOVUS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The projections were prepared by, and are the responsibility of, AppHarvest’s management. Ernst & Young LLP, AppHarvest’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young LLP report included in this proxy statement/prospectus relates to historical financial information of AppHarvest. It does not extend to the projections and should not be read as if it does.

The key elements of the projections provided by management of AppHarvest to Novus, which assume (i) the planting at the Morehead facility beginning in October 2020, (ii) the construction of 11 additional facilities by the end of 2025, bringing total acreage to 540 acres including the Morehead facility, across tomato, leafy green and cucumber crops, are summarized in the tables below:
Key Financial Metrics:
	Forecast Year Ended December 31,
	2021P	2022P	2023P	2024P	2025P
	(in millions)
Net revenue	$25	$59	$141	$246	$376
EBITDA(1)	(31)	(19)	14	49	106
Free cash flow before growth spend(2)	(30)	(23)	4	32	83

(1)
Earnings Before Interest, Taxes, Depreciation and Amortization.

(2)
Free cash flow before growth spend excludes development selling, general and administrative expenses and capital expenditures for new facilities.

Key Non-Financial Metrics:
The graphic below shows AppHarvest's estimates for the planting of additional produce and acreage through 2025.
Acreage

Tomato
Leafy Green
Cucumber
60
60
135
30
15
90
270
90
30
150
405
90
45
270
540
150
60
330
2021E
2022E
2023E
2024E
2025E

Interests of Novus’s Directors and Officers in the Business Combination
When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:
•
the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as Novus’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $ million and $ million, respectively, based on the closing price of Novus Common Stock of $     on Nasdaq on         , 2020, the Record Date for the special meeting of stockholders;

•
Novus’s directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Novus does not complete the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals
In connection with the stockholder vote to approve the Business Combination, the Novus Initial Stockholders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Novus Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Founders or Novus’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Novus Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders or Novus’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.
Regulatory Approvals Required for the Business Combination
Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Novus and AppHarvest are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Novus will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of AppHarvest are expected to have a majority of the voting power of the Combined Company, AppHarvest will comprise all of the ongoing operations of the Combined Company, AppHarvest will comprise a majority of the governing body of the Combined Company, and AppHarvest’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AppHarvest issuing shares for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of AppHarvest.

THE BUSINESS COMBINATION AGREEMENT
The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Novus, AppHarvest or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties that Novus and Merger Sub, on the one hand, and AppHarvest, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Novus and AppHarvest do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Novus or AppHarvest, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Novus, Merger Sub and AppHarvest and are modified by the disclosure schedules. The Disclosure Schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.
General
On September 28, 2020, Novus, Merger Sub and AppHarvest entered into the Business Combination Agreement, pursuant to which Novus and AppHarvest will enter into the Business Combination, including the Merger. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.
Conversion of Securities
Immediately prior to the Effective Time, AppHarvest shall cause each share of AppHarvest Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of AppHarvest Common Stock at the then effective conversion rate as calculated pursuant to AppHarvest’s Amended and Restated Certificate of Incorporation. All of the shares of AppHarvest Preferred Stock converted into shares of AppHarvest Common Stock shall no longer be outstanding and shall cease to exist, and each holder of AppHarvest Preferred Stock shall thereafter cease to have any rights with respect to such securities.
Immediately prior to the Effective Time, Novus shall assume the AppHarvest Interim Period Convertible Notes and cause the outstanding principal and unpaid accrued interest due on such AppHarvest Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted AppHarvest Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the AppHarvest Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the AppHarvest Interim Period Convertible Notes shall be released and each holder of AppHarvest Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:

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Each AppHarvest Restricted Share will be cancelled and automatically converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio; provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest Restricted Shares;

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All shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

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Each AppHarvest Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into Exchanged Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AppHarvest Common Stock subject to such AppHarvest Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AppHarvest Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AppHarvest Option immediately prior to the Effective Time;

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Each AppHarvest RSU that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into a Converted RSU Award. Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of AppHarvest Common Stock subject to the AppHarvest RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former AppHarvest RSU award immediately prior to the Effective Time; and

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No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Additionally, at the Closing, an aggregate of 37,500,000 shares of Novus common stock will be issued in connection with the PIPE.
Closing; Effective Time
The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective as of the Effective Time. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.
The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing).
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of Novus, Merger Sub and AppHarvest relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties made by AppHarvest to Novus and Merger Sub relating to a number of matters, including the following:
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organization and qualification; subsidiaries;

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certificate of incorporation and bylaws;

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capitalization;

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authority relative to the Business Combination Agreement;

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no conflict; required filings and consents;

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permits; compliance;

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financial statements;

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absence of certain changes or events;

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absence of litigation;

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employee benefit plans;

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labor and employment matters;

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real property; title to assets;

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intellectual property;

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taxes;

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environmental matters;

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material contracts;

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insurance;

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board approval, vote required;

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FDA/USDA/FTC matters;

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customers and suppliers;

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certain business practices;

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interested party transactions;

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Exchange Act;

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brokers; and

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exclusivity of the representations and warranties made by AppHarvest.

The Business Combination Agreement contains representations and warranties made by Novus and Merger Sub to AppHarvest relating to a number of matters, including the following:
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corporate organization;

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organizational documents;

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capitalization;

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authority relative to the Business Combination Agreement;

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no conflict; required filings and consents;

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compliance;

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SEC filings; financial statements; Sarbanes-Oxley Act;

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absence of certain changes or events;

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absence of litigation;

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board approval; vote required;

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no prior operations of Merger Sub;

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brokers;

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Novus Trust Account;

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employees;

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taxes;

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the listing of Novus Common Stock, Novus Warrants and Novus Units; and

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PIPE investment.

Conduct of Business Pending the Merger
AppHarvest has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice. AppHarvest has also agreed to and cause its subsidiaries to use their best efforts to preserve substantially intact their current business organization, keep available the services of their current officers, key employees, and consultants, and preserve the existing relations with their customers, suppliers, and any other significant business relations.
In addition to the general covenants above, AppHarvest has agreed that during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it and its subsidiaries will not, directly or indirectly, without the prior written consent of Novus (which may not be unreasonably conditioned, withheld or delayed):
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change or amend the organizational documents of AppHarvest or its subsidiaries;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of AppHarvest or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of AppHarvest or its subsidiaries, provided that the consent of Novus shall not be required with respect to (1) the exercise or settlement of any AppHarvest Options or grants of AppHarvest Options or AppHarvest share awards in the ordinary course of business and the issuance of shares of AppHarvest Common Stock (or other class of equity security of AppHarvest, as applicable)

pursuant to the terms of the AppHarvest Preferred Stock or any AppHarvest share awards, and (2) the issuance or sale of any class of capital stock of AppHarvest or its subsidiaries, or any AppHarvest Interim Period Convertible Notes, in a bona fide financing (“AppHarvest Interim Securities”) in accordance with the limitations set forth in the Business Combination Agreement and Business Combination documents, in an aggregate principal amount not to exceed $30 million (a “AppHarvest Permitted Interim Financing”) or (B) any material assets of any AppHarvest or its subsidiaries;
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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1 million of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided that the incurrence of AppHarvest Permitted Interim Financing shall not require the consent of Novus;

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(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of AppHarvest or its subsidiaries (or their respective beneficiaries or dependents) as of the date of the Business Combination Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that AppHarvest and its subsidiaries may (1) increase base compensation of current directors, officers, employees or consultants as provided for in the Business Combination Agreement or Business Combination documents, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents;

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other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents or that AppHarvest or its subsidiaries are not prohibited from entering into after the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of AppHarvest or its subsidiaries;

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adopt, amend and/or terminate any material plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

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materially amend, other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

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(A) amend any income, franchise or other material tax Return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes
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materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of AppHarvest’s material rights thereunder, in each case in a manner that is adverse to AppHarvest or its subsidiaries, except in the ordinary course of business;

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enter into any contract, agreement or arrangement that obligates AppHarvest or its subsidiaries to develop any intellectual property related to the business of AppHarvest or its subsidiaries or their products, other than where the results of AppHarvest or its subsidiaries’ performance would be intellectual property owned by AppHarvest or its subsidiaries;

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intentionally permit any material item of intellectual property owned by AppHarvest or its subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by AppHarvest and its subsidiaries; or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will conduct ordinary course of operations of Novus and Merger Sub in a manner consistent with past practice. In addition, Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will not, and will cause Merger Sub not to, directly or indirectly, without the prior written consent of AppHarvest (which may not be unreasonably withheld, conditioned or delayed):
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change or amend the organizational documents of Novus or Merger Sub, or form any subsidiary of Novus other than Merger Sub;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Novus organizational documents;

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Account that are required pursuant to the Novus organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, and in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;

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acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

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(A) amend any income, franchise or other material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

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liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;

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amend the Trust Agreement or any other agreement related to the Trust Account; or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements
Proxy Statement/Prospectus
As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Novus, with the assistance of AppHarvest, as reasonably requested by Novus, agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Novus relating the special meeting of Novus’s stockholders to be held to consider approval and adoption of the Stockholder Proposals.
Novus Stockholders’ Meetings; Merger Sub Stockholder’s Approval; AppHarvest’s Stockholders’ Written Consent
Novus has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon the Stockholder Proposals, and Novus shall use its reasonable best efforts to hold the special meeting of stockholders as soon as practicable following the clearance of this proxy statement/prospectus by the SEC; provided, that Novus may postpone or adjourn the special meeting of stockholders on one or more occasions for up to 30 days in the aggregate upon the good faith determination by Novus’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Novus’s obligations pursuant to the Business Combination Agreement. Novus has agreed, through Novus’s board of directors, to recommend to its stockholders that they approve the Stockholder Proposals contained in this proxy statement/prospectus and shall include the recommendation of the Novus board of directors in this proxy statement/prospectus.
As soon as reasonably practicable after the Registration Statement becomes effective and in any event within 72 hours after the Registration Statement becomes effective, AppHarvest shall obtain the Written Consent and deliver a copy of the Written Consent to Novus. However, in the event AppHarvest determines it is not able to obtain the Written Consent, AppHarvest shall call and hold a meeting of holders of AppHarvest Common Stock and AppHarvest Preferred Stock for the purpose of voting solely upon the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement (the “AppHarvest Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 10 days after the Registration Statement becomes effective. AppHarvest shall use its best efforts to obtain the AppHarvest stockholder approval at the AppHarvest Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Business Combination Agreement and the Merger, and shall take all other action necessary or advisable to secure the AppHarvest stockholder approval.

Exclusivity
From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement AppHarvest shall not take, nor shall it permit any of its controlled affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of AppHarvest, recapitalization or similar transaction, in each case other than (i) the Business Combination, (ii) any purchase of shares of Novus Common Stock in any PIPE, or (iii) any issue of shares of AppHarvest Preferred Stock, AppHarvest Common Stock or any AppHarvest Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such AppHarvest Preferred Stock, AppHarvest Common Stock permitted without the consent of Novus in accordance with the Business Combination Agreement, including in any AppHarvest Permitted Interim Financing (an “AppHarvest Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and representatives or the investors in the PIPE with respect to the PIPE; provided that the foregoing shall not apply to, or restrict AppHarvest from soliciting, structuring, entering into or consummating an AppHarvest Permitted Interim Financing. In addition, AppHarvest shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any AppHarvest Business Combination Proposal.
From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Novus shall not, nor shall Novus permit any of its controlled affiliates or representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than AppHarvest, its stockholders and/or any of their affiliates or representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus’s organizational documents), in each case, other than the Business Combination (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Novus Business Combination Proposal.
Stock Exchange Listing
Novus will use its reasonable best efforts to cause the Combined Company Common Stock to be approved for listing on Nasdaq at the Closing. During the Interim Period, Novus shall use its reasonable best efforts to keep the Novus Common Stock and Novus Warrants listed for trading on Nasdaq.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
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AppHarvest and Novus providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

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Certain employee benefit matters including the establishment of an equity incentive award plan and employee stock purchase plan, to be effective after the Closing;

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Director and officer indemnification;

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Prompt notification of certain matters;

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AppHarvest and Novus using reasonable best efforts to consummate the Business Combination and Novus using reasonable best efforts to consummate the PIPE;

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Public announcement relating the Business Combination;

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Agreement relating to the intended tax treatment of the Business Combination;

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Cooperation regarding any filings required under the HSR Act;

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The delivery by AppHarvest of PCAOB Audited Financials not later than 21 days from the date of the Business Combination Agreement;

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Novus and Merger Sub name change and ticker symbol change; and

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Novus making disbursements from the Trust Account.

Conditions to Closing
Mutual
The obligations of AppHarvest, Novus and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
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The AppHarvest Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;

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The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of the Novus stockholders in accordance with the proxy statement/prospectus, the DGCL, the Novus organizational documents and the rules and regulations of Nasdaq;

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The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

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All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

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All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;

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The sale and issuance by Novus of Novus Common Stock in an aggregate amount required under the Business Combination Agreement shall have been consummated in accordance with the terms of the Subscription Agreements;

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Novus shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with Novus’s organizational documents; and

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The listing of shares of Novus Common Stock on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Novus and Merger Sub
The obligations of Novus and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:
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Certain of the representations and warranties of AppHarvest contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement

shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of the Company contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to AppHarvest, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of AppHarvest contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
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AppHarvest shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

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AppHarvest shall have delivered to Novus a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

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No Company Material Adverse Effect shall have occurred during the Interim Period;

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Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the AppHarvest board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;

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All parties to the Stockholder Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Stockholder Rights Agreement duly executed by all such parties;

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All parties to the Registration Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties;

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All parties to the Lock-up Agreements (other than Novus and the Novus Initial Stockholders party thereto) proposed to be entered into in connection with Closing shall have delivered, or cause to be delivered, to Novus copies of the Lock-up Agreements duly executed by all such parties;

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On or prior to the Closing, AppHarvest shall have delivered to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of AppHarvest are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

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AppHarvest shall have delivered to Novus the PCAOB Audited Financials.

AppHarvest
The obligations of AppHarvest to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

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Certain of the representations and warranties of Novus and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Novus and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to AppHarvest, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Novus and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect;

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Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

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Novus shall have delivered to AppHarvest a customary officer’s certificate (signed by the President of Novus), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

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No Novus Material Adverse Effect shall have occurred during the Interim Period;

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Novus shall have delivered a copy of the Stockholder Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

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Novus shall have delivered a copy of the Registration Rights Agreements duly executed by Novus and the Novus Initial Stockholders party thereto;

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Novus shall have delivered a copy of the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto; and

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Novus shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Novus’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination.

Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Novus Stockholders, respectively, as follows:
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By mutual written consent of Novus and AppHarvest;

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By Novus or AppHarvest, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by the Novus stockholders;

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By AppHarvest if there is a Terminating Novus Breach; provided that AppHarvest has not waived such Terminating Novus Breach and AppHarvest is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, AppHarvest may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AppHarvest to Novus;

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By Novus if (i) AppHarvest has failed to deliver the requisite approval of the AppHarvest stockholders of the adoption of the Merger to Novus within ten business days of the Registration Statement becoming effective; or (ii) there is a Terminating AppHarvest Breach; provided that Novus has not waived such Terminating AppHarvest Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AppHarvest Breach is curable by AppHarvest, Novus may not terminate the Business Combination Agreement under this provision for so long as AppHarvest continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to AppHarvest.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.
Vote Required for Approval
Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
The adoption of the Business Combination Proposal is conditioned on the approval of the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement which will supersede and terminate the Stock Escrow Agreement. Pursuant to the Sponsor Restricted Stock Agreement, restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
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50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

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50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.
The following examples illustrate the number of Initial Stockholder Shares that will be restricted as Restricted Shares:
Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger

1.	Assuming 5,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(5,000,000 - 1,025,000) 12,500,000	=	397,500 Restricted Shares
2.	Assuming no shares of Novus Common Stock are redeemed:	1,250,000	x	0 12,500,000	=	0 Restricted Shares
3.	Assuming 1,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(1,000,000 - 1,025,000) 12,500,000	=	0 Restricted Shares
Stockholder Rights Agreement
In connection with the Closing, certain stockholders of AppHarvest and Novus will enter into the Stockholder Rights Agreement, pursuant to which such stockholders and Novus agree to take all necessary action so that upon the consummation of the Business Combination, Novus's board of directors, including its committees, is comprised of the individuals as set forth in the Stockholder Rights Agreement, and that such individuals are nominated as directors at the Novus annual meeting of stockholders to be held in 2021.
Registration Rights Agreement
In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
Lock-Up Agreements
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii)  provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
Stockholder Support Agreement
On September 28, 2020, AppHarvest and certain stockholders of AppHarvest entered into the Stockholder Support Agreement pursuant to which such stockholders agreed to vote all of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 28, 2020, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million in the PIPE.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.
Pursuant to the Subscription Agreements, Novus agreed that, within 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION
The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Novus Common Stock that elect to have their Novus Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of AppHarvest Common Stock who exchange their AppHarvest Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to shares of Novus Common Stock and AppHarvest Common Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of Novus Common Stock, the discussion is applicable only to holders who purchased Novus Common Stock in the IPO.
This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding Novus Common Stock or AppHarvest Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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persons that acquired our securities through the exercise of an option or otherwise as compensation;

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persons that actually or constructively own 5% or more of our voting shares;

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Novus Common Stock or AppHarvest Common Stock, as the case may be, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States,

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

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an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

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an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Novus Common Stock or AppHarvest Common Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Novus Common Stock
The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Novus Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Novus has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Holders of Novus Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Novus Common Stock as described in this section. Novus did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the Redemption.
U.S. Holders
Redemption of Novus Common Stock. In the event that a U.S. holder’s Novus Common Stock is redeemed pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Novus Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Novus Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Novus Common Stock” below. If the redemption does not qualify as a sale of the Novus Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Novus’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Novus’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Novus’s shares outstanding both before and after the redemption. The redemption of Novus Common Stock generally will be treated as a sale of the Novus Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination”

of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by such holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Novus Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Novus stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Novus’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Novus Common Stock must, among other requirements, be (i) less than 80% of the percentage of Novus’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Novus Common Stock and the shares of Novus Common Stock to be issued pursuant to the Business Combination), and (ii) less than 50% of Novus’s total combined voting power. There will be a complete termination of a U.S. holder’s interest in Novus if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Novus Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Novus. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Novus will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Novus Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Gain or Loss on Redemption Treated as a Sale of Novus Common Stock. If the redemption qualifies as a sale of Novus Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Novus Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its Novus Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Novus Common Stock so disposed of exceeds one year. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). It is unclear, however, whether the redemption rights with respect to the Novus Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Novus Common Stock” above.
Dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) Novus pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Novus pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Novus Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Novus Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Medicare Tax on Net Investment Income
Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Novus Common Stock). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Novus Common Stock.
Non-U.S. Holders
Redemption of Novus Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Novus Common Stock pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus Stockholders—Redemption Rights” generally will be as described below under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Novus Common Stock” and “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.
Gain on Redemption Treated as a Sale of Novus Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Novus Common Stock, unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Novus Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Novus Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Novus Common Stock (Novus would be treated as a buyer with respect to a redemption of Novus Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Novus believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and Novus does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Novus’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Novus’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock and will be treated as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Novus Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Novus Common Stock) on Novus Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person, and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Novus Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Novus Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Novus Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Novus Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Novus Common Stock on or after January 1, 2019, recently proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Novus Common Stock.
U.S. Federal Income Tax Considerations of The Business Combination for AppHarvest Stockholders
The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their AppHarvest Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to AppHarvest Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax effects for holders of AppHarvest Common Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Novus nor AppHarvest has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Business Combination
Each of Novus, Merger Sub, and AppHarvest intend, that, for U.S. federal income tax purposes, the Business Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Novus, Merger Sub, and AppHarvest agrees to use its respective reasonable best efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take, any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
U.S. Federal Income Tax Consequences for U.S. Holders
If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of AppHarvest Common Stock will be as follows:
•
a U.S. holder will not recognize gain or loss upon the exchange of AppHarvest Common Stock for Novus Common Stock pursuant to the Business Combination;

•
a U.S. holder’s aggregate tax basis for the shares of Novus Common Stock received in the Business Combination will generally equal the U.S. holder’s aggregate tax basis in the shares of AppHarvest Common Stock surrendered in the Business Combination; and

•
the holding period of the shares of Novus Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of AppHarvest Common Stock surrendered in exchange therefor.

In addition, for purposes of the above discussion regarding the determination of the basis and holding periods for shares of Novus Common Stock received in the Business Combination, U.S. holders who acquired different blocks of AppHarvest Common Stock at different times for different prices must calculate their basis and holding period in their shares of AppHarvest Common Stock separately for each identifiable block of such stock exchanged in the Business Combination.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Novus Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of AppHarvest, or AppHarvest “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of AppHarvest Common Stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of AppHarvest and Novus, among other information.
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of AppHarvest Common Stock for shares of Novus Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Novus Common Stock received in the Business Combination (including any cash or property other than Novus Common Stock received in the Business Combination) and such U.S. holder’s tax basis in the shares of AppHarvest Common Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the AppHarvest Common Stock was held for more than one year at the time of the Business Combination. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). In addition, the U.S. holder’s aggregate tax basis in the shares of Novus Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Novus Common Stock would commence the day after the closing of the Business Combination. Under current law, the deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of AppHarvest Common Stock will generally be the same as for U.S. holders except as noted below.
Non-U.S. holders will not be subject to U.S. federal income tax in connection with the Business Combination unless the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•
AppHarvest is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held AppHarvest Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s AppHarvest Common Stock as a result of the Business Combination would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, AppHarvest believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither AppHarvest nor Novus expects to be a United States real property holding corporation immediately after the Business Combination is completed.
In view of the complexities relating to the U.S. income tax consequences of the Business Combination for Non-U.S. holders of AppHarvest Common Stock, such Non-U.S. holders are strongly urged to consult their own tax advisors regarding the U.S. (and foreign) income tax consequences with respect thereto.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL
Overview
If the Business Combination is consummated, Novus will replace Existing Certificate of Incorporation with Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of Novus’s board of directors, adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Company.
The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Name Change	Novus’s current name is Novus Capital Corporation.	Under the Proposed Certificate of Incorporation, the Combined Company's name will be AppHarvest, Inc.
Purpose
The Existing Certificate of Incorporation provides that the purpose of Novus shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Novus by law and those incidental thereto, Novus shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Novus including, but not limited to, a business combination (as defined in the Existing Certificate of Incorporation).

The Proposed Certificate of Incorporation will provide that the nature of the business or purposes to be conducted or promoted by the Combined Company is to engage in any lawful act or activity for which corporations, including Public Benefit Corporations, may be organized under the DGCL, including without limitation the following public benefits: (i) empowering individuals in Appalachia; (ii) driving positive environmental change in the agriculture industry; and (iii) improving the lives of the Combined Company's employees and the community at large.

Common Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of common stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 750,000,000 shares of common stock, par value $0.0001 per share.
Blank Check Preferred Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.
The Proposed Certificate of Incorporation will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Company’s board of directors to increase the number of outstanding shares and discourage a takeover attempt.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Declassification of Board	The Existing Certificate of Incorporation provides that Novus’s board of directors shall be divided into three classes with staggered three-year terms.	The Proposed Certificate of Incorporation will not include staggered terms for directors. Instead, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting, and shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Actions by Stockholders Amendment	The Existing Certificate of Incorporation does not specifically address the issue of stockholder actions pursuant to Section 228 of the Delaware General Corporation Law.	The Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.
Corporate Opportunity Amendment	The Existing Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Bylaws Amendment	The Existing Certificate of Incorporation is silent on the requirements for a minimum vote to amend the bylaws.	The Combined Company's Proposed Certificate of Incorporation will provide that any amendment to the Combined Company's bylaws will require the approval of the holders of at least 66 2/3% of the Combined Company's then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Charter Amendment	During the Target Business Acquisition Period (as defined in the Existing Certificate of Incorporation), an amendment of Article VI requires the approval of the holders of a majority of the then outstanding shares of Novus Common Stock. The Existing Certificate of Incorporation is otherwise silent on the requirements for a minimum vote to amend the charter.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company's then-outstanding shares of capital stock entitled to vote generally at an election of directors.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Provisions Specific to a Blank Check Company	Under the Existing Certificate of Incorporation, Article Sixth sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Certificate of Incorporation will not include these blank check company provisions because, upon consummation of the Business Combination, Novus will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Novus and the terms governing Novus’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.
Reasons for the Amendments to Novus’s Certificate of Incorporation
In the judgment of Novus’s board of directors, adoption of the Proposed Certificate of Incorporation is necessary to address the needs of the Combined Company. In particular:
•
the name of the new public entity is desirable to reflect the Combined Company’s business;

•
the purpose of the new public entity reflects its designation as a public benefit corporation under Delaware law;

•
the Proposed Certificate of Incorporation eliminates obsolete language that will no longer be applicable following the completion of the Business Combination;

•
the greater number of authorized shares of capital stock is desirable for the Combined Company to have sufficient shares to complete the Business Combination and have additional authorized shares to support its growth and to provide flexibility for future corporate needs; and

•
the Proposed Certificate of Incorporation contains provisions more appropriate for a public operating company.

Vote Required for Approval
The Charter Proposal will be approved and adopted if the holders of a majority of all outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting vote “FOR” the Charter Proposal.
Adoption of the Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of the Board
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this Proposal No. 3, we are asking our stockholders to approve the AppHarvest, Inc. 2020 Equity Incentive Plan, which we refer to herein as the “2020 Plan.” Novus’s board of directions approved the 2020 Plan on            , 2020, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2020 Plan will become effective on the consummation of the Business Combination. If the 2020 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Combined Company Board will be able to grant awards under the AppHarvest, Inc. 2018 Equity Incentive Plan, which we refer to herein as the “2018 Plan.” If the 2020 Plan is adopted, no awards will be granted under the 2018 Plan following the Closing. The 2020 Plan is described in more detail below.
General Information
The purpose of the 2020 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2020 Plan.
Approval of the 2020 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2020 Plan. If this Equity Incentive Plan Proposal is approved by our stockholders, the 2020 Plan will become effective as of the date of the closing of the Business Combination. In the event that our stockholders do not approve this proposal, the 2020 Plan will not become effective.
The Combined Company’s equity compensation program, as implemented under the 2020 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2020 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2020 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.
If the request to approve the 2020 Plan is approved by our stockholders, there will be approximately shares, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the 2020 Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under the section titled “— Description of the AppHarvest, Inc. 2020 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 2.5% of shares of the Combined Company Common Stock outstanding (or a lesser number determined by the Combined Company Board). The Novus board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the AppHarvest, Inc. 2020 Equity Incentive Plan
A summary description of the material features of the 2020 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2020 Plan and is qualified by reference to the 2020 Plan, the form of which is attached to this proxy statement/prospectus as

Annex C and incorporated by reference in its entirety. Novus stockholders should refer to the 2020 Plan for more complete and detailed information about the terms and conditions of the 2020 Plan.
Eligibility.   Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2020 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of the Combined Company’s employees, directors and consultants (as of       , 2020) will be eligible to receive awards following the closing of the Business Combination.
Awards.   The 2020 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2020 Plan after it becomes effective will not exceed shares of Combined Company Common Stock. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, starting on January 1, 2021 through January 1, 2030, in an amount equal to (1) 2.5% of the total number of shares of Combined Company Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Combined Company Common Stock determined by the Combined Company Board prior to the date of the increase. The maximum number of shares of Combined Company Common Stock that may be issued on the exercise of ISOs under the 2020 Plan is       shares. As of        , 2020, the Record Date, the closing price of Novus Common Stock as reported on The Nasdaq Capital Market was $       per share.
Shares subject to stock awards granted under the 2020 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2020 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2020 Plan. If any shares of Combined Company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2020 Plan.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $     in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such calendar year, $ in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the 2020 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2020 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under the 2020 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company Common Stock, a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may receive any or all of the shares of Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2020 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.
The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of the Combined Company’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Combined Company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Combined Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the 2020 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Company’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Novus board of directors adopts the 2020 Plan. No stock awards may be granted under the 2020 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2020 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2020 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2020 Plan. The 2020 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.   The 2020 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to the Combined Company
Compensation of Covered Employees.   The ability of the Combined Company to obtain a deduction for amounts paid under the 2020 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2020 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2020 Plan are subject to the discretion of the compensation committee the Combined Company Board. Therefore, Novus cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of Novus’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of the Novus board of directors in favor of approval of the 2020 Plan, you should keep in mind that certain of Novus’s board of directors and officers have interests in the 2020 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to Robert J. Laikin as a director of the Combined Company. See the section titled “Proposal No.1 — The Business Combination—Interests of Novus’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Equity Incentive Plan Proposal.
Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
In this Proposal No. 4, Novus is asking our stockholders to approve the AppHarvest, Inc. 2020 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The Novus board of directors approved the ESPP on            , 2020, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of Combined Company Common Stock will help the Combined Company to attract, retain, and motivate employees and encourages them to devote their best efforts to the Combined Company’s business and financial success. Approval of the ESPP by Novus stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of Combined Company’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D. Novus stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of Combined Company and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the closing of the Business Combination, to assist Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Combined Company’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is        shares. Additionally, the number of shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (1) 1% of the total number of shares of Combined Company Common Stock outstanding on December 31st of the preceding calendar year, (2) shares of Combined Company Common Stock, or (3) such lesser number of shares of Combined Company Common Stock as determined by the Combined Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of        , 2020, the Record Date, the closing price of Novus Common Stock as reported on The Nasdaq Capital Market was $       per share.
Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.
Limitations.   Combined Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the 69 employees of the Combined Company and its related corporations (as of September 30, 2020) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Combined Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Company and its related corporations.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, the Combined Company will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Novus cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of Novus’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of the Novus board of directors in favor of approval of the ESPP, you should keep in mind that certain of Novus’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Proposal No.1 — The Business Combination—Interests of Novus’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Employee Stock Purchase Plan Proposal.
Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):
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The issuance of 46,898,526 shares of Novus Common Stock to the holders of AppHarvest Common Stock;

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the issuance of 37,500,000 shares of Novus Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing; and

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the issuance of 3,221,053 shares of Novus Common Stock to the holders of the AppHarvest Interim Period Convertible Notes, which will be consummated concurrently with the Closing, assuming the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes; and

•
the adoption of the 2020 Plan and ESPP.

For further information, please see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.
Why Novus Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the greater of book or market value of the stock if the number of shares of Common Stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance.
Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, we will issue (i) up to 50,000,000 shares of Novus Common Stock to the holders of AppHarvest Common Stock upon the Closing, (ii) 37,500,000 shares of Novus Common Stock to the Subscribers upon the closing of the PIPE and (iii) 3,221,053 shares of Novus Common Stock to the holders of the AppHarvest Interim Period Convertible Notes, assuming the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes.
The issuance of the shares of Novus Common Stock described above will result in significant dilution to Novus stockholders and result in Novus stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Novus.

Vote Required for Approval
Approval of the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.
Adoption of the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus's Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow Novus’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Novus’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Novus’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Novus’s stockholders, Novus’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.
Vote Required for Approval
The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented virtually in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.
Recommendation of Novus's Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT APPHARVEST
Unless the context otherwise requires, all references in this section to “we,” the “Company,” “us,” or “our” refer to AppHarvest and its subsidiaries prior to the consummation of the Business Combination.
Overview
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs.
Our Founder and Chief Executive Officer, Jonathan Webb, is a Kentucky native, and AppHarvest’s employees have deep ties to this region, which has endured the rapid decline of its signature coal industry. AppHarvest chose its location intentionally to do its part in helping build a more inclusive, resilient economy. The Company’s location in Eastern Kentucky also allows it to be within a day’s drive of nearly 70% of the U.S. population, significantly reducing transportation costs compared to fruits and vegetables trucked cross-country from the southwestern United States and Mexico. This is expected to allow AppHarvest’s produce to be cost-competitive, and, by harvesting closer to consumers, AppHarvest can minimize the need to treat its produce, a practice that can reduce nutritional value.
Our Challenge and Opportunity
Agriculture’s challenges today are serious and wide-reaching. The United Nations forecasts that global food production will need to increase at least 50% by 2050 to feed the growing global population. Climate change is redistributing water resources around the world, and traditional farming areas are being displaced. Soil erosion linked to agriculture is estimated to range from 10 to 20 times, up to more than 100 times, higher than soil formation according to the United Nations Intergovernmental Panel on Climate Change. Furthermore, an estimated 23% of land areas have become less productive farmland because of land degradation. Meanwhile, in most regions of the world, more than 70% of the world’s freshwater is used for agriculture. If traditional farming does not change, we would require a second planet Earth to feed the world’s population.
AppHarvest believes that controlled environment agriculture is the solution. By utilizing leading-edge controlled environment agriculture technology, AppHarvest plans to grow up to 30 times more food on a single indoor acre compared to a single outdoor acre traditionally farmed. All the while, AppHarvest’s facilities will be designed to use up to 90% less water and only recycled rainwater at that.
The COVID-19 global pandemic has also exposed faults in the world’s food systems, threatening food security and amplifying supply chain issues. The United States imported 29% of all fresh fruits and vegetables in 2019, up 53% from 19% in 2009. Other risks come with crops such as leafy greens, which are predominantly grown in the southwestern United States and shipped cross-country to large portions of the American population. California and Arizona alone account for approximately 90% of U.S. leafy green production.
By contrast, the majority of America’s supply of fresh tomatoes and other vine crops including cucumbers, bell peppers and eggplant are imported. In 2019, 60% of fresh tomatoes for sale in the United States were imported, up from 41% in 2009. Eggplant imports account for 56% of supply, up from 43% in 2009. Meanwhile, 66% of bell peppers are imported, up from 51% in 2009, and 81% of cucumbers are imported, up from 56% in 2009.

The following table illustrates the increase in imports as a percentage of U.S. sourcing of vine crops and the accompanying pie chart illustrates the sources of imported vine crops for 2018.

Desperate Need for U.S. Sourcing
By Country
70% Mexico
18% Canada
4% Peru
2% China
7% Other
% Vine Crop Imported
69%
80
60
40
20
0
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018

This continued emphasis on imports places the U.S. food supply at risk from natural and politically destabilizing events. The COVID-19 pandemic has led grocers to focus on reducing risk in their supply chains and seeking reliable supply provided by domestic controlled environment agriculture facilities. AppHarvest believes it is well positioned to take advantage of these macro- and micro- trends by building high-tech sustainable fruit and vegetable production capacity in the United States.
Upon the completion of its first controlled environment agriculture facility, AppHarvest will be positioned among controlled environment agriculture’s larger companies in America. This is due in part to the absence of domestic producers, as the current supply of greenhouse production in North America is focused in Canada and Mexico. The industry began in Canada in the middle of the 20th century with companies moving production to Mexico and relying on increasing imports. As these companies chose not to build in the United States, it has created a domestic production deficit that can be addressed by new entrants such as AppHarvest utilizing cutting-edge, sustainable technology.
The U.S. Department of Agriculture predicts the total value of U.S. fruit, vegetable and nut production will grow 2.6% annually over the next decade to $66.4 billion in 2029, up from $52.4 billion in 2020. Vegetable production accounts for 41% of total farm value, or $21.5 billion, with fresh use approximately 32% or $6.9 billion.
Tomatoes are the second most popular fresh market vegetable per capita in the United States, behind only potatoes. Per capita consumption of fresh tomatoes was around 12 pounds in the early 1980s but has since risen to almost 21 pounds. The U.S. Department of Agriculture attributes the growth, among other reasons, to the desire to eat healthier, as tomatoes are a good source of vitamin C, folate, and potassium, and they also contain lycopene, which has been associated with reduced risk of some diseases, including cancer, making tomatoes a healthful addition to many diets.
Our Solution
AppHarvest is building a large-scale, sustainable produce hub in Central Appalachia. The Company is well-positioned to implement its sustainable infrastructure across the region with the key to success being the large-scale production operations. The key components to AppHarvest’s strategy include:
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Sustainable controlled environment agriculture facilities:   By insulating its food production system from seasonal and weather constraints, AppHarvest facilities are expected to produce up to 30 times more fruits and vegetables compared to traditional open-field agriculture while using up to 90% less water. At the Company’s core is the creation of this sustainable, resilient, large-scale infrastructure.

•
Accessible proximity:   Given its proximity to nearly 70% of the U.S. population within a day’s drive, AppHarvest’s location positions the Company to use significantly less fuel in transportation compared to fruits and vegetables shipped cross-country from the southwestern United States and Mexico.

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AgTech ecosystem:   AppHarvest has already led the signing of an agreement by a 17-organization coalition including leading universities, government and leading AgTech companies in the Netherlands to build an ecosystem in Central Appalachia to support large-scale development.

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Technology:   Partnerships with leading technology companies in the industry enable AppHarvest to deploy best-of-breed technologies in its facilities.

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Strong and available local labor force:   The Appalachian population exhibits faith and grit, as they seek to build a more resilient economy to move forward following the precipitous decline of the coal industry. Nearly 32% of Appalachian workers ages 16 and older commute to work in a county other than that in which they live, higher than the 28% rate nationally. That willingness to drive long distances for work comes as coal industry employment has fallen in Central Appalachia. In Kentucky, for instance, direct coal industry employment fell from 17,115 in 2010 to 6,521 in the first quarter of 2019. In Morehead, Kentucky, where AppHarvest’s first controlled environment agriculture facility is located, the U.S. Census Bureau estimates that 24% of residents live in poverty, nearly double the national average.

Morehead Facility
AppHarvest’s controlled environment agriculture facility in Morehead, Kentucky, which is scheduled to open in October 2020, is among the world’s largest such facilities at 2.76 million square feet all under one roof. Revenue from the first harvest at the facility is expected in 2021. The farm includes cutting-edge technology including the following:
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The facility will have a hybrid lighting system that features a combination of natural sunlight, Philips GreenPower LEDs that are 40% more efficient than typical industry lighting, and high-pressure sodium lighting.

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AppHarvest plans to irrigate its plants with recycled rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. This system is expected to enable AppHarvest to use up to 90% less water compared to open-field agriculture. The closed-loop nature of the system and its reliance on rainwater is how the Company eliminates agricultural runoff, as a rainwater-based system does not need flushing to eliminate the sodium common in city water.

•
AppHarvest’s growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. This allows AppHarvest’s growers to carefully monitor microclimates inside the farm and calculate the precise levels of light, water and carbon dioxide that each plant needs to thrive. It also allows for exact dosing of nutrients as well as temperature and humidity control.

•
AppHarvest utilizes an innovative pest control strategy called integrated pest management, or IPM. IPM is an environmentally sensitive approach to pest management. It relies on common-sense practices and current, comprehensive information to control the pest population inside the greenhouse. It also minimizes pest damage economically, with the least possible hazard to people, property and the environment. A particularly effective tool in IPM is the use of beneficial insects which combat pests that are damaging to the crop. AppHarvest uses parasitic wasps to control one of the most detrimental greenhouse pests: the whitefly. AppHarvest also uses predatory mites that work similarly against harmful spider mites and fungus gnats.

Development Pipeline
AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres, is scheduled to open its first 30 acres of growing space in Morehead, Kentucky in October 2020. Beyond that, the Company is planning to develop and open additional facilities across Kentucky and throughout Central Appalachia. AppHarvest anticipates adding 480 acres of production by the end of 2025. AppHarvest is also expanding its educational programs in high schools across Eastern Kentucky to increase interest in AgTech careers and to help build an inclusive, resilient Appalachian economy for the future.
Our Strengths
Proven Technologies Systems Integrator
AppHarvest is a system integrator of best-of-breed technology. The Company partners with leaders in horticulture and information technology to develop systems that produce high-quality produce in an efficient and sustainable manner. AppHarvest’s strategy is centered on its belief that technology already exists today to help grow dramatically more food with far fewer resources. The Netherlands has long relied on increasingly high-tech controlled environment agriculture facilities for domestic fruit and vegetable production, becoming the world’s second-largest agricultural exporter despite a land mass roughly one-third the size of Kentucky. AppHarvest is working directly with companies that have been successful in the Netherlands, as well as construction firms that have built these types of structures.
In June 2020, AppHarvest led 17 organizations, including leading government officials in the Netherlands and Kentucky, as well as top universities and leading Dutch AgTech companies, in signing an agreement that it believes will redefine agriculture in America and create the country’s AgTech capital in Appalachia. The agreement calls for the opening of a Dutch representative office in Kentucky, creation of a series of research programs, construction of a center of excellence, and the building of additional private infrastructure similar to AppHarvest’s flagship controlled environment agriculture facility in Morehead, Kentucky.
Signatories to the agreement include:
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Dutch Ministry of Agriculture, Nature & Food Quality (LNV), Directorate International Affairs;

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Commonwealth of Kentucky’s Office of the Governor;

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Dutch AgTech companies Dalsem, Signify, Certhon, Light4Food, Priva and Rijk Zwaan;

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The Netherlands’ HAS University of Applied Science and Fontys University of Applied Sciences;

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The University of Kentucky, Morehead State University, University of Pikeville, Eastern Kentucky University and Berea College;

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Dutch public-private network organization NLWorks; and

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AppHarvest

Central Appalachia
As severe droughts continue to beset major American agriculture centers in areas including California, changes in climate have increased water availability in other areas of the country. Annual precipitation in Kentucky has remained above average since the 2000s, according to the National Oceanic and Atmospheric Administration’s National Centers for Environmental Information. The state’s wettest period on record was 2011-2015.
Kentucky, and Central Appalachia as a whole, is an ideal geographic location for AppHarvest’s business, capable of reaching nearly 70% of the U.S. population within a day’s drive. This is expected to allow AppHarvest to dramatically reduce transportation costs compared to foreign competitors. Other companies utilizing the Bluegrass State’s strategic location for distribution centers include Amazon, DHL International GmbH and United Parcel Service, Inc.

Central Appalachia’s labor force long powered the United States through its coal mining operations. Over the past decade, the industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. Coal industry employment dropped 27% between 2005 and 2015. This decline in the region’s most identifiable industry has led to a labor participation rate in Eastern Kentucky of 45%, far lower than the state average of 60% and national average of 64%. This represents a major labor opportunity for new industry in the region. AppHarvest has rapidly hired in the region as it prepares to open its first controlled environment agriculture facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. A recent study by Boyette Strategic Advisers found that 80% of Eastern Kentucky employers are highly satisfied or satisfied with their workforce. Countering stereotypes, federal studies have found 88.5% of Appalachian adults have earned high school diplomas directly in line with the national average of 88.6%. In fact, a higher percentage of Appalachian adults at 9.7% hold associate’s degrees than the national average of 9%.
AppHarvest chose to locate its headquarters and first facilities in Kentucky, a state that has many business-friendly attributes including:
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Favorable taxation.   Kentucky ranks 24th in the Tax Foundation’s 2020 Business Tax Climate Index. The state has a 5% corporate income tax rate, 6% sales tax rate, and 9.5% state and local tax burden per capita.

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Low utility costs.   Kentucky has long enjoyed a competitive advantage in utility rates benefiting from its location on the interstate natural gas pipeline corridor and abundant natural water supply. For example, Kentucky has the lowest cost of electricity in the industrial sector among states east of the Mississippi River and one of the lowest in the United States, coming in at 21% lower than the national average.

•
Labor costs and support programs.   Labor costs in Kentucky are significantly below the national average — almost 20 percent lower than the United States average. The state also offers the Kentucky Skills Network, designed to be a business’ first stop for all workforce needs. The Kentucky Skills Network brings together a wide variety of resources to design custom solutions for businesses of all sizes.

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Strong international presence.   Kentucky is a leader in foreign direct investment with more than 500 foreign-owned facilities employing more than 110,000 people.

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Financial incentives.   Kentucky offers a number of strong tax incentive program to support business investment.

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Environmental factors.   Kentucky earned second place nationally for its air and water quality according to an assessment by U.S. News & World Report.

•
Cost of living.   Kentucky’s of living is about 10% lower than the U.S. average with housing costs around 30% lower.

Sustainable Production at Scale
AppHarvest is focused on building large-scale controlled environment agriculture facilities in Central Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. AppHarvest is partnering with leaders in their field to execute on building facilities and distributing fruits and vegetables. The Company’s established partners include Dalsem, Mastronardi and Equilibrium.
Dalsem
This third-generation, family-owned firm has more than 85 years of greenhouse manufacturing and construction experience. Dalsem is specialized in supplying complete, high-tech greenhouse projects. The company relieves the burden on its customers by taking care of every aspect involved in developing and implementing a successful greenhouse project. Dalsem was selected as AppHarvest’s construction partner for its first controlled environment agriculture facility in Morehead, Kentucky. The selection was announced at the 2019 Global Entrepreneurship Summit by The Netherlands Deputy Prime Minister and Minister of Agriculture, Nature and Food Quality Carola Schouten, AppHarvest Founder and Chief Executive Officer Jonathan Webb, and Managing Director Jan Pieter Dalsem.
Mastronardi
Mastronardi is AppHarvest’s exclusive marketing and distribution partner. Mastronardi is a fourth-generation family owned company and the leading marketer and distributor in North America of tomatoes, peppers and cucumbers. Mastronardi has an extensive and long-tenured retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs® and Sugar Bombs® tomatoes.
On March 28, 2019, AppHarvest entered into the Mastronardi Agreement with Mastronardi pursuant to which Mastronardi will be the sole and exclusive marketer and distributor of all Products. Under the terms of the Mastronardi Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Product. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, AppHarvest has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.
If AppHarvest expands its growing acreage or operations in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Agreement. In the event AppHarvest or its affiliates operate a New Grower Facility, Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Agreement for a period of ten years.
During the term of the Mastronardi Agreement, AppHarvest has agreed not to sell or otherwise facilitate the sale by third parties of a wide range of fresh produce products in Kentucky and West Virginia and not to compete with Mastronardi outside of those states. AppHarvest has also agreed not to solicit any employee of Mastronardi or its affiliates without Mastronardi’s written consent during the term of the Mastronardi Agreement and for a period thereafter.
The initial term of the Mastronardi Agreement is ten years beginning on the date of the commercial harvest of AppHarvest’s first crop. After the initial term, the Mastronardi Agreement renews automatically for additional one year terms unless terminated by either party by written notice not later than 240 calendar days prior to the end of the then applicable term. Either AppHarvest or Mastronardi can terminate the Mastronardi Agreement if the other party is subject to certain bankruptcy or insolvency proceedings or if the other party is in breach of the Mastronardi Agreement and the breach remains uncured for a specified period. AppHarvest’s obligation to timely deliver Products to Mastronardi and to maintain exclusivity is not subject to cure. AppHarvest also has a limited, one-time conditional right to terminate the Mastronardi Agreement early by providing written notice 240 days prior to and effective as of the end of the growing season in which such notice is received, and such right to provide notice of early termination is conditioned upon all of the following: (i) AppHarvest has in good faith failed to make timely payments under the Master Lease Agreement (as defined below) (provided that Mastronardi has the right to make up such shortfall within 60 days of its receipt of the early termination notice), (ii) AppHarvest has not materially breached the Mastronardi Agreement, or any other agreement with Mastronardi, (iii) AppHarvest has met its quality specifications, volume, delivery and packaging forecasts and schedules during the term of the Mastronardi Agreement, (iv) Mastronardi returned to AppHarvest an average return that is less than agreed upon thresholds (subject to a cure period) and (v) Mastronardi has received payment for all costs and expenditures incurred by Mastronardi in furtherance of the operation of the Morehead facility as contemplated by the Mastronardi Agreement or related agreements.
Equilibrium
Equilibrium Controlled Environment Foods Fund, LLC (together with its affiliates, “Equilibrium”) provided project financing for AppHarvest’s Morehead, Kentucky controlled environment agriculture facility. Equilibrium is a leading U.S. sustainable investment manager and creator of the world’s first controlled environment foods fund. AppHarvest’s arrangements with Equilibrium are described in the sections titled “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Master Lease Agreement” and “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Right of First Refusal Agreement”.
Experienced and Passionate Team
AppHarvest’s highly experienced corporate and facility management team has more than 120 years of agricultural experience, including 70 years of sustainable agriculture experience, a sustainability team with 20 years of experience and construction managers who have successfully managed more than $19 billion in projects. The team’s experience, focus and enthusiasm for the mission is the foundation for the growth and success of the Company. AppHarvest has assembled a world-class controlled environment agriculture operations team complemented by the Company’s experienced corporate team of executives.
Growth Strategy
AppHarvest believes investments in Central Appalachia, its brand, its stakeholders and its infrastructure position the Company to deliver industry-leading growth that could outpace both the natural food industry and overall food industry. AppHarvest believes it is well-positioned to grow its brand with consumers through its distribution partner which provides AppHarvest with full distribution on day one of production, allowing customers to experience AppHarvest’s products and grow customer recognition and loyalty.
New Project Pipeline
AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres and is expected to provide approximately 45 million pounds of annual production capacity, is scheduled to open its first 30 acres of growing space in Morehead, Kentucky in October 2020, with the remainder opening in early 2021. Beyond that, the Company is already planning additional facilities across Kentucky and throughout Central Appalachia. Before the early 2021 completion of the Morehead facility, which will grow beefsteak tomatoes and tomatoes on the vine, AppHarvest plans to have started construction on its next two facilities simultaneously in Berea and Richmond, both within Madison County, Kentucky. The facilities are expected to include 60 acres of growing space for cucumbers and tomatoes on the vine in Richmond and 15 acres of leafy greens in Berea. Both new facilities are expected to be operational by the end of 2022. A potential fourth facility of 17 acres, to be located in Russell Springs, Kentucky, would grow leafy greens with operations targeted to commence in 2023. AppHarvest’s current total development pipeline includes an aggregate of 480 acres and is projected to grow over 300 million pounds of food annually.

Numerous sites have been evaluated and identified for future development both in Kentucky and throughout the wider Appalachian region, which encompasses 13 states and 420 counties. Several sites within Kentucky allow for opportunities to continue grow within the Commonwealth; however, additional sites have already been identified in North Carolina, Ohio and Tennessee, while exploration continues farther afield. Several additional projects are in the pipeline through 2025, combining more leafy greens and cucumbers, as well as beefsteak and tomatoes on the vine production.
Strategy to Develop Branded and Sustainable Value-Add Products
AppHarvest aspires to develop a leading fruit and vegetable brand widely known for its sustainable practices. The Company plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. The Company also considers the development of value-added products to be important to its long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine and beefsteak tomatoes. This includes lines of co-branded fresh food and snacking products, as well as processed foods that would include items such as salsa and sauces.
Components of this value-added products strategy may include:
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Partnering with AppHarvest Board member Martha Stewart to curate and develop products;

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Partnerships with top retailers; and

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Public relations exposure at time of launch with ongoing support.

Over the longer term, AppHarvest anticipates evaluating opportunities to launching several classes of products in the categories of fresh snackables and licensed processed products. Fresh snackables include snackable foods found in retailers beyond traditional grocers such as convenience stores and airports. The vegetables to be used in snacking products include cherry tomatoes, radishes, celery sticks, carrot sticks or slices, cucumber rounds or spears, sugar snap peas, snow peas, bell pepper slices, jicama sticks, and zucchini spears. The fruit and vegetable snackable category reported sales of $16.3 billion in the year ended May 27, 2017, according to Nielsen. A presence in this category diversifies revenues beyond the traditional grocery store channel and leverages America’s desire to increase vegetable consumption in the diet. A 2019 study by the Food Marketing Institute found 38% of shoppers said they wanted their grocers’ produce departments to carry more snack-size vegetables, up from 15% in 2017. The same report found 97% of American households aim to eat more fresh produce.
The other category expected to be leveraged by AppHarvest is licensed value-added products, ranging from tomato paste and sauces to ketchup and a variety of other categories. AppHarvest considers benchmark brands to include Newman’s Own, which has created a successful value-added products company anchored by a strong social purpose. AppHarvest’s social purpose to help create a resilient economy in Appalachia serves as a similar social purpose anchor to entice sales. Another model is Sir Kensington’s, a high-end “craft” ketchup line that became the top-selling condiment at Whole Foods Market Inc. and was acquired by Unilever plc in 2017.
Competition
With the importing of vine crops rapidly increasing, AppHarvest’s competition includes large-scale operations in Mexico and, to a lesser extent, the southwestern United States. It is because of this increase that studies have found an American meal travels 1,500 miles on average to the consumer’s plate. AppHarvest believes it is unique in becoming a large-scale operator growing closer to the consumers.
Overall Competition
The U.S. greenhouse industry has grown steadily over the past decade as producers use the industry’s advantages to grow more using fewer resources, seeking to solve issues caused by limited land, energy and resources including water and labor. The U.S. Department of Agriculture attributes growth to greenhouse operators’ ability to realize greater market access both in the off-season and in northern retail produce markets, better product consistency, and improved yields.

By 2017, the percentage of greenhouse-grown U.S. shipments of fresh tomatoes had grown to 5% of all shipments. Only four states (California, Minnesota, Nebraska and New York) produce more than 10 million pounds of greenhouse-grown tomatoes annually, according to the most recent U.S. Department of ¾GAgriculture data. Kentucky’s production was estimated by the U.S. Department of Agriculture to be between 500,000 pounds to 1 million pounds annually. The commencement of AppHarvest’s operations in Morehead, Kentucky is expected to immediately vault Kentucky to the higher production category.
Competition from Imports
In 2004, growers in the United States, Canada and Mexico each provided around 300 million pounds of greenhouse-grown tomatoes to fresh supply in the United States. Since that time, though, Mexico’s market share has averaged 35 percent annual growth, growing even stronger than growth in the export of field-grown tomatoes to the United States. Greenhouse-grown tomato imports from Mexico accounted for 84% of total greenhouse-grown tomato imports in the United States in 2017. Imports from Canada of greenhouse-grown tomatoes have stayed steady at around 300 million pounds annually.
A challenge for high-tech producers in the United States is the possibility that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. AppHarvest believes that market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche.
Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.
Beyond greenhouse-grown tomatoes, importers are providing an increasing percentage of all fresh tomatoes. In 2000, imports accounted for only 30% of fresh tomatoes in the United States and have increased to 60% in 2019. Imports accounted for a majority of fresh tomato supply starting in 2010 after a series of weather-related issues in Florida necessitated imports to replace expected open-field tomato production. Mexico now accounts for more than 90% of all fresh tomato imports, approaching nearly 4 billion pounds annually.
Traditional Greenhouse Operators
Large-scale greenhouse operators currently dominate the market in the indoor agriculture space, as they have large-scale distribution networks and own and operate hundreds to thousands of acres of greenhouse. Most of the companies have the major portions of their operations in Mexico and Canada, but all are either looking to develop, are developing or have already developed U.S.-based high-tech greenhouses. These companies have broad product lines and are moving into the prepared food space to leverage their scale and distribution networks.
High-Tech Agricultural Startups
While traditional greenhouse companies dominate the marketplace and the store shelves, a new crop of high-tech warehouse farms is seeking to disrupt the industry. These startups are focused on development of farms either in or near major cities. To date, they have been successful in raising capital, but they have not managed to take significant market share from entrenched market leaders in indoor agriculture. These companies have smaller product offerings and tend to focus on the leafy green products due to limitations of their technologies and economics. By contrast, AppHarvest’s facilities will have the ability to grow a variety of crops including leafy greens, tomatoes, cucumbers, peppers, eggplant and more. AppHarvest is also different in that the Company prioritizes using the earth’s two natural inputs: sunlight and water. In fact,

AppHarvest’s Morehead farm is the only facility of its size in the world to exclusively use recycled rainwater. Although the Company does supplement the light its plants receive with LED lighting and high-pressure sodium lighting, AppHarvest’s plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms.
Government Regulation
AppHarvest is subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as the FDA, the Federal Trade Commission (the “FTC”), the Environmental Protection Agency (the “EPA”), the Occupational Safety and Health Administration (“OSHA”), and the U.S. Department of Agriculture. These laws and regulations apply to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of AppHarvest’s products, as well as its occupational safety and health practices.
Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate AppHarvest’s products and the manufacturing, labeling, marketing, promotion, and advertising thereof.
Among other things, the facilities in which AppHarvest’s products are grown, packed or processed may be required to must register with the FDA (depending on specific growing, packing, and processing operations), comply with regulatory schemes including Standards for the Growing, Harvesting, Packing, and Holding of Produce for Human Consumption (the “Produce Safety Rule”), Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food (the “Preventive Controls Rule”) and FDA and USDA labeling and marketing requirements , as amended by the Food Safety Modernization Act of 2011 (“FSMA”), the Organic Food Production Act, among other laws and regulations implemented by the FDA, the USDA, and other regulators. FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to AppHarvest’s products. The FDA and the USDA have the authority to inspect these facilities depending on the type of product and operations involved. The FDA and the USDA also require that certain nutrition and product information appear on its product labels and, more generally, that its labels and labeling be truthful and non-misleading. Similarly, the FTC requires that AppHarvest’s marketing and advertising be truthful, non-misleading, not deceptive to consumers, and not otherwise an unfair means of competition. AppHarvest is also restricted by FDA and USDA from making certain types of claims about its products, including nutrient content claims, health claims, organic claims, and claims regarding the effects of AppHarvest’s products on any structure or function of the body, whether express or implied, unless AppHarvest satisfies certain regulatory requirements.
AppHarvest is also subject to parallel state and local food safety regulation, including registration and licensing requirements for its facilities, enforcement of standards for its products and facilities by state and local health agencies, and regulation of its trade practices in connection with selling its products.
AppHarvest is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. AppHarvest’s operations, and those of its distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.
Certified B Corporation
While not required by Delaware law or the terms of its certificate of incorporation, AppHarvest has elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by B Lab, an independent non-profit organization. As a result of this assessment, in December 2019, AppHarvest was designated as a Certified B Corporation.
In order to be designated as a Certified B Corporation, companies are required to take a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impacts its workers, customers, suppliers, community and the environment using a 200-point scale. While the assessment varies depending on a company’s size

(number of employees), sector and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers and environmental benefits from a company’s products or services. After completing the assessment, B Lab will verify the company’s score to determine if it meets the 80-point minimum bar for certification. The review process includes a phone review, a random selection of indicators for verifying documentation and a random selection of company locations for onsite reviews, including employee interviews and facility tours. Once certified, every Certified B Corporation must make its assessment score transparent on B Lab’s website.
Acceptance as a Certified B Corporation and continued certification is at the sole discretion of B Lab. To maintain its certification, AppHarvest is required to update its assessment and verify its updated score with B Lab every three years. AppHarvest will need to update its current certification no later than December 30, 2022. Additionally, AppHarvest is required to commit to recertifying within 90 days following the closing of the Business Combination and to complete this recertification within one year following the closing of the Business Combination.
Public Benefit Corporation Status
In connection with its Certified B Corporation status and as a demonstration of its long-term commitment to its mission, AppHarvest has been a public benefit corporation under Delaware law since inception.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives.
As provided in AppHarvest’s amended and restated certificate of incorporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the Company, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of AppHarvest’s employees and the community at large.
Trademarks and Other Intellectual Property
AppHarvest owns trademarks and other proprietary rights that are important to its business, including its principal trademark, AppHarvest. All of AppHarvest’s trademarks are registered with the U.S. Patent and Trademark Office. AppHarvest’s trademarks are valuable assets that reinforce the distinctiveness of its brand to its consumers. The Company believes the protection of its trademarks, copyrights and domain names are important to its success. AppHarvest aggressively protects its intellectual property rights by relying on trademark and copyright.
Employees
As of June 30, 2020, AppHarvest had approximately 40 full-time employees, including 21 at its Lexington location and 15 at its Morehead facility, all of whom are located in the United States. None of AppHarvest’s employees are represented by a labor union. AppHarvest has never experienced a labor-related work stoppage. AppHarvest treats its employees with respect and dignity and considers its relations with its employees to be very good. AppHarvest expects that it will employ approximately 350 employees at its Morehead facility by the end of 2020.
Facilities
AppHarvest leases its corporate headquarters located at 500 Appalachian Way, Morehead, Kentucky 40351 where it occupies approximately 12,000 square feet of office space pursuant to a lease that expires in 2040. AppHarvest leases the Morehead controlled environment agriculture facility, which consists of

2.6 million square feet of growing space. AppHarvest believes that its current facilities are suitable and adequate to meet its current needs.
Legal Proceedings
AppHarvest is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the outcome of these and other claims cannot be predicted with certainty, AppHarvest does not believe the ultimate resolution of the current matters will have a material adverse effect on its business, financial condition, results of operations or cash flows.

APPHARVEST’S EXECUTIVE COMPENSATION
For the year ended December 31, 2019, AppHarvest’s named executive officers consisted solely of Jonathan Webb, AppHarvest’s Chief Executive Officer, and Loren Eggleton, AppHarvest’s Former Chief Financial Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation of AppHarvest’s named executive officers for the year ended December 31, 2019:
Name and Principal Position	Salary(1)	Bonus	Option Awards(2)	All Other Compensation	Total
Jonathan Webb Chief Executive Officer	$60,000	$8,073(3)	—	$29,332(4)	$97,405
Loren Eggleton Former Chief Financial Officer	$80,881	—	$84,441	$12,495(5)	$177,817

(1)
Salary amounts represent actual amounts paid during 2019. Mr. Eggleton joined AppHarvest on July 15, 2019.

(2)
Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2019 under the 2018 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 2(i) to AppHarvest’s audited consolidated financial statements included elsewhere in this prospectus/proxy statement. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)
Consists of a discretionary cash bonus paid to Mr. Webb to recognize his efforts in growing AppHarvest.

(4)
Consists of amounts paid for corporate housing, vehicle lease and cell phone, as well as AppHarvest’s 401(k) matching contributions for Mr. Webb during the year.

(5)
Consists of amounts paid for relocation expenses and cell phone, as well as AppHarvest’s 401(k) matching contributions for Mr. Eggleton during the year.

Outstanding Equity Awards as of December 31, 2019
The following table presents information regarding outstanding equity awards held by AppHarvest’s named executive officers as of December 31, 2019:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jonathan Webb	—	—	—	—	—
Loren Eggleton	05/21/2019	—	275,000(1)	$0.46	05/20/2029

(1)
25% of the shares underlying this option vest on May 21, 2020, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Eggleton’s continued service at each vesting date.

Employment Arrangements with Executive Officers
AppHarvest’s executive officers are party to offer letters setting forth their initial terms of employment as of the date of the offer letter, including title, salary and initial equity grant. AppHarvest is currently negotiating the terms of new employment agreements with its executive officers. The new employment agreements are expected to set forth each executive officer’s base salary and provide for initial equity awards in the form of restricted stock units or stock option awards. It is expected that the new employment agreements will provide for severance benefits in the event of termination of the executive officer without cause or for good reason or in connection with a change of control. The severance benefits are expected to consist of six months of the executive officer’s base salary and target bonus, if a bonus plan is then in place, as well as six months of reimbursement of COBRA insurance premiums and specified acceleration of vesting of outstanding equity awards.
Executive Compensation
Following the Business Combination, the Compensation Committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senion management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of AppHarvest and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Following the consummation of the Business Combination, AppHarvest intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Compensation Committee.
Employee Benefit Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as AppHarvest believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. AppHarvest believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2020 Plan described in Proposal No. 3 will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 4. Below is a description of the 2018 Plan.
The 2018 Plan
The AppHarvest board of directors adopted, and AppHarvest’s stockholders approved, the 2018 Plan in January 2018.
Stock Awards.   The 2018 Plan provides for the grant of options to purchase shares of AppHarvest Common Stock intended to qualify as ISOs, options that do not so qualify (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to AppHarvest employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to AppHarvest employees, non-employee directors and consultants and the employees and consultants of AppHarvest affiliates. AppHarvest has granted stock options and restricted stock awards under the 2018 Plan. As of September 30, 2020, 2,011,984 shares of AppHarvest Common Stock was issuable pursuant to outstanding options, restricted stock awards, restricted stock units and other purchase rights and 674,650 shares of AppHarvest Common Stock was available for future issuance under the 2018 Plan.
If a stock award granted under the 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of AppHarvest Common Stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2018 Plan. In addition, the following types of shares of AppHarvest Common Stock under the 2018 Plan may become available for the grant of new stock awards under the 2018 Plan: (1) shares that are forfeited to or repurchased by AppHarvest prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration.   The AppHarvest board of directors, or a duly authorized committee thereof, has the authority to administer the 2018 Plan. The AppHarvest board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2018 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.
The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of AppHarvest Common Stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of AppHarvest’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with AppHarvest or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of AppHarvest Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of AppHarvest Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all AppHarvest stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of AppHarvest or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Incentive Stock Option Limit.   The maximum number of shares of AppHarvest Common Stock that may be issued upon the exercise of ISOs under the 2018 Plan is the number of shares of Common Stock equal to three multiplied by the share reserve.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for

(1) cash, check, bank draft or money order, (2) services rendered to AppHarvest or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in AppHarvest’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by AppHarvest upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to AppHarvest’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Changes to Capital Structure.   In the event that there is a specified type of change in AppHarvest’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.
Corporate Transactions.   The 2018 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between AppHarvest and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by AppHarvest in respect of AppHarvest Common Stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by AppHarvest with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of AppHarvest Common Stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2018 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of AppHarvest’s consolidated assets, (2) a sale or other disposition of more than 50% of AppHarvest’s outstanding securities, (3) a merger, consolidation or similar transaction following which AppHarvest is not the surviving corporation or (4) a merger, consolidation or similar transaction following which AppHarvest is the surviving corporation but the shares of AppHarvest Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   In the event of a change in control, awards granted under the 2018 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between AppHarvest or its affiliates and the holder. Under the 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of AppHarvest other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which AppHarvest’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of AppHarvest’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by AppHarvest’s stockholders.
Transferability.   A participant generally may not transfer stock awards under the 2018 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2018 Plan.
Amendment and Termination.    AppHarvest’s board of directors has the authority to amend, suspend or terminate the 2018 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of AppHarvest’s stockholders. Unless terminated sooner by the AppHarvest board of directors, the 2018 Plan will automatically terminate on January 18, 2028. No stock awards may be granted under the 2018 Plan while it is suspended or terminated. The 2018 Plan will terminate in connection with the Merger.

APPHARVEST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of AppHarvest, Inc. and its subsidiaries should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of AppHarvest” and the audited and unaudited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About AppHarvest” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks Related to AppHarvest’s Business and Industry” or elsewhere in this proxy statement/prospectus.
Overview
AppHarvest, Inc. (together with its subsidiaries, the “Company” or “AppHarvest”) was founded on January 18, 2018 and is developing indoor farms that will combine conventional agricultural techniques with leading-edge technology to grow affordable fruits and vegetables at scale. The Company’s operations to date have been limited to organizing and staffing the Company, business planning, raising capital, and acquiring and developing property for greenhouse construction within the Commonwealth of Kentucky. The Company has not generated any revenues to date as it has not yet commenced commercial production.
Morehead Facility
On April 15, 2019, the Company entered into a mortgage loan with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”) to finance the Company’s purchase of land from a third party in Morehead, Kentucky. The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into a series of agreements with Equilibrium, resulting in the sale of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the land and related permitting and the mortgage note owed to Equilibrium. On the same date, the Company also entered into a Master Lease Agreement, with a term of 20 years, whereby the Company will lease an indoor controlled environment agriculture facility from Equilibrium once construction is complete. The facility is being constructed on a portion of the land acquired in the preceding transaction and the Master Lease Agreement includes a ground lease for the related land. Equilibrium maintains an option to sell, and the Company has a requirement to purchase, any excess land not otherwise utilized by the construction of the facility at a price equal to its acquisition cost. At June 30, 2020, construction of the Morehead facility was in progress and the lease term had not yet commenced.
Mastronardi Distribution Agreement
On March 28, 2019, the Company entered into an agreement with Mastronardi with regard to the output from its controlled environment agriculture facilities (the “Mastronardi Distribution Agreement”). Under the Mastronardi Distribution Agreement, the Company will sell certain output of its Morehead, Kentucky indoor farm exclusively to Mastronardi and Mastronardi will purchase all output that meets a stated quality threshold. The Company will receive the price at which Mastronardi sells the produce, less a fee and costs. The Mastronardi Distribution Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Mastronardi Distribution Agreement if certain return targets are not reached and other conditions are satisfied. Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company establishes in Kentucky or West Virginia. The Company has not yet commenced commercial production. Once commenced, the Company will derive substantially all revenue from the Mastronardi Distribution Agreement.

Factors Affecting the Company’s Financial Condition and Results of Operations
The Company expects to expend substantial resources as it:
•
completes the build-out of the Morehead facility after lease commencement;

•
begins its first growing season;

•
fulfills its obligations under its Mastronardi Distribution Agreement;

•
identifies and invests in future growth opportunities, including new or expanded facilities and new product lines;

•
invests in sales and marketing efforts to increase brand awareness, engage customers and drive sales of its products;

•
invests in product innovation and development; and

•
incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Business Combination and Public Company Costs
On September 28, 2020, AppHarvest, Novus Capital and Merger Sub entered into the Business Combination Agreement pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the merger as a wholly owned subsidiary of Novus Capital. The transaction will provide AppHarvest with $475 million of gross proceeds, including $375.0 million fully committed private placement of common stock (the “PIPE Financing”) at $10.00 per share. AppHarvest will be deemed the accounting predecessor and the combined entity will be the successor registrant with the Securities and Exchange Commission (“SEC”), meaning that AppHarvest’s consolidated financial statements for previous periods will be disclosed in the Novus Capital’s future periodic reports filed with the SEC.
While the legal acquirer in the Business Combination Agreement is Novus Capital, for financial accounting and reporting purposes under GAAP, AppHarvest will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Novus Capital for the stock of AppHarvest) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of AppHarvest in many respects. Accordingly, the consolidated assets, liabilities and results of operations of AppHarvest will become the historical consolidated financial statements of the Combined Company, and Novus Capital’s assets, liabilities and results of operations will be consolidated with AppHarvest beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of AppHarvest in future reports. The net assets of Novus Capital will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.
Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in AppHarvest’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to AppHarvest’s condensed consolidated balance sheet at June 30, 2020) of approximately $398.4 million, assuming maximum stockholder redemptions of all 9,574,179 Public Shares, or $494.1 million, assuming no redemptions, and, in each case, including $375.0 million in gross proceeds from the PIPE Financing by the PIPE Investors and gross proceeds from issuance of Series C Preferred Stock of $28.1 million. Total direct and incremental transaction costs of Novus Capital and AppHarvest are estimated at approximately $39.6 million and will be treated as a reduction of the cash proceeds of which $24.2 million will be deducted from New AppHarvest’s additional paid-in capital and $15.4 million will be. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the Business Combination, AppHarvest will become the successor to an SEC-registered and Nasdaq-listed company which will require AppHarvest to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. AppHarvest expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company will be classified as an Emerging Growth Company, as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”) that was enacted on April 5, 2012. As a result, upon execution of the Business Combination, the Company will be provided certain disclosure and regulatory relief, provided by the SEC, as an Emerging Growth Company.
AppHarvest’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.
Key Components of Statement of Operations
Basis of Presentation
Currently, AppHarvest conducts business through one operating segment. As of the date of this proxy statement/prospectus, AppHarvest is a pre-revenue company with no commercial operations, and its activities to date have been limited and were conducted in the United States. For more information about AppHarvest’s basis of presentation, refer to Note 2 in the accompanying audited consolidated financial statements of AppHarvest as of and for the year ended December 31, 2019 and period from inception to December 31, 2018 included elsewhere in this proxy statement/prospectus.
The unaudited interim condensed consolidated financial statements of the Company for the six months ended June 30, 2020 and 2019, and the audited consolidated financial statements for the year ended December 31, 2019 and period from inception to December 31, 2018, contained herein, include a summary of our significant accounting policies and should be read in conjunction with the discussion below.
Revenue
AppHarvest has not generated any revenues to date as it has not yet commenced commercial production.
Selling, General and Administrative Expenses
Selling, general and administrative expenses (SG&A) consist of payroll and payroll related expenses, stock-based compensation, professional services and legal fees, rent expense, marketing and advertising, communications, insurance, and various other personnel and office related costs.
Depreciation
Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consists of machinery and equipment.
Development Fee Income
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for indirect limited oversight services the Company performed performs at Equilibrium’s greenhouse construction site in Morehead. The fee is being amortized on a straight-line basis, consistent with the level of service, from date of receipt through the anticipated project completion date in the fourth quarter of 2020.
Interest Expense
Interest expense consists primarily of interest recognized per the terms of the Company’s various financing obligations.

Results of Operations
Comparison of the Six Months Ended June 30, 2020 and 2019
The following table sets forth AppHarvest’s historical operating results for the periods indicated:
	Period Ended June 30,		YoY Change
	2020	2019	$ Change	% Change
Total revenue	$—	$—	$—	—
Operating expenses:
Selling, general and administrative expenses	2,677,761	1,137,305	1,540,456	135.4%
Depreciation	15,303	6,077	9,226	151.8%
Total operating expenses	2,693,064	1,143,382	1,549,682	135.5%
Operating loss	(2,693,064)	(1,143,382)	(1,549,682)	135.5%
Development fee income	272,034	72,343	199,691	276.0%
Loss on SAFE note revaluation	—	(345,003)	345,003	-100.0%
Interest expense	(26,097)	(26,627)	530	-2.0%
Other	270	—	270	N/A
Loss before income taxes	(2,446,857)	(1,442,669)	(1,004,188)	69.6%
Income tax expense	—	—	—	—
Net loss	$(2,446,857)	$(1,442,669)	$(1,004,188)	69.6%
The following sections discuss and analyze the changes in the significant line items in the Company’s condensed consolidated statements of operations for the comparison periods identified.
Revenue
AppHarvest has not generated any revenues to date as it has not yet commenced commercial production.
Selling, general, and administrative expenses
SG&A increased $1.5 million, from $1.1 million for the six months ended June 30, 2019 to $2.7 million for the comparable 2020 period. The increase of 135.4% was primarily due to increased payroll and related expenses of approximately $1.0 million and an increase in professional services, including an increase in accounting and other consulting fees of $0.5 million, offset by a decrease in legal fees of $0.3 million. These increased costs relate to the Company’s growth over the course of 2019 and 2020, primarily increased headcount to support the buildup of AppHarvest’s operations. Headcount increased from 15 employees as of December 31, 2019 to 59 employees as of June 30, 2020.
Depreciation
Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consists of machinery and equipment. The increase in depreciation for the six months ended June 30, 2020 compared to the comparable period in 2019 is due to additional machinery and equipment being placed in service in the later half of 2019 and during the first six months of 2020.
Development fee income
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for limited oversight services the Company performs at Equilibrium’s greenhouse construction site in Morehead. The fee is being amortized on a straight-line basis, consistent with the level of service, from date of receipt through the anticipated project completion date in the fourth quarter of 2020. The increase in development fee income of $0.2 million, or 276.0%, was primarily due to the six months ending June 30, 2019 only including two months of development services.

Loss on SAFE Note Revaluation
The loss on SAFE Notes in 2019 represents the expense associated with the increase in value of these financing obligations prior to their conversion to Series A Preferred Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the condensed consolidated statement of operations. There was no comparable expense in 2020.
Interest Expense
Interest expense in the first half of 2020 primarily relates to the $2.0 million loan entered into in May 2020 with Equilibrium to finance the purchase of equipment for the Morehead facility. Interest expense in 2019 primarily relates to the mortgage loan between the Company and Equilibrium used to finance the Company’s land purchase in Morehead. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction.
Comparison of the Year Ended December 31, 2019 to the Period from January 18, 2018 (Inception) to December 31, 2018
	Years Ended December 31,		YoY Change
	2019	2018	$ Change	% Change
Total revenue	$—	$—	$—	—
Operating expenses:
Selling, general and administrative expenses	2,716,796	901,700	1,815,096	201.3%
Depreciation	16,129	3,032	13,097	432.0%
Total operating expenses	2,732,925	904,732	1,828,193	202.1%
Operating loss	(2,732,925)	(904,732)	(1,828,193)	202.1%
Development fee income	349,788	—	349,788	N/A
Loss on SAFE note revaluation	(345,003)	(26,000)	(319,003)	1,226.9%
Interest expense	(27,515)	—	(27,515)	N/A
Other	9,634	—	9,634	N/A
Loss before income taxes	(2,746,021)	(930,732)	(1,815,289)	195.0%
Income tax expense	—	3,675	(3,675)	-100.0%
Net loss	$(2,746,021)	$(934,407)	$(1,811,614)	193.9%
Selling, general, and administrative expenses
SG&A increased by $1.8 million, from $0.9 million in 2018 to $2.7 million in 2019. The increase of 201.3% was primarily due to increased payroll and related expenses of $0.8 million, an increase in professional services, including consulting, legal and accounting, of $0.5 million, increased stock compensation expense of $0.1 million, and increased travel costs of $0.1 million. These increased costs relate to the Company’s growth in 2019, primarily increased headcount, travel and consulting to support the buildup of AppHarvest’s operations. Headcount at the beginning of 2019 was 5 and by the end of 2019 had increased to 15.
Depreciation
Depreciation expense primarily relates to the depreciation of equipment and furniture. The increase in depreciation expense relates to an increase in property and equipment being placed in service during 2019 to support the growth in headcount as well as expanding operations of the Company.
Development fee income
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for limited oversight services the Company performs at Equilibrium’s greenhouse construction site in Morehead. The fee is being amortized on a straight-line basis, consistent with the level of service, from date of receipt through the anticipated project completion date in the fourth quarter of 2020.
Loss on SAFE Note Revaluation
The loss on SAFE Note revaluation represents the expense associated with the change in value of these obligations prior to their conversion to Series A Preferred Stock and Common Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the consolidated statement of operations. The increase in loss on SAFE Note revaluation in 2019 reflects the increased value of the Notes prior to conversion. The Company entered into the SAFE Notes in 2018, and the loss in 2018 represents the mark to market fair value adjustment of the SAFE Notes as of December 31, 2018.
Interest Expense
Interest expense in 2019 primarily relates to the mortgage loan between the Company and Equilibrium used to finance the Company’s land purchase in Morehead. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction. Due to the fact the mortgage loan was entered into in 2019, there was no comparable interest expense in 2018.
Other Income
Other income in 2019 represents interest income on the $4.0 million lease deposit required under the Master Lease Agreement with Equilibrium. This deposit was established in 2019, so there is no comparable income in 2018.
Liquidity and Capital Resources
Cash and cash equivalents totaled $6.0 million and $7.6 million as of December 31, 2019 and June 30, 2020, respectively. Currently, the Company’s primary sources of liquidity are cash flows generated from issuances of debt and preferred stock to investors, and a development fee received in May 2019 for limited oversight services of construction of the greenhouse facility. The Company has incurred losses and generated negative cash flows from operations since its inception in 2018. At June 30, 2020, the Company had an accumulated deficit of $6.1 million. The high-tech greenhouse agriculture business is capital-intensive and the Company expects to expend significant resources upon lease commencement to complete the Morehead facility buildout and begin its first growing season. These expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of the Morehead facility and the start of the Company’s first growing season. AppHarvest believes it will continue to incur net losses for the foreseeable future as it begins its first growing season and commercial sales of its products. Upon the closing of the Business combination, the Company also expects to incur additional costs associated with operating as a public company.
Since June 30, 2020, the Company has secured additional sources of liquidity:
•
In July 2020, the Company concluded a Series C Preferred Stock funding, with proceeds totalling $28.1 million before issuance costs.

•
In September 2020, the Company entered into a $30.0 million convertible promissory note to finance capital investments and operating needs.

The Company believes that its cash and cash equivalents on hand at June 30, 2020, with the sources of additional liquidity secured since June 30, 2020, will be sufficient to meet its current payroll and working capital requirements for a period of at least 12 months from the date of this proxy statement/prospectus. The Company further believes that the proceeds of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to meet its capital expenditure requirements and costs to begin its first growing season. The amount and timing of the Company’s future funding requirements, if any, will depend on many factors, including the timing and costs of completion of the Company’s greenhouse facilities. The Company may be unable to obtain any such additional financing on reasonable terms or at all.
The Company could potentially use its available financial resources sooner than it currently expects, and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to the Company on acceptable terms or at all. In addition, although the Company anticipates being able to obtain additional financing through non-dilutive means, it may be unable to do so. The Company’s failure to raise capital as and when needed could have significant negative consequences for its business, financial condition and results of consolidated operations. The Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”
Summary of Cash Flows
A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:
	Years Ended December 31,		Period Ended June 30,
	2019	2018	2020	2019
Net cash used in operating activities	$(5,490,681)	$(772,391)	$(2,447,623)	$(3,889,238)
Net cash used in investing activities	(3,615,167)	(97,302)	(2,852,011)	(3,615,166)
Net cash provided by financing activities	14,781,811	1,225,000	6,911,530	8,720,857
Cash and cash equivalents, beginning of year	355,307	—	6,031,270	355,307
Cash and cash equivalents, end of year	$6,031,270	$355,307	$7,643,166	$1,571,070
Net Cash from Operating Activities
Net cash used in operating activities was $5.5 million for 2019 due to net loss of $2.7 million adjusted by $0.1 million in stock compensation expense, a $0.3 million revaluation of SAFE Notes to market value, a $0.3 million increase in accounts payable, and an increase of $0.4 million in deferred income, offset by a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing the Company’s obligations under the Master Lease Agreement related to its Morehead facility.
Net cash used in operating activities was $0.8 million for 2018 due to net loss of $0.9 million offset by an increase of $0.1 million in accounts payable.
Net cash used in operating activities was $2.4 million for the six months ended June 30, 2020 due to the net loss incurred.
For the six months ended June 30, 2019, net cash used in operating activities was $3.9 million due to net loss of $1.4 million and a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing the Company’s obligations under the Master Lease Agreement related to its Morehead facility. The loss and lease deposit were offset by a non-cash charge of $0.3 million for revaluation of SAFE Notes to market value and increases of $0.4 million and $0.7 million in accounts payable and deferred income, respectively, during the six-month period.
Net Cash from Investing Activities
Cash used in investing activities was $3.6 million for 2019, representing purchases of property and equipment, principally the purchase of land in Morehead, all of which took place during the six months ended June 30, 2019. Cash used in investing activities was $0.1 million for 2018, representing purchases of property and equipment, principally machinery.
For the six months ended June 30, 2020, cash used in investing activities was $2.9 million for purchases of equipment for the increased operations of the Company and additional parcels of land for future development.

Net Cash from Financing Activities
Cash from financing activities was $14.8 million for 2019, reflecting $3.8 million in borrowings from a land mortgage loan and related financings and $11.0 million in net proceeds from the issuance of redeemable convertible preferred stock. Cash from financing activities in 2018 reflects $1.2 million in receipts associated with the SAFE Notes, which were converted into Series A Redeemable Convertible Preferred Stock in March 2019.
For the six months ended June 30, 2020, net cash provided by financing activities was $6.9 million, representing $4.9 million net proceeds from issuance of redeemable convertible preferred stock and a $2.0 million short-term loan to finance equipment purchases.
Cash from financing activities was $8.7 million for the six months ended June 30, 2019, representing $3.8 million in borrowings from a land mortgage loan and related financings and $4.9 million in net proceeds from the issuance of redeemable convertible preferred stock.
Contractual Obligations
The Company’s contractual obligations consist primarily of long-term financing obligations, loan agreements, operating leases and finance leases. These contractual obligations impact the Company’s short-term and long-term liquidity and capital needs. The table below is presented as of June 30, 2020.
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Contractual obligations
Morehead lease(1)	$207,936,188	$5,538,408	$20,847,840	$20,847,840	$160,702,100
Other leases	445,080	88,196	185,103	171,781	—
Total contractual obligations	$208,381,268	$5,626,605	$21,032,943	$21,019,621	$160,702,100

(1)
The Morehead lease has not commenced as of June 30, 2020. The table above reflects anticipated commencement in the fourth quarter of 2020. Payments due by period exclude variable rent.

Off-Balance Sheet Arrangements
The Company has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.
Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. All the Company’s stock-based awards are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate and expected dividends, which are described in greater detail below.

Fair Value of Common Stock — Historically, as there has been no public market for the Company’s common stock, the fair value of its common stock was determined by the board of directors based in part on valuations of the common stock prepared by a third-party valuation firm. See the subsection titled “Fair Value of Common Stock” below.
Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.
Expected Volatility — Since the Company is not a public company and does not have any trading history for its common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.
Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero.
The grant date fair value for the Company’s stock options granted in 2019 and during the six-month period ended June 30, 2020 were based on the following assumptions used within the Black-Scholes option pricing model:

Expected term	5.72
Risk-free interest rate	2.27%
Expected volatility	40.98%
Expected dividend yield	—%
Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.
Fair Value of Common Stock
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2019, the period from inception to December 31, 2018, and the six-month periods ended June 30, 2020 and 2019, the Company reexamined the valuation of its common stock. In connection with that reexamination, the Company prepared retrospective appraisals of the fair value of its common stock for financial reporting purposes. Prior to this reexamination, the contemporaneous valuations were prepared to comply with Section 409A of the Internal Revenue Code. As a result, the contemporaneous valuations were not performed under the fair value framework as set forth under Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”) and did not take into account the guidance provided in the American Institute of Certified Public Accountants’ (AICPA) Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Accordingly, the contemporaneous valuations had limited value for purposes of financial reporting under U.S. GAAP. Therefore, in connection with the preparation of the Company’s financial statements, it re-assessed the fair value of its common stock for financial reporting purposes by having retrospective valuations performed in accordance with the fair value framework under ASC 820 and the AICPA Technical Practice Aid. The Company believes that the valuation methodologies used in the retrospective valuations are reasonable and consistent with the AICPA Practice Aid.
For the retrospective valuations, the Company used the option-pricing method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. Specifically, the Company used the OPM backsolve method to estimate the fair value of its common stock, which derives the implied equity value for the Company’s common stock from a contemporaneous transaction involving the issuance of the Company’s preferred stock. The Company used the OPM backsolve method because it was at an early stage of development and future liquidity events were difficult to forecast. The Company applied a discount for lack of marketability to account for a lack of access to an active public market.
Emerging Growth Company Status
Novus Capital is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Company expects to remain an emerging growth company at least through the end of the 2020 fiscal year and the Combined Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Combined Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Combined Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of AppHarvest included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2019 and 2018 and for the six months ended June 30, 2020.
In addition, the Combined Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Company intends to rely on such exemptions, Combined Company is not required to, among other things: (a) provide an auditor’s attestation report on AppHarvest’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a)  December 31, 2025, (b) the last date of the Combined Company’s fiscal year in which Combined Company has total annual gross revenue of at least $1.07 billion, (c) the date on which Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recent Accounting Guidance
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by AppHarvest as of the specified effective date. Unless otherwise discussed, AppHarvest believes that the impact of recently issued standards that are not yet effective will not have a material impact on AppHarvest’s financial position or results of operations under adoption.
See Note 2(p) — Summary of Significant Accounting Policies — Recent Accounting Pronouncements of the accompanying audited consolidated financial statements of AppHarvest included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and AppHarvest’s assessment, to the extent AppHarvest has made one, of their potential impact on AppHarvest’s financial condition and results of operations for the years ended December 31, 2019 and 2018 and for the period ended June 30, 2020.
Quantitative and Qualitative Disclosures about Market Risks
Foreign Currency Risk
While substantially all of the Company’s business is conducted in the United States, the Company purchases inventory and equipment from suppliers in Europe. As a result, the Company is exposed to risk from fluctuations in exchange rate between the Euro and the U.S. dollar.

CERTAIN APPHARVEST RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for AppHarvest’s directors and executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since AppHarvest’s inception on January 19, 2018 to which AppHarvest was a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of AppHarvest’s directors, executive officers or holders of more than 5% of AppHarvest’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Private Placements of AppHarvest Securities
Series A Preferred Stock Financing and Issuance of Common Stock Upon Conversion of Simple Agreements for Future Equity
In March 2019, AppHarvest issued and sold an aggregate of 2,111,856 shares of its Series A Preferred Stock at a purchase price of $1.8988 per share, for an aggregate purchase price of $4.0 million, and, issued an aggregate of 658,309 shares of AppHarvest Series A Preferred Stock and 576,677 shares of AppHarvest Common Stock upon conversion of an aggregate of $1.3 million of simple agreements for future equity. Each share of AppHarvest’s Series A Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series A Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series A Preferred Stock	Shares of Common Stock	Total Cash Purchase Price	Conversion of Simple Agreement for Future Equity
Rise of the Rest Seed Fund, LP(1)	1,395,617	462,460	$1,499,999	$1,193,510
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,053,296	—	$1,999,999	—

(1)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

Series B Preferred Stock Financing
Between December 2019 and February 2020, AppHarvest issued and sold an aggregate of 2,631,972 shares of its Series B Preferred Stock at a purchase price of $4.1681 per share, for an aggregate purchase price of $11.0 million. Each share of AppHarvest’s Series B Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series B Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
CEFF AppHarvest Equity Holdings, LLC(1)	1,079,628	$4,499,997
Inclusive Capital Partners Spring Master Fund, L.P.(2)	719,752	$2,999,998
Rise of the Rest Seed Fund, LP(3)	359,876	$1,499,999

(1)
David Chen, a member of AppHarvest’s board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

(3)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

Series C Preferred Stock Financing
In July 2020, AppHarvest issued and sold an aggregate of 5,130,657 shares of its Series C Preferred Stock at a purchase price of $5.4865 per share, for an aggregate purchase price of $28.1 million. Each share of AppHarvest’s Series C Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series C Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Narya Capital Fund I, L.P.(1)	1,366,991	$7,499,996
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,275,858	$6,999,995
CEFF AppHarvest Equity Holdings, LLC(3)	452,173	$2,480,847
Rise of the Rest Seed Fund, LP(4)	291,624	$1,599,995
Couch Holdings II, LLC(5)	23,839	$130,793

(1)
J.D. Vance, a member of AppHarvest’s board of directors, is the managing partner of Nayra Capital Management LLC, the general partner of Narya Capital Fund I, L.P., a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

(3)
David Chen, a member of AppHarvest’s board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(4)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(5)
Gregory Couch, a member of AppHarvest’s board of directors, is affiliated with Couch Holdings II, LLC.

Business Combination Private Placement
In connection with the execution of the Business Combination Agreement, Novus entered into Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell the Subscribers, an aggregate of 37,500,000 shares of Novus Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in the PIPE. Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of AppHarvest’s capital stock, agreed to purchase 2,000,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $20.0 million. Peter Halt, AppHarvest’s Chief Financial Officer, agreed to purchase 40,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $400,000.
Convertible Promissory Note
In connection with the execution of the Business Combination Agreement, AppHarvest entered into the AppHarvest Interim Period Convertible Notes in the principal amount of $30.0 million with Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of AppHarvest’s capital stock. The notes bear interest at 8.0% per year. Immediately prior to the Effective Time, Novus will assume the AppHarvest Interim Period Convertible Notes and cause the outstanding principal and unpaid accrued interest outstanding immediately prior to the Effective Time to be automatically converted into shares of Novus Common Stock at a purchase price of $9.50 per share. The notes will convert into an aggregate of 3,221,053 shares of Novus Common Stock, assuming the conversion occurs 90 days after the date of the notes.
Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates
Master Lease Agreement
In April 2019, AppHarvest entered into a mortgage loan (the “Mortgage Loan”) with Equilibrium to finance the purchase of land from a third party in Morehead, Kentucky (the “Morehead Land”). In May 2019, AppHarvest entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of 100% of the membership interests in Morehead Farm, LLC (“Morehead Farm”), the Morehead Land and related permits and the Mortgage Loan. AppHarvest Morehead Farm, LLC (“AppHarvest Morehead”), AppHarvest’s wholly-owned subsidiary, then entered into a master lease agreement (the “Master Lease Agreement”) with Morehead Farm pursuant to which AppHarvest Morehead will lease the Morehead facility being constructed on the Morehead Land with occupancy to commence once a portion of the Morehead facility is substantially complete. A ground lease for the Morehead Land will be executed upon occupancy of the Morehead facility. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead facility.
Equilibrium maintains an option to sell, and AppHarvest is required to purchase, any excess land not otherwise utilized by the construction of the Morehead facility (the “Excess Land”) at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, AppHarvest has a right of first refusal to purchase the Excess Land.
The term of the Master Lease Agreement is 20 years. Morehead Farm may terminate the Master Lease Agreement if the Morehead facility is not fully constructed by a certain date and in the event of certain loss events. Either party may terminate the Master Lease Agreement in the event of an uncured default of the Master Lease Agreement by the other party or if Morehead Farm terminates its Engineering, Procurement and Construction Agreement with Dalsem Greenhouse Technology B.V. (the “EPC Contract”) for convenience in accordance with the terms therein. If the EPC Contract is terminated as a result of Morehead Farm’s default thereunder, AppHarvest may terminate the Master Lease Agreement.
Development Services Agreement
In connection with the asset sale described above, AppHarvest entered into a development services agreement (the “Development Services Agreement”) with Morehead Farm, which is now a wholly-owned indirect subsidiary of Equilibrium. Under the terms of the Development Service Agreement, AppHarvest provides limited oversight of contractors engaged by Equilibrium for the construction of the Morehead facility and other related management services.
As compensation for AppHarvest’s services, Equilibrium will pay AppHarvest a development fee, $0.75 million of which was paid upon the signing of the Development Services Agreement and the balance of which, if any, is payable upon the substantial completion of the construction of the Morehead facility. In addition to the development fee, Equilibrium will reimburse AppHarvest for costs incurred in connection with the construction of the Morehead facility to the extent such costs are part of the approved budget or are otherwise approved in advance in writing.
Unless earlier terminated, the Development Services Agreement expires upon the later of the completion of the Morehead facility and the date on which all amounts owed to AppHarvest as the development fee have been paid in full unless earlier terminated. Either party may terminate the Development Services Agreement in the event of an uncured default of the Development Services Agreement by the other party.
Equipment Loan Agreement
In May 2020, AppHarvest and AppHarvest Morehead entered into a commercial note and loan agreement (the “Note”) with Morehead Farm pursuant to which Morehead Farm loaned AppHarvest the principal amount of $2.0 million at an annual interest rate equal to 9.5% in order to finance the purchase of certain equipment associated with the Morehead facility (the “Financed Equipment”). In accordance with the terms of the Note, AppHarvest granted Morehead Farm a first priority security interest in the Financed Equipment. Upon completion of construction of the Morehead facility, the principal amount of the loan will be added to the future base rent calculation under the Master Lease Agreement. If AppHarvest does not take occupancy of the Morehead facility within a certain period following of completion of the Morehead facility, the principal and all interest owed under the Note will become immediately due and payable.
Right of First Refusal Agreement
In May 2019, AppHarvest entered into a right of first refusal agreement (the “ROFR Agreement”) with Equilibrium pursuant to which AppHarvest granted Equilibrium a right of first refusal to finance the construction of any greenhouse built by AppHarvest within a certain distance of the Morehead facility. If AppHarvest receives a bona fide offer from a third party for the financing of such a project, AppHarvest must notify Equilibrium of the material terms of the proposed financing, and Equilibrium has the right, but not the obligation, to participate in the financing on the same terms and conditions. Either party may terminate the ROFR Agreement in the event of an uncured breach by the other party of any representation or warranty, if the other party fails to perform any material obligation under the ROFR Agreement (subject to cure periods), if the other party admits in writing its inability to pay its debts as they become due, or commences or is subject to bankruptcy, insolvency, receivership or similar proceedings.
Stockholder Support Agreement
In September 2020, Novus, AppHarvest and certain AppHarvest stockholders, including holders affiliated with members of the AppHarvest board of directors and beneficial owners of greater than 5% of AppHarvest’s capital stock, entered into the Stockholder Support Agreement, whereby such AppHarvest stockholders agreed to vote all of their shares of AppHarvest’s capital stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Indemnification Agreements
AppHarvest has entered into indemnification agreements with each of its directors. The indemnification agreements require AppHarvest to indemnify its directors to the fullest extent permitted by Delaware law.
Related Person Transactions Policy Following the Business Combination
Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to the Combined Company;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT NOVUS
As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
Overview
We are a Delaware blank check company incorporated on March 5, 2020 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. Although we may pursue an initial business combination with a target business in any industry or geographic location, we currently intend to focus on opportunities in the smart technology innovations market. Specifically, we intend to target companies that are at the forefront of high technology and are enabling the future evolution of 5G communication, virtual reality, artificial intelligence, cloud computing, machine learning, hardware and software distribution and value-added customized logistics services.
The registration statement on Form S-1 (File No. 333-237877) for our IPO was declared effective by the SEC on May 14, 2020. On May 19, 2020, we consummated our IPO of 10,000,000 Novus Units, with each Novus Unit consisting of one share of Novus Common Stock and one redeemable Novus Warrant. Each Novus Warrant entitles the holder to purchase one share of Novus Common Stock, $0.0001 par value per share, at $11.50 per share. The Novus Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Novus’s initial business combination, or earlier upon redemption or liquidation. The Novus Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $100 million.
Simultaneously with the consummation of our IPO, we consummated a private placement in which the Founders purchased an aggregate of 2,650,000 shares of Novus Common Stock, generating total gross proceeds of approximately $25,000. In addition, the Founders and/or their designees purchased from us an aggregate of 3,250,000 Private Warrants (2,750,000 Private Warrants by the Novus Initial Stockholders and/or their designees and 500,000 Private Warrants by EarlyBirdCapital and/or its designees) at a price of $1.00 per warrant, for an aggregate purchase price of $3.25 million in a private placement that occurred simultaneously with the closing of our IPO.
In connection with the IPO, we incurred transaction costs of $2,456,726, consisting of $2 million of underwriting fees and $456,726 of other costs. A total of $100 million from the net proceeds of the sale of the Novus Units in the IPO and the private placement were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.
Initial Business Combination
Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.
Submission of Our Initial Business Combination to a Stockholder Vote
We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The Novus Initial Stockholders and our executive officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination, including the Initial Stockholder Shares and the shares of Novus Common Stock underlying the Private Units, (2) not to redeem any shares of Novus Common Stock in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Novus Common Stock in any tender in connection with the Business Combination. As a result, we would need only 3,675,001, or approximately 36.8%, of the 10,000,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the Business Combination.
Permitted Purchases of Our Securities
Although certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE, none of our Founders, executive officers, directors, director nominees or their affiliates have indicated any intention to purchase units or shares of common stock from persons in the open market or in private transactions. However, in connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AppHarvest. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.
We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.
Our Founders, executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Founders, executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.
We do not currently anticipate that purchases of our Public Shares or Public Warrants by any of our Founders, directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our Founders, directors, director nominees, officers, advisors or any of their affiliates will purchase shares of Novus Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders
We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Novus Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interests earned on the funds held in the Trust Account less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of June 30, 2020, the amount in the Trust Account was approximately $100 million, which is equal to approximately $10.00 per Public Share. Our Founders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.
Redemption of Public Shares and Liquidation if No Initial Business Combination
The Existing Certificate of Incorporation provides that we will have until November 19, 2021 to complete an initial business combination. If we have not completed an initial business combination by such date or obtained the approval of Novus stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Novus Warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.
Our Founders, executive officers, directors and director nominees have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would stop the Public Stockholders from redeeming their shares of common stock in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 18 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon such approval at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Founders, any executive officer, director or director nominee, or any other person.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete an initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the 18-month anniversary of the closing of the IPO, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
We are required to use our reasonable best efforts to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriters and auditor are the only third parties we are currently aware of that may not execute a waiver. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account.
In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and Mr. Donargo, our Chief Financial Officer, asserts that he is unable to satisfy its indemnification obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Donargo to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Donargo to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. Our Founders have waived their rights to participate in any liquidation distribution with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to the Novus Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account and the interest earned on the funds held in the Trust Account that we are permitted to withdraw to pay such expenses.
If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per share redemption price would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of Public Stockholders.
The Public Stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete an initial business combination within the required time period or if the stockholders seek to redeem their respective shares upon a business combination which is actually completed by us or upon certain amendments to our charter documents as described elsewhere herein. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.
The Founders will not participate in any redemption distribution from our Trust Account with respect to such Founder Shares. Additionally, any loans made by our officers, directors, sponsors or their affiliates for working capital needs will be forgiven and not repaid if we are unable to complete an initial business combination.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after eighteen months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Facilities
We currently maintain our principal executive offices at 8556 Oakmont Lane, Indianapolis, IN 46260 which is provided to us by Robert J. Laikin, our Chairman, for no fee. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.
Employees
We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of an initial business combination.
Directors and Executive Officers
Our directors and executive officers as of September 30, 2020 are listed below:
Name	Age	Position
Robert J. Laikin	57	Chairman
Larry M. Paulson	66	Chief Executive Officer and Director
Vincent Donargo	60	Chief Financial Officer
Heather Goodman	47	Director
Bradley A. Bostic	45	Director
Robert J. Laikin has served as our Chairman of the board of directors since our inception. Mr. Laikin currently serves as the non-executive Chairman of the board of directors of Washington Prime Group Inc. (NYSE:WPG), where he has held a director role since May 2014. Mr. Laikin held the Lead Independent Director role at Washington Prime Group Inc. until the position was eliminated by the board of directors in 2016 and he at that time became Chairman of the board of directors. Mr. Laikin has also been the managing member of L7 Investments LLC, a closely held company that invests primarily in multi-family apartments as well as single-purpose buildings, hotels, divestitures and single-family homes, since January 2016. Mr. Laikin served as Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc. (NYSE:IM), a wholesale technology distributor and supply-chain management and mobile device lifecycle services company, from November 2012 to December 2019. Previously Mr. Laikin served as the founder, Chief Executive Officer and member of the board of directors of Brightpoint, Inc. (Nasdaq:CELL) from August 1989 until it was acquired by Ingram Micro Inc. in November 2012. Mr. Laikin holds a Bachelor of Science from Indiana University. We believe Mr. Laikin is well-qualified to serve as our Chairman because of his significant experience in the areas of executive leadership, corporate management, retail, real estate, business strategy and corporate finance, banking, financing, accounting, corporate management, general business and global business operations, accounting, corporate governance, public company compliance, political/governmental matters, audit/compliance, entrepreneurism, real estate development, sales, charitable/philanthropic matters, marketing, risk management/insurance, legal, investor, media and public relations, negotiation and deal structure.
Larry M. Paulson has served as our Chief Executive Officer and a member of our board of directors since our inception. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm (Nasdaq:QCOM) where he served as Vice President of Product Management (2013-16), Vice President and President India and SAARC (2016-2018) and Vice President Sales NA and Australia (2018-Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2010 to 2013. Prior to that, he served with Nokia (NYSE:NOK) from 1987 to 2010 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well-qualified to serve on our board of directors because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.
Vincent Donargo has served as our Chief Financial Officer since our inception. Since August 2020, Mr. Donargo has served as the Chief Accounting Officer for Calumet Specialty Products Partners, LP, a leading producer of specialty hydrocarbons and fuels. From December 2019 to August 2020, Mr. Donargo provided financial advisory and consulting services to private clients. From May 2019 to December 2019, Mr. Donargo served as Executive Vice President and Chief Financial Officer of the Celadon Group Inc. (OTC:CGIPQ). From November 2017 to April 2019, he was Vice President and Chief Accounting Officer of the Celadon Group Inc., where he was brought in to assist with Celadon Group’s financial restructuring.

Celadon Group filed a voluntary petition for bankruptcy on December 8, 2019. From August 2016 to November 2017, Mr. Donargo was Executive Vice President and Chief Financial Officer of Beaulieu Group LLC, a North American carpet and flooring manufacturing company, where he assisted the company with its financial restructuring process. Beaulieu Group LLC filed a voluntary petition for bankruptcy on July 16, 2017. Prior to joining Beaulieu Group, Mr. Donargo held senior finance positions at several publicly traded companies, including Executive Vice President and Chief Financial Officer of Brightstar Corporation from April 2014 to August 2016 and Executive Vice President, Chief Financial Officer and Treasurer of Brightpoint, Inc. from September 2005 until it was acquired by Ingram Micro Inc. in November 2012. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing company. Mr. Donargo holds a BA in Accounting from Rutgers University.
Heather Goodman has served as a member of our board of directors since our inception. Since March 2007, Ms. Goodman has served as the Chief Operating Officer and President of True Capital Management, a boutique multi-family office specializing in business management and investment advisory services for athletes, entertainers and high net worth individuals. Previously Ms. Goodman acted as Financial Advisor at Morgan Stanley Smith Barney from February 2002 to February 2007. Ms. Goodman holds a BS in Business Administration with an emphasis in Accounting from California Polytechnic State University, San Luis Obispo. She is a Certified Public Accountant and maintains Series 63, 65 and life insurance licenses. We believe Ms. Goodman is well-qualified to serve as a director given her experience in building infrastructures which have created scalable platforms to achieve goals.
Bradley A. Bostic has served as a member of our board of directors since our inception. Mr. Bostic has served as the Chairman and Chief Executive Officer of hc1, a bioinformatics company with more than 1,000 health systems and diagnostic laboratory sites utilizing its machine-learning powered software, since founding hc1 in 2011. Mr. Bostic has also served as the Managing Director of Health Cloud Capital since June 2017, where he leads the deployment of Health Cloud Capital Fund I, a special purpose vehicle targeting SaaS bioinformatics businesses that can be consolidated with hc1. Mr. Bostic has been responsible for forging strategic partnerships for hcl with global healthcare technology leaders including Quest Diagnostics, Appriss Health, CliniSys, and Amazon Web Services and leading healthcare organizations including Cleveland Clinic, University of Washington Health System, Sonora Quest Labs, and Sonic Healthcare. Mr. Bostic has served on the board of directors of TechPoint Indiana, an advisory body advising technology companies headquartered in Indiana, since January 2015 and Eskenazi Health Foundation, a non-profit organization aiming to promote a vital, healthy Indianapolis community, since December 2017. Mr. Bostic holds a BS in Business at Indiana University with a concentration in Informatics. We believe Mr. Bostic is well-qualified to serve on our board of directors given his expertise in the technology industry.
Number, Terms of Office and Election of Executive Officers and Directors
Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Bostic, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Goodman, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Laikin, will expire at the third annual meeting. We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by Nasdaq). Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Executive Officer and Director Compensation
No executive officer has received any cash compensation for services rendered to us.

No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.
Committees of the Board of Directors
Our board of directors has two standing committees, an audit committee and a compensation committee. Each of our audit committee and our compensation committee is composed solely of independent directors. Each committee operates under a charter that was approved by our board of directors and has the composition and responsibilities described below.
Audit Committee
Upon the completion of the IPO, we established an audit committee of the board of directors. Messrs. Laikin and Bostic and Ms. Goodman serve as members of our audit committee, and Ms. Goodman chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Laikin and Bostic and Ms. Goodman meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee
Upon the completion of the IPO, we established a compensation committee of the board of directors. Messrs. Laikin and Bostic and Ms. Goodman, each of whom is an independent director under Nasdaq’s listing standards, serve as members of the compensation committee. Mr. Bostic chairs the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement/prospectus; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee
Upon the completion of the IPO, we established a nominating committee of the board of directors, which consists of Messrs. Laikin and Bostic and Ms. Goodman, each of whom is an independent director under Nasdaq’s listing standards. Mr. Laikin chairs the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of Novus Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that since our inception on March 5, 2020 there have been no delinquent filers.
Code of Ethics
We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, nominating committee charter and compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.
Audit Fees
The firm of Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.
Audit Fees. Audit fees consist of fees for professional services rendered for the review of our quarterly financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees of Marcum for professional services rendered for the review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from March 5, 2020 (date of inception) to June 30, 2020 totaled approximately $33 thousand. The aggregate fees of Marcum related to audit services in connection with our IPO totaled approximately $33 thousand. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “ — Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from March 5, 2020 (date of inception) to June 30, 2020, we did not pay Marcum any audit-related fees.
Tax Fees. We did not pay Marcum any fees for tax return services, planning and tax advice for the period from March 5, 2020 (date of inception) to June 30, 2020.
All Other Fees. We did not pay Marcum for any other services for the period from March 5, 2020 (date of inception) to June 30, 2020.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

NOVUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Novus” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
Overview
We are a newly organized company incorporated as a Delaware corporation on March 5, 2020 and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of Private Units that occurred simultaneously with the consummation of the IPO.
The issuance of additional shares of our stock in the Business Combination:
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may significantly reduce the equity interest of our stockholders;

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may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

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will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our securities.

As indicated in the accompanying financial statements, we had $599,709 in cash, $100,000,000 of cash held in the Trust Account, and investments held in the Trust Account of $100,011,032 at June 30, 2020. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Proposed Business Combination
Business Combination Agreement
On September 28, 2020, we entered into the Business Combination Agreement with Merger Sub and AppHarvest, pursuant to which we will affect the Business Combination.
Pursuant to the Business Combination Agreement, at Closing, AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned direct subsidiary of us. At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:
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all of the then issued and outstanding shares of AppHarvest Common Stock (expressed on a fully diluted basis) will be cancelled and automatically convert into up to 50,000,000 shares of common stock of Novus;

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all shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

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no certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Additionally, at the Closing, an aggregate of 37,500,000 shares of Novus Common Stock will be issued in connection with the PIPE.
The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and AppHarvest’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances.
The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement.
Lock-Up Agreements
At the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will enter into Lock-up Agreements pursuant to which up of (i) 50% of the shares held by such holders upon the Closing (which may be Escrow Shares with respect to the Novus Initial Stockholders) will be locked up for a period of one year following the Closing Date; provided, that, if the closing price of the Combined Company Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing Date, the shares will be released from the lockup regardless of whether a period of one year has passed from the Closing Date and (ii) with respect to the remaining 50% of such shares of the Combined Company Common Stock, until one year after the Closing Date, or earlier, in either case, if, upon the closing of a Subsequent Transaction.
Registration Rights Agreement
In connection with the Closing, Novus’ existing registration rights agreement will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares, Private Warrants and shares of Novus Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to the AppHarvest stockholders in the Business Combination; (ii) provide the AppHarvest stockholders with three (3) demand registration rights, (iii) provide the AppHarvest stockolders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the AppHarvest stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 28, 2020, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in the PIPE. In connection with the PIPE, certain of the Founders and their affiliates agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock and Inclusive Capital Partners Spring Master Fund, L.P. agreed to purchase 2,000,000 shares of Novus Common Stock.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.
Pursuant to the Subscription Agreements, Novus agreed that, within 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.
Results of Operations
Our activities since May 19, 2020 have consisted of the search and evaluation of potential targets in contemplation of a business combination. Our activities from March 5, 2020 (inception) through May 18, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2020, we had a net loss of $76,286, which consisted of operating costs of $87,719 and an unrealized loss on marketable securities held in our Trust Account of $1,909, offset by interest income on marketable securities held in the Trust Account of $12,941 and a benefit for income taxes of $401.
For the period from March 5, 2020 (inception) through June 30, 2020, we had a net loss of $76,491, which consisted of operating costs of $87,924 and an unrealized loss on marketable securities held in our Trust Account of $1,909, offset by interest income on marketable securities held in the Trust Account of $12,941 and a benefit for income taxes of $401.
Liquidity and Capital Resources
Until the consummation of the IPO, our only source of liquidity was an initial purchase of common stock by the Novus Initial Stockholders and loans from the Novus Initial Stockholders.
On May 19, 2020, we consummated an IPO of 10,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $100 million. Simultaneously with the closing of the IPO, we consummated the sale of 3,250,000 Private Warrants to Novus Initial Stockholders and EarlyBirdCapital, generating gross proceeds of $3.25 million.
Following the IPO and the sale of the Private Warrants, a total of $100 million was placed in the Trust Account. We incurred $2,456,726 in IPO related costs, including $2 million of underwriting fees and $456,726 of other costs.
For the period from March 5, 2020 (inception) though June 30, 2020, cash used in operating activities was $219,210. Net loss of $76,491 was affected by interest earned on marketable securities held in the Trust Account of $12,941, an unrealized loss on marketable securities held in our Trust Account of $1,909 and a deferred tax benefit of $401. Changes in operating assets and liabilities used $131,286 of cash for operating activities.

As of June 30, 2020, we had investments of $100,011,032 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2020, we had cash of $599,079 held outside of the Trust Account. We’ve used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel (to the extent necessary and practicable) to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, Mr. Laikin, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares sold in the IPO upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Financing Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2020.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than the promissory note to a related party .
We have engaged EarlyBirdCapital as an advisor in connection with a business combination to assist us in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a Business Combination, assist us in obtaining shareholder approval for the Business Combination and assist us with its press releases and public filings in connection with the Business Combination. We will pay EarlyBirdCapital a cash fee of $3.50 million (the “EBC Fee”) for such services upon the consummation of a business combination; provided that up to 30% of the fee may be allocated at our sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist us in identifying and consummating a business combination.
We have engaged Cowen to act as placement agent in connection with the PIPE. We will pay Cowen $1.05 million (or 30%) of the EBC Fee payable to EarlyBirdCapital.

Related Party Transactions
In March 2020, the Novus Initial Stockholders purchased 2,875,000 shares of Novus Common Stock for an aggregate price of $25,000. All shares were issued, and proceeds were received, as of March 26, 2020. The Initial Stockholder Shares included an aggregate of 375,000 shares, which were forfeited by the Novus Initial Stockholders when the underwriters’ over-allotment was not exercised in full or in part, so that Novus Initial Stockholders collectively own 20% of Novus’s issued and outstanding shares after the IPO.
The Novus Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Initial Stockholder Shares until, with respect to 50% of the Initial Stockholder Shares, the earlier of one year after the consummation of a business combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a business combination and, with respect to the remaining 50% of the Initial Stockholder Shares, until the one year after the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, Novus completes a liquidation, merger, stock exchange or other similar transaction which results in all of Novus’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Novus Initial Stockholders and EarlyBirdCapital and/or their designees purchased an aggregate of 3,250,000 Private Warrants at $1.00 per private warrant (for a total purchase price of $3.25 million) from us.
In March 2020, Novus issued an unsecured promissory note to Robert J. Laikin, our Chairman, pursuant to which Novus may borrow up to an aggregate principal amount of $150,000, of which $97,525 was drawn and was repaid with proceeds of the IPO.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, in order to finance transaction costs in connection with an intended initial business combination, the Novus Initial Stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts, provided that up to $1.5 million of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. These additional warrants would be identical to the Private Warrants. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment.
Pursuant to a registration rights agreement entered into on May 19, 2020, the Founders and Novus’s executive officers, directors and director nominees and their permitted transferees will be entitled to demand that Novus register for resale the Founder Shares, the Private Placement Warrants and component securities and any securities issued upon conversion of working capital loans. The holders of these securities will be entitled to make up to two demands, excluding short form demands, that Novus register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Novus’s consummation of our initial business combination. Novus will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, EarlyBirdCapital may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the the registration statement relating to the IPO and may not exercise its demand rights on more than one occasion. The existing Registration Rights Agreement will be amended at the Closing. See “Certain Novus Relationships and Related Party Transactions.”
Critical Accounting Policies and Significant Judgments and Estimates
This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.
Net loss Per Common Share
We apply the two-class method in calculating loss per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net loss is adjusted for the portion of loss that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Novus has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Novus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of Novus’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Income Taxes
We follow the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from March 5, 2020 (date of inception) to June 30, 2020. Novus is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since inception.
Novus may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. Novus has recorded deferred tax liabilities relating to expenses deferred for income tax purposes as of June 30, 2020 amounting to $401. On December 22, 2017, the Tax Act was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes.
Recent Accounting Pronouncements
Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

CERTAIN NOVUS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
In March 2020, the Novus Initial Stockholders purchased an aggregate of 2,500,000 Initial Stockholder Shares for an aggregate purchase price of $25,000. In addition, in March 2020, EarlyBirdCapital purchased 150,000 EBC Shares for $15 per share.
Lock-Up Agreements
At the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will enter into Lock-up Agreements pursuant to which up of (i) the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatories of the Lock-up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
Registration Rights Agreement
In connection with the Closing, Novus’ existing registration rights agreement (described under “Novus Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions”) will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 30 days following the Closing to register for resale (A) the securities held by the Founders that currently constitute Registrable Securities and (B) 10,000,000 shares of the Combined Company Common Stock to be issued to the AppHarvest Stockholders in the Business Combination; (ii) provide the AppHarvest Stockholders with three demand registration rights, (iii) provide the AppHarvest Stockholders and Novus Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the AppHarvest Stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company (with the Combined Company having priority in case of an underwriter’s cutback).
Private Warrants
Simultaneously with the IPO, the Founders purchased an aggregate of 3,250,000 Private Warrants at a price of $1.00 per Private Warrant ($3.25 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination within 18 months from the closing of our IPO, the proceeds from the sale of the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.
Promissory Note and Potential Affiliate Loans
From March through May 2020, Mr. Laikin, our Chairman, loaned Novus an aggregate of $97,525 under the $150,000 promissory note to cover expenses related to the IPO pursuant to a promissory note. These loans were non-interest bearing and were repaid with the proceeds from the IPO.
In order to meet our working capital needs following the consummation of the Business Combination, the Novus Initial Stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1.5 million of the notes may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account other than the interest earned thereon would be used for such repayment.
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement which will supersede and terminate the Stock Escrow Agreement. Pursuant to the Sponsor Restricted Stock Agreement, restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.
The following examples illustrate the number of Novus Initial Stockholder Shares that will be restricted as Restricted Shares:
Novus Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger
1.	Assuming 5,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(5,000,000 – 1,025,000) 12,500,000	=	397,500 Restricted Shares
2.	Assuming no shares of Novus Common Stock are redeemed:	1,250,000	x	0 12,500,000	=	0 Restricted Shares

3.	Assuming 1,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(1,000,000 – 1,025,000) 12,500,000	=	0 Restricted Shares
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
PIPE
In connection with the PIPE, Robert J. Laikin, Larry M. Paulson, Heather Goodman, and Bradley Bostic, each a director of Novus, or their affiliates agreed to purchase 125,000 shares, 100,000 shares, 50,000 shares and 75,000 shares, respectively, at a purchase price of $10.00 per share and on the same terms and conditions as the other investors in the PIPE.
Other Arrangements
No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Related Party Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Novus Initial Stockholders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of the Combined Company upon the consummation of the Business Combination will include the following:
Name	Age*	Position
Executive Officers
Jonathan Webb	35	President, Chief Executive Officer and Chairman
Peter Halt	60	Chief Financial Officer
Marcella Butler	55	Chief People Officer
Non-Employee Directors
David Lee(1)	48	Director
Kiran Bhatraju(2)	35	Director
David Chen(3)	60	Director
Greg Couch(1)	47	Director
Robert J. Laikin(3)	57	Director
Anna Mason(2)	36	Director
Martha Stewart(2)	79	Director
Jeffrey Ubben(3)	59	Director
J.D. Vance(1)	36	Director

*
As of September 30, 2020.

(1)
Member the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers
Jonathan Webb is AppHarvest’s founder and has served as its President and Chief Executive Officer and as a member of AppHarvest’s board of directors since its incorporation in January 2018. Mr. Webb previously served as contract support with Archetype USA for the U.S. Army Office of Energy Initiatives through the U.S. Department of Defense from 2014 to February 2017. Mr. Webb received a B.B.A. in Marketing from the University of Kentucky. We believe that Mr. Webb is qualified to serve on the board of directors of the Combined Company because of his deep knowledge of AppHarvest and his industry experience.
Peter Halt has served as AppHarvest’s Chief Financial Officer since September 2020. From May 2012 to December 2019, Mr. Halt served as the Chief Financial Officer of TiVo Corporation and as a Strategic Advisor from January 2020 to March 2020. Mr. Halt holds a B.S. in Business from the University of Southern California.
Marcella Butler has served as AppHarvest’s Chief People Officer since July 2020. From September 2017 to September 2019, Ms. Butler served as the Chief People Officer of Impossible Foods Inc. and as President of People for Opower Inc. from 2014 to September 2016. Ms. Butler received a B.A. in Geography from the University of North Carolina at Chapel Hill and a M.S. in Public Policy from Harvard University Kennedy School of Government.

Non-Employee Directors
Kiran Bhatraju has served as a member of the AppHarvest board of directors since January 2018. Mr. Bhatraju currently serves as the Chief Executive Officer of Arcadia Power, Inc., a company he founded in 2014. Mr. Bhatraju received a B.A. in Political Science and Literature from the University of Pennsylvania. We believe that Mr. Bhatraju is qualified to serve on the board of directors of the Combined Company because of his extensive experience in the clean energy industry.
David Chen has served as a member of our board of directors since December 2019. Mr. Chen currently serves as the Chief Executive Officer and Chairman of Equilibrium Capital Group, positions he has held since 2008. Mr. Chen received a B.A. in Biology from the University of California, Berkeley and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Chen is qualified to serve on the board of directors of the Combined Company because of his extensive experience and knowledge as an investor in companies focused on sustainability.
Greg Couch has served as a member of the AppHarvest board of directors since January 2018. Mr. Couch currently serves as the President of Meridian Wealth Management, LLC, which he founded in 2009. Mr. Couch received a bachelor's degree from Eastern Kentucky University. We believe that Mr. Couch is qualified to serve on the board of directors of the Combined Company because of his financial and investment background and his deep knowledge of and involvement in Kentucky and the Appalachian region.
Robert J. Laikin has served as the Chairman of Novus’s board of directors since its inception in March 2020. Mr. Laikin currently serves as the non-executive Chairman of the board of directors of Washington Prime Group Inc., where he has held a director role since 2014, and as the managing member of L7 Investments LLC, a position he has held since 2016. Mr. Laikin previously served as Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc. from 2012 to December 2019. Mr. Laikin received a B.S. in Business from Indiana University. We believe that Mr. Laikin is qualified to serve on the board of directors of the Combined Company because of his extensive executive and public company board experience.
David Lee has served as a member of the AppHarvest board of directors since August 2020. Mr. Lee currently serves as the Chief Financial Officer of Impossible Foods Inc., a position he has held since December 2015. Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. from December 2015 to March 2019. Prior to that, Mr. Lee served as the Chief Financial Officer of Zynga Inc. from 2014 to December 2015. Mr. Lee received a B.A. in Government from Harvard College and an M.B.A. from the University of Chicago. We believe that Mr. Lee is qualified to serve on the board of directors of the Combined Company because of his extensive executive, financial and operational expertise within the agriculture industry, including his experience as CFO of a public company.
Anna Mason has served as a member of the AppHarvest board of directors since July 2020. Ms. Mason currently serves as a Partner of Rise of the Rest Seed Fund at Revolution, a position she has held since December 2017, and previously served as Director of Investments of Rise of the Rest Seed Fund from June 2016 to December 2017. Ms. Mason served as the Co-Founder of Burn This, Inc. from August 2012 to December 2015 and held the position of Vice President — Distressed and High Yield Trading at The Seaport Group from June 2009 to May 2013. Ms. Mason received a B.A. in Political Science and Government from Harvard College and a M.B.A from the New York University Stern School of Business. We believe that Ms. Mason is qualified to serve on the board of directors of the Combined Company because of her financial and investment expertise, including her particular focus in the growth of startups.
Martha Stewart has served as a member of the AppHarvest board of directors since May 2020. Ms. Stewart currently serves as the Chief Creative Officer of Marquee Brands, a position she has held since June 2019. Prior to that, Ms. Stewart served as Chief Creative Officer of Sequential Brands Group Inc. from December 2015 to June 2019 and Founder and Chief Creative Officer of Martha Stewart Living Omnimedia, Inc. from 1996 until its sale to Sequential Brands Group Inc. in December 2015. Ms. Stewart has served on the board of directors of the Sequential Brands Group, Inc. since December 2015. Ms. Stewart received a B.A. in European History and Architectural History from Barnard College. We believe that Ms. Stewart is qualified to serve on the board of directors of the Combined Company because of her deep executive experience leading global food and retail companies.

Jeffrey Ubben has served as a member of the AppHarvest board of directors since March 2019. Mr. Ubben currently serves as the Founder and Chairman of Inclusive Capital Partners, L.P., a position he has held since July 2020. Prior to that, Mr. Ubben held a number of positions with ValueAct Capital, a company he helped co-found, including Chairman, Chief Executive Officer and Chief Investment Officer, from 2000 to June 2020. Mr. Ubben has served on the boards of directors of AES Corporation and Nikola Corporation since January 2018 and September 2019, respectively. Mr. Ubben previously served on the boards of directors of Twenty-First Century Fox Inc. from November 2015 to April 2018 and Willis Towers Watson plc from January 2016 to November 2017. Mr. Ubben received a B.A. from Duke University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Ubben is qualified to serve on the board of directors of the Combined Company because of his investment industry background, experience serving on the boards of directors of public companies and leadership in socially responsible investing.
J.D. Vance has served as a member of the AppHarvest board of directors since July 2020. Mr. Vance currently serves as Partner of Narya Capital, which he co-founded in December 2019. Prior to that, Mr. Vance served as to the Managing Partner to Rise of the Rest Seed Fund at Revolution from March 2017 to August 2019; He remains a special advisor to Rise of the Rest Seed Fund. Mr. Vance previously served as a Principal at Mithril Capital from April 2016 to March 2017 and the Director of Operations at Circuit Therapeutics from 2015 to April 2016. Mr. Vance received a B.A. in Political Science and Philosophy from The Ohio State University and a J.D. from Yale Law School. We believe that Mr. Vance is qualified to serve on the board of directors of the Combined Company because of his investment experience and his deep knowledge of the Appalachian region.
Family Relationships
There are no family relationships among any of the Combined Company’s directors or executive officers.
Board Composition
The Combined Company’s business and affairs will be organized under the direction of its board of directors. The board of directors of the Combined Company will meet on a regular basis and additionally as required.
In accordance with the terms of the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors will consist of nine members upon the consummation of the Business Combination. Each member of the Combined Company’s board of directors following the Business Combination will serve a one-year term expiring at the Combined Company’s next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to the Combined Company’s amended and restated bylaws to be in effect upon the closing of the Business Combination.
Board Leadership Structure
The board of directors of the Combined Company will be chaired by Mr. Webb, the current Chief Executive Officer of AppHarvest. The board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the board and management act with a common purpose. The boardof directors believes that combining the positions of Chief Executive Officer and Chairperson provides a single, clear chain of command to execute the Combined Company’s strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer/Chairperson is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. The board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of AppHarvest, as is the case with Mr. Webb.
The board of directors will appoint Mr. Lee as lead independent director in order to help reinforce the independence of the board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Webb’s leadership as the combined Chief Executive Officer and Chairman. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board of directors; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board of directors and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board of directors. As a result, the Combined Company believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, the Combined Company believes that the lead independent director serves as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Director Independence
Prior to the consummation of the Business Combination, the board of directors of Novus will undertake a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, it is expected that the board of directors of Novus will determine that none of the directors, other than Mr. Webb, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors of Novus will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances the the board of directors of Novus deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain AppHarvest Relationships and Related Party Transactions.”
Role of the Combined Company Board in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of the board of directors will be informed oversight of the Combined Company’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the consummation of the Business Combination, the board of directors will reconstitute its audit committee, compensation committee, and nominating and corporate governance committee. The board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee
The audit committee will consist of Messrs. Lee, Couch and Vance, each of whom the Novus board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee will be Mr. Lee, who the Novus board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Novus board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee will be to discharge the responsibilities of the board of driectors with respect to the Combined Company’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:
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helping the board of directors oversee corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee will consist of Mr. Bhatraju, Ms. Stewart and Ms. Mason. The chair of the compensation committee will be Mr. Bhatraju. Novus’s Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
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reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

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administering the equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

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reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Messrs. Ubben, Chen and Laikin. The chair of the nominating and corporate governance committee will be Mr. Ubben. Novus’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
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identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

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considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

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reviewing and recommending to the board the compensation paid to the directors;

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instituting plans or programs for the continuing education of the board of directors and orientation of new directors;

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reviewing, evaluating and recommending to the board of directors succession plans for its executive officers;

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developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

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overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks
None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.
Director Compensation
During 2019, no director received cash, equity or other non-equity compensation for service on AppHarvest’s board of directors. AppHarvest currently has no formal arrangements under which directors receive compensation for their service on AppHarvest’s board of directors or its committees. AppHarvest’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Webb does not receive additional compensation for his services as a director.
AppHarvest’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Company intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
Following the Closing of the Business Combination, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the Combined Company’s website at www.appharvest.com. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

DESCRIPTION OF NOVUS’S SECURITIES
The following summary of the material terms of Novus’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Novus’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposal” and the full text of the proposed certificate, which includes the proposed amendments described in “Proposal No. 2 — The Charter Proposal” and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the closing of the Business Combination is attached as Annex B to this proxy statement/prospectus.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation authorizes the issuance of 750,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Novus Common Stock are, and the shares of Novus Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were 12,650,000 shares of Novus Common Stock held by       stockholders of record, and no shares of preferred stock of Novus outstanding.
Combined Company Common Stock Following the Business Combination
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Combined Company Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of Combined Company Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.
Election of Directors
Following the Business Combination, our board of directors will have one class of directors and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Novus Common Stock Prior to the Business Combination
We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. All of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to all of the shares of Novus Common Stock held by them at the closing of the IPO and the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.
We will consummate the Business Combination only if a majority of the outstanding shares of Novus Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Novus’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.
The Novus Initial Stockholders have agreed to vote the Initial Stockholder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.
Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by November 19, 2021 or obtain the approval of Novus stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Founders, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of our amended and restated certificate of incorporation relating to our pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).
Holders of Novus Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Novus Common Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.
Our board of directors is currently divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. In accordance with the terms of the Existing Certificate of Incorporation, the classification of the board of directors expires on its terms upon consummation of the Business Combination.
Founder Shares
The Founder Shares are identical to the shares of common stock sold in our IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (A)  all of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to all of the shares of Novus Common Stock held by them at the closing of the IPO and the Founders have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination and (B) all of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to their Founder Shares if Novus fails to consummate an initial business combination by November 19, 2021, although they will be entitled to redemption rights with respect to any Public Shares they hold if Novus fails to consummate a business combination within such time period. The Novus Initial Stockholders have agreed to vote the Initial Stockholder Shares and any Public Shares purchased during or after our IPO in favor of our initial business combination.
Pursuant to agreements entered into in connection with the IPO, the Initial Stockholder Shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any Novus Initial Stockholders, or any affiliates of the Novus Initial Stockholders; (b) by gift to a member of one of the members of the Novus Initial Stockholders’ immediate family or to a trust, the beneficiary of which is a member of one of the members of the Novus Initial Stockholders’ immediate family, to an affiliate of the Novus Initial Stockholders or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the Novus Initial Stockholders; (d) pursuant to a qualified domestic relations order; (e) in the event of our liquidation prior to our completion of our initial business combination; or (f) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Initial Stockholder Shares held by the Novus Initial Stockholders will be released from the lock-up one year following closing of the initial business combination, except that if, subsequent to the initial business combination, the Initial Stockholder Shares will be released earlier when the last sale price of Novus Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Initial Stockholder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Preferred Stock
Our Existing Certificate of Incorporation provides, and the Proposed Certificate of Incorporation will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Novus or the removal of existing management.
Novus has no preferred stock outstanding at the date hereof and will have no preferred stock outstanding immediately after the Closing.
Warrants
As of June 30, 2020, there were 13,250,000 Novus Warrants to purchase Novus Common Stock outstanding, consisting of 10,000,000 Public Warrants and 3,250,000 Private Warrants held by our Founders. Each Novus Warrant entitles the registered holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Novus Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.
Holders of our Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Private Warrants, as well as any warrants underlying additional units we issue to the Novus Initial Stockholders, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Novus Initial Stockholders or their permitted transferees.
We may call the warrants for redemption (excluding the private warrants and any warrants underlying additional units issued to the Novus Initial Stockholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,
•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the Closing, or warrants, if such modification or amendment is being undertaken after the Closing, in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Novus Initial Stockholders or their affiliates, without taking into account any Initial Stockholder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the “fair market value” (as defined below) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities. The “fair market value” for this purpose shall mean the volume weighted average reported trading price of Novus Common Stock for the 20 trading days ending on the trading day prior to the date of the consummation of the Business Combination.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.
Dividends
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.
Certain Anti-Takeover Provisions of Delaware Law
Special Meeting of Stockholders
Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The Proposed Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Limitation on Liability and Indemnification of Directors and Officers
The Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, Novus will have 750,000,000 shares of Novus Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to:
•
100,269,579 shares of Novus Common Stock issued and outstanding, assuming that no Public Stockholders exercise their redemption rights;

•
90,269,579 shares of Novus Common Stock issued and outstanding, assuming that all 10,000,000 Public Shares are redeemed.

All of the shares of Novus Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Novus’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Novus Common Stock in the public market could adversely affect prevailing market prices of the Novus Common Stock.
Lock-up Agreements and Registration Rights
Pursuant to the terms of the Subscription Agreement, Combined Company is obligated to file a registration statement to register the resale of the Novus Common Stock purchased by the PIPE Subscribers.
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
In connection with the Closing, that certain registration rights agreement dated May 19, 2020 will be amended and restated and Novus, and the Reg Rights Holders shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination—Lock-Up Agreement”and “Certain Agreements Related to the Business Combination—Registration Rights Agreement.”
Rule 144
A person who has beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately 1,002,695 shares of Novus Common Stock and 132,500 Novus Warrants, assuming that no Public Shares are redeemed; or

•
the average weekly trading volume of Novus Common Stock of the same class or Novus Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Novus under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Novus.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 12,650,000 shares of Novus Common Stock outstanding. Of these shares, the 10,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,650,000 shares owned collectively by the Founders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 13,250,000 Novus Warrants outstanding. Each warrant is exercisable for one share of Novus Common Stock, in accordance with the terms of the warrant agreement governing the Novus Warrants. 10,000,000 of these Novus Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 10,000,000 shares of Novus Common Stock that may be issued upon the exercise of the public Novus Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of Novus Common Stock as of October 1, 2020 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares (10,000,000 shares) are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Novus Common Stock or of Combined Company Common Stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of the Combined Company post-Business Combination; and

•
all executive officers and directors of Novus as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of Novus Common Stock pre-Business Combination is based on 12,650,000 shares of Novus Common Stock (including 10,000,000 Public Shares and 2,650,000 Founder Shares) issued and outstanding as of the Ownership Date.
The expected beneficial ownership of shares of the Combined Company Common Stock post-Business Combination assumes:
•
no exercise of the 10,000,000 Public Warrants or the 3,250,000 Private Placement Warrants that will remain outstanding post-Business Combination;

•
the issuance of 37,500,000 shares of Novus Common Stock to the PIPE Subscribers;

•
the issuance of 3,221,053 shares of Combined Company Common Stock upon conversion of the AppHarvest Interim Period Convertible Notes immediately following the Closing, assuming that such conversion and Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes; and

•
that 46,898,526 shares of Combined Company Common Stock are issued to AppHarvest’s stockholders.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there are 100,269,579 shares of Combined Company Common Stock outstanding.
The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that all 10,000,000 Public Shares are redeemed for an aggregate payment of approximately $100 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $100 million) from the Trust Account and (ii) that there are 90,269,579 shares of Combined Company Common Stock outstanding.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares of Novus		Number of Shares of Combined Company		Number of Shares of Combined Company
Name and Address of Beneficial Owner (1)	Common Stock	%	Common Stock	%	Common Stock	%
Directors and Executive Officers of Novus:
Robert J. Laikin	276,635	2.2%	439,635	*	439,635	*
Larry M. Paulson(2)	237,380	1.9%	337,380	*	337,380	*
Vincent Donargo	158,253	1.3%	183,253	*	183,253	*
Heather Goodman	86,956	*	136,956	*	136,956	*
Bradley Bostic(3)	118,690	*	193,690	*	193,690	*
All Directors and Executive Officers of Novus as a Group (5 Individuals)	877,914	6.9%	1,290,414	1.3%	1,290,414	1.4%
Five Percent Holders of Novus:
BlueCrest(4)	826,000	6.5%	1,326,000	1.3%	1,326,000	1.5%
David Kempner Partners(5)	750,000	5.9%	750,000	*	750,000	*
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Jonathan Webb(6)	—	—	18,801,610	18.8%	18,801,610	20.8%
Peter Halt(7)	—	—	491,891	*	491,891	*
Marcella Butler(8)	—	—	264,521	*	264,521	*
David Lee(9)	—	—	220,434	*	220,434	*
Kiran Bhatraju(10)	—	—	564,477	*	564,477	*
Dave Chen(11)	—	—	3,376,617	3.4%	3,376,617	3.7%
Greg Couch(12)	—	—	262,747	*	262,747	*
Robert J. Laikin(13)	276,505	2.2%	439,005	*	439,005	*
Anna Mason	—	—	—	—	—	—
Martha Stewart(14)	—	—	53,227	*	53,227	*
Jeffrey Ubben(15)	—	—	11,941,893	11.9%	11,941,893	13.2%
J.D. Vance(16)	—	—	3,013,319	3.0%	3,013,319	3.3%
All Directors and Executive Officers of the Combined Company as a Group (12 individuals)	276,505	2.2%	39,429,741	39.3%	39,429,741	43.7%
Five Percent Holders of the Combined Company After Consummation of the Business Combination:
Jonathan Webb(6)	—	—	18,801,610	18.8%	18,801,610	20.8%
Entities affiliated with FMR, LLC(17)	—	—	12,500,000	12.5%	12,500,000	13.8%
Inclusive Capital Partners Spring Master Fund, L.P.(15)	—	—	11,941,893	11.9%	11,941,893	13.2%
Alyeska Master Fund, L.P.(18)	—	—	6,000,000	6.0%	6,000,000	6.6%
Rise of the Rest Seed Fund, LP(19)	—	—	5,531,973	5.5%	5,531,973	6.1%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the directors and executive officers of Novus (including Robert J. Laikin) is c/o Novus Capital Corporation, 8556 Oakmont Lane, Indianapolis, IN 46260. Unless otherwise indicated, the business address of each of the directors and executive officers of the Combined Company (excluding Robert J. Laikin) is c/o AppHarvest, Inc., 401 W. Main Street, Suite 321, Lexington, KY 40507.

(2)
Mr. Paulson holds Initial Stockholder Shares through the Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019, and any amendments thereto, of which he is a trustee. Consequently, Mr. Paulson may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(3)
Bradley A. Bostic holds Initial Stockholder Shares through BEA Holdings II, LLC of which he is the managing director. Consequently, Mr. Bostic has voting and dispositive control over the shares held by BEA Holdings II, LLC and may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(4)
As reported by BlueCrest Capital Management Limited (“BlueCrest”) on a Schedule 13G filed with the SEC on August 14, 2020, which states that BlueCrest and Michael Platt each hold shared voting and dispositive power over 826,000 shares. BlueCrest serves as investment manager to Millais Limited (“Millais”) and Michael Platt serves as principal, director and control person of BlueCrest, with respect to the shares held for the account of Millais. Millais USA LLC acts as sub-investment manager of Millais, and reports to BlueCrest. The amount of shares held post-Business Combination includes 500,000 shares purchased in the PIPE. The principal business address of BlueCrest and Michael Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St. Helier, Jersey, Channel Islands, JE2 4HR.

(5)
As reported by Davidson Kempner Partners on a Schedule 13G filed with the SEC on May 29, 2020, which states that (i) Davidson Kempner Partners (“DKP”) holds shared voting and dispositive power over 133,575 shares, (ii) Davidson Kempner Institutional Partners, L.P. (“DKIP”) holds shared voting and dispositive power over 292,050 shares, (iii) Davidson Kempner International, Ltd. (“DKIL”) holds shared voting and dispositive power over 324,375 shares, and (iv) each of Davidson Kempner Capital Management LP (“DKCM”) and Anthony A. Yoseloff hold shared voting and dispositive power over 750,000 shares. MHD Management Co. (“MHD”) is the general partner of DKP and MHD Management Co. GP, L.L.C. is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP. Davidson Kempner Advisers Inc. is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP. DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL. DKCM acts as investment manager to each of DKP, DKIP and DKIL either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Mr. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The principal business address of DKP, DKIP, DKIL, DKCM and Mr. Anthony A. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(6)
Consists of 18,801,610 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing.

(7)
Consists of (i) 40,000 shares of Combined Company Common Stock purchased in the PIPE and (ii) 451,891 shares of Combined Company Common Stock issuable pursuant to AppHarvest RSUs exercisable within 60 days of the Ownership Date.

(8)
Consists of 264,521 shares of Combined Company Common Stock issuable pursuant to AppHarvest RSUs exercisable within 60 days of the Ownership Date.

(9)
Consists of 220,434 shares of Combined Company Common Stock issuable pursuant to AppHarvest RSUs exercisable within 60 days of the Ownership Date.

(10)
Consists of 564,477 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing.

(11)
Consists of 3,351,681 shares of Combined Company Common Stock to be issued to CEFF AppHarvest Equity Holdings, LLC (“Equilibrium”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Dave Chen is the CEO and Chairman of Equilibrium. Equilibrium is a subsidiary of Controlled Environment Foods Fund (AIV II), LLC, both of which are managed by EqCEF I, LLC (“Eq Manager”). Eq Manager appoints an investment committee which holds voting and dispositive power over the shares held by Equilibrium and is currently comprised of R. Thomas Amis, Dave Chen, John J. Pierrepont and Marco de Bruin. The principal business address of Equilibrium is 411 NW Park Ave., Suite 401, Portland, OR 97209.

(12)
Consists of 260,807 shares of Combined Company Common Stock to be issued to Couch Holdings II, LLC (“Couch Holdings”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Greg Couch is the Managing Member of Couch Holdings. The principal business address of Couch Holdings is 250 West Main Street, Suite 3150, Lexington, KY 40507.

(13)
Includes 162,500 shares of Combined Company Common Stock purchased in the PIPE.

(14)
Consists of 53,227 shares of Combined Company Common Stock issuable pursuant to AppHarvest Options exercisable within 60 days of the Ownership Date.

(15)
Consists of (i) 6,671,206 shares of Combined Company Common Stock to be issued to Inclusive Capital Partners Spring Master Fund, L.P. (“In-Cap Spring Master Fund”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing, (ii) 2,000,000 shares Combined Company Common Stock purchased in the PIPE and (iii) 3,221,053 shares of Combined Company Common Stock upon conversion of the AppHarvest Interim Period Convertible Notes immediately following the Closing, assuming that such conversion and Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes. Jeffrey Ubben is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to In-Cap Spring Master Fund. The principal business address of In-Cap Spring Master Fund is 572 Ruger Street, Suite B, San Francisco, CA 94129.

(16)
Consists of 2,991,066 shares of Combined Company Common Stock to be issued to Narya Capital Fund I, L.P. (“Narya”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. J.D. Vance is a Partner of Narya. The principal business address of Narya is 1435 Vine Street, Cincinnati, OH 45202.

(17)
Consists of (i) 485,276 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (ii) 2,170,878 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 2,041,529 shares of Combined Company Stock purchased in the PIPE by Fidelity Growth Company Commingled Pool, (iv) 302,318 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (v) 1,824,864 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (vi) 56,448 shares of Combined Company Stock purchased in the PIPE by Fidelity Blue Chip Growth Commingled Pool, (vii) 3,042 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (viii) 195,665 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (ix) 5,509 shares of Combined Company Stock purchased in the PIPE by Fidelity Blue Chip Growth Institutional Trust, (x) 251,069 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (xi) 163,402 shares of Combined Company Stock purchased in the PIPE by FIAM Target Date Blue Chip Growth Commingled Pool, (xii) 608,885 shares of Combined Company Stock purchased in the PIPE by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (xiii) 3,990,851 shares of Combined Company Stock purchased in the PIPE by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (xiv) 117,259 shares of Combined Company Stock purchased in the PIPE by Fidelity Advisory Series I: Fidelity Advisor Series Growth Opportunities Fund, (xv) 104,394 shares of Combined Company Stock purchased in the PIPE by Fidelity U.S. Growth Opportunities Investment Trust and (xvi) 178,611 shares of Combined Company Stock purchased in the PIPE by Fidelity NorthStar Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a director, the chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address for each person and entity named in this footnote is 245 Summer Street, Boston, MA 02110.
(18)
Consists of 6,000,000 shares of Combined Company Common Stock purchased in the PIPE. The principal business address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago , IL 60601.

(19)
Consists of 5,531,973 shares of Combined Company Common Stock to be issued to Rise of the Rest Seed Fund, LP (“ROTR”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Stephen M. Case holds sole voting and dispositive power over the shares held by ROTR. The principal business address of ROTR is 1717 Rhode Island Avenue NW, Suite 1000, Washington, DC 20036.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of Novus Securities
The following table shows, for the periods indicated, the high and low sales prices per share of the Novus Units, Novus Common Stock and Novus Warrants as reported by Nasdaq. Prior to May 15, 2020, there was no established public trading market for Novus’s securities.
	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
June 30(1)	$10.87	$9.90	$10.50	$9.61	$3.02	$0.0386
September 30	$18.11	$9.95	$12.99	$9.76	$4.20	$0.60

(1)
Reflects the high and low trade prices of Novus Units beginning as of May 15, 2020, and of Novus Common Stock and Novus Warrants on June 12, 2020, the first day that the Novus Units, Novus Common Stock and Novus Warrants, respectively, began trading on Nasdaq.

AppHarvest Securities
Historical market price information regarding AppHarvest is not provided because there is no public market for AppHarvest’s securities. See “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Dividends
Novus has not paid any cash dividends on the Novus Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION
Submission of Future Stockholder Proposals
Novus’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Novus does not expect to hold a 2020 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Novus does not consummate an initial business combination by November 19, 2021 or obtain the approval of Novus stockholders to extend the deadline for Novus to consummate an initial business combination, Novus is required to begin the dissolution process provided for in its amended and restated certificate of incorporation. Novus will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Legal Matters
The validity of the shares of Novus Common Stock to be issued in connection with the Business Combination will be passed upon by Blank Rome LLP.
Experts
The consolidated financial statements of AppHarvest, Inc. and Subsidiaries at December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period ended December 31, 2018, included in the Proxy Statement of Novus Capital Corporation, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements as of June 30, 2020 and for the period from March 5, 2020 (inception) to June 30, 2020 of Novus appearing in this Prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Novus and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Novus will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Novus of their requests by calling or writing Novus at its principal executive offices at (317) 590-6959 and 8556 Oakmont Lane, Indianapolis, IN 46260.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of common stock of Novus the warrant agent for Novus Warrants is Continental Stock Transfer & Trust Company. Novus has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
Novus files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Novus’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Telephone: (317) 590-6959
Attention: Secretary
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: NOVS.info@investor.morrowsodali.com
If you are a stockholder of Novus and would like to request documents, please do so by        , 2020 to receive them before the Novus special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to Novus has been supplied by Novus, and all such information relating to AppHarvest has been supplied by AppHarvest. Information provided by either Novus or AppHarvest does not constitute any representation, estimate or projection of any other party.
Neither Novus or AppHarvest has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
TRADEMARK NOTICE
“AppHarvest,” the AppHarvest logo and other trademarks, service marks, and trade names of AppHarvest are registered and unregistered marks of AppHarvest, Inc.

INDEX TO FINANCIAL STATEMENTS
Page
APPHARVEST FINANCIAL STATEMENTS
Consolidated Financial Statements of AppHarvest, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-6
Notes to Consolidated Financial Statements.	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019	F-26
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2020 and 2019	F-27
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2020 and 2019	F-28
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019	F-29
Notes to Unaudited Condensed Consolidated Financial Statements	F-30
NOVUS FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-40
Financial Statements
Balance Sheet as of June 30, 2020	F-41
Statement of Operations for the Period from March 5, 2020 (Inception) to June 30, 2020	F-42
Statement of Changes in Stockholders’ Equity for the Period from March 5, 2020 (Inception) to June 30, 2020	F-43
Statement of Cash Flows for the Period from March 5, 2020 (Inception) to June 30, 2020	F-44
Notes to Unaudited Financial Statements.	F-45

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of AppHarvest, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of AppHarvest, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2019 and the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Louisville, Kentucky
October 9, 2020

AppHarvest, Inc. and Subsidiaries
Consolidated Balance Sheets
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,031,270	$355,307
Prepaid expenses and other current assets	26,300	4,275
Total current assets	6,057,570	359,582
Operating lease right-of-use assets, net	144,127	13,107
Property and equipment, net	3,701,074	94,270
Lease deposit	4,000,000	—
Other assets	40,334	5,807
	7,885,535	113,184
Total assets	$13,943,105	$472,766
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$166,956	$117,734
Accrued expenses	49,235	11,833
Current portion of lease liabilities	44,654	14,137
Deferred development fee income	406,004	—
Total current liabilities	666,849	143,704
SAFE Notes	—	1,251,000
Lease liabilities, net of current portion	103,524	—
Financing obligation	4,096,754	—
Total non-current liabilities	4,200,278	1,251,000
Total liabilities	4,867,127	1,394,704
Redeemable convertible preferred stock, $0.0001 par value:
Series A, 2,770,165 and 0 shares authorized, issued, and oustanding, as of December 31, 2019 and 2018, respectively	5,203,342	—
Series A-1, 392,276 and 0 shares authorized, issued, and oustanding, as of December 31, 2019 and 2018, respectively	992,285	—
Series B, 2,000,000 and 0 shares authorized, 1,483,491 and 0 shares issued and outstanding, as of December 31, 2019 and 2018, respectively	6,062,505	—
Total redeemable convertible preferred stock	12,258,132	—
Stockholders’ deficit:
Common stock, par value $0.0001, 19,600,000 and 15,000,000 shares authorized, 9,676,677 and 9,100,000 shares issued and oustanding as of December 31, 2019 and 2018, respectively	968	910
Additional paid-in capital	497,306	11,559
Accumulated deficit	(3,680,428)	(934,407)
Total stockholders’ deficit	(3,182,154)	(921,938)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$13,943,105	$472,766
See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
	Year ended December 31, 2019	Period ended December 31, 2018
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	2,716,796	901,700
Depreciation	16,129	3,032
Total operating expenses	2,732,925	904,732
Loss from operations	(2,732,925)	(904,732)
Other income (expense):
Development fee income	349,788	—
Loss on SAFE Note revaluation	(345,003)	(26,000)
Interest expense	(27,515)	—
Other	9,634	—
Loss before income taxes	(2,746,021)	(930,732)
Income tax expense	—	3,675
Net and comprehensive loss	$(2,746,021)	$(934,407)
Net loss per common share, basic and diluted	$(0.29)	$(0.10)
Weighted average common shares used in computing net loss per common share, basic and diluted	9,507,926	9,001,830
See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
	Redeemable Convertible Preferred Stock
	Series A		Series A-1		Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at inception	—	$—	—	$—	—	$—	9,000,000	$900	$—	$—	$900
Net loss	—	—	—	—	—	—	—	—	—	(934,407)	(934,407)
Issuance of restricted stock	—	—	—	—	—	—	100,000	10	—	—	10
Stock-based compensation	—	—	—	—	—	—	—	—	11,559	—	11,559
Balance, December 31, 2018	—	—	—	—	—	—	9,100,000	910	11,559	(934,407)	(921,938)
Net loss	—	—	—	—	—	—	—	—	—	(2,746,021)	(2,746,021)
Preferred shares issuance, net	2,111,856	3,953,345	392,276	992,285	1,483,491	6,062,505	—	—	—	—	—
SAFE Note conversion	658,309	1,249,997	—	—	—	—	576,677	58	345,949	—	346,007
Stock-based compensation	—	—	—	—	—	—	—	—	139,798	—	139,798
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505	9,676,677	$968	$497,306	$(3,680,428)	$(3,182,154)

See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
	Year ended December 31, 2019	Period ended December 31, 2018
Operating activities
Net loss	$(2,746,021)	$(934,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	—	3,675
Depreciation	16,129	3,032
Stock-based compensation expense	139,798	11,559
Loss on SAFE Note revaluation	345,003	26,000
Rent payments in (excess of) less than average rent expense, net	(462)	1,030
Interest accrual on mortgage loan	22,127	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(22,025)	(4,275)
Other assets	(34,527)	(5,807)
Accounts payable	345,890	117,734
Accrued expenses	37,403	9,068
Deferred income	406,004	—
Payments for lease deposit	(4,000,000)	—
Net cash used in operating activities	(5,490,681)	(772,391)
Investing activities
Purchases of property and equipment	(3,615,167)	(97,302)
Net cash used in investing activities	(3,615,167)	(97,302)
Financing activities
Borrowings on land mortgage loan and related financing	3,774,627	—
Proceeds from SAFE Notes	—	1,225,000
Issuance of Series A Preferred Stock	4,009,992	—
Issuance of Series A-1 Preferred Stock	999,990	—
Issuance of Series B Preferred Stock	6,083,346	—
Preferred stock issuance costs	(85,193)	—
Other financing activities	(951)	—
Net cash provided by financing activities	14,781,811	1,225,000
Change in cash and cash equivalents	$5,675,963	$355,307
Cash and cash equivalents
Beginning of period	355,307	—
End of period	$6,031,270	$355,307
Non-cash financing activities
SAFE Notes conversion	$1,596,003	$—
See accompanying notes to the consolidated financial statements.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(1)   Description of Business
AppHarvest, Inc. and Subsidiaries (the “Company” or “AppHarvest”) was founded on January 18, 2018 and combines conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company's strategy includes the development of new controlled agriculture facilities in Appalachia and Eastern Kentucky. The Company’s operations to date have been limited to organizing and staffing the Company, business planning, raising capital, and acquiring and developing property for greenhouse construction within the Commonwealth of Kentucky. The Company has not generated any revenues to date as it has not yet commenced commercial production.
(2)   Summary of Significant Accounting Policies
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. Dollars. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
a)   Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes.
The Company utilizes estimates and assumptions in determining the fair value of its Common Stock and other equity instruments. The fair value was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its Common Stock, as determined by the Board of Directors contemporaneously at the date such grants were made, with input from management. The fair value of Common Stock at the grant date was determined to have been higher in connection with retrospective fair value assessments for financial reporting purposes. The exercise prices of the stock option awards affected by the retrospective fair value assessment were not modified. The Company’s retrospective fair value assessment estimated the fair value of the Company’s Common Stock based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and the likelihood of achieving a Deemed Liquidity Event, as defined, such as a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock and other equity instruments at each valuation date.
The Company’s results can also be affected by economic, political, legislative, regulatory, legal actions, and the impact from the global outbreak of the novel coronavirus disease (“COVID-19”). Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, government fiscal policies, and changes in the prices of research and development costs, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, environmental, regulatory or administrative actions, claims, or proceedings.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
b)   Principles of Consolidation
The Company consolidates entities in which it holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when it is able to exercise control over the investees’ operating and financial decisions.
The Company does not have interests in any entities that would be considered variable interest entities.
All significant intercompany balances and transactions have been eliminated in consolidation.
c)   Cash and Cash Equivalents
The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.
The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents.
d)   Fair Value Measurements and Disclosures
The Company is required to disclose information on all assets and liabilities using fair value measurements on a recurring basis. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date on an open market.
Financial assets and liabilities measured or disclosed at fair value are classified under three broad levels based on a specified hierarchy of valuation techniques depending on whether the inputs used in the valuation techniques are observable or unobservable.
Level 1:
Quoted prices (unadjusted) for identical instruments in active markets. An active market for an asset or liability is a market in which transactions occur with sufficient frequency and volume to provide information on an ongoing basis.

Level 2:
Includes the following observable and unobservable inputs:

a.
Quoted prices for similar assets or liabilities in active markets

b.
Quoted prices for identical or similar assets or liabilities in markets that are not active

c.
Inputs other than quoted prices that are observable for the asset or liability

d.
Inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.

Level 3:
Unobservable inputs for assets or liabilities used to measure fair value to the extent that observable inputs are not available, including situations in which there is little, if any, market activity for the assets or liabilities at the measurement date. Unobservable inputs reflect an entity’s own assumptions, including the entity’s own data.

When available, and if necessary, the Company generally uses quoted market prices to determine fair value and classifies such items within Level 1. In some cases where a quoted market price is not available, the Company will make use of acceptable practical expedients to calculate fair value, in which case the items are classified within Level 2.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
If quoted market prices are not available, fair value is based upon internally developed valuation models that use, where possible, current market based or independently sourced market parameters such as interest rates, currency rates, and option volatilities. The valuation model used generally depends on the specific asset or liability being valued. The determination of fair value considers various factors including interest rate yield curves, time value and volatility factors, underlying options, and derivatives and price activity for equivalent synthetic instruments.
Effective as of the inception of the Company on January 19, 2018, the Company elected to early-adopt ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 which removed, modified and added various disclosure requirements around the topic in order to clarify and improve the cost-benefit nature of disclosures.
e)   Long-Lived Assets
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions or renewals and improvements are capitalized; expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its economic life are charged to expense as incurred.
Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:
•
Building: 25 years

•
Leasehold and building improvements: the lesser of the lease term or 4 to 10 years

•
Machinery: 5 to 10 years

•
Equipment: 3 to 10 years

Assets held under financing leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense for assets held under financing leases are computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.
Impairment
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not record any impairment losses for the year ended December 31, 2019 and the period from inception through December 31, 2018.
f)   Leases
The consolidated financial statements reflect the Company’s adoption of ASU No. 2016-02, Leases (“ASC 842”), effective January 18, 2018 (the date of the Company’s incorporation) since it was early adopted by the Company. The Company determines if an arrangement contains a lease at inception. The right-of-use assets, net and liabilities associated with leases are recognized based on the present value of the future minimum lease payments over the lease term. The Company uses its incremental borrowing rate at the recognition date in determining the present value of future payments for leases that do not have a readily

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
determinable implicit rate. Lease terms reflect options to extend or terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees or payments for terminating the lease, the Company includes these costs in the lease liability when it is probable such costs will be incurred. Right-of-use assets and obligations for short-term leases (leases with an initial term of 12 months or less) are not recognized in the consolidated balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term.
g)   Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2019 and 2018, the Company does not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.
h)   Retirement Plans
The AppHarvest 401(k) Plan became effective on September 9, 2019. Employer 401(k) matching contributions during the year ended December 31, 2019 and the period from inception through December 31, 2018 were $11,154 and $0, respectively. No profit-sharing contributions were made since inception through December 31, 2019.
i)   Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. All the Company’s stock-based awards are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, and (d) expected dividends. The Company estimates the fair value of its restricted stock awards based upon the fair value of the common stock at the date the terms of the awards are mutually agreed upon between the Company and the award holder. Due to the lack of a public market for the trading of the Company’s Common Stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded and have similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The Company uses the simplified method as prescribed by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected term is applied to the stock option grant group as a

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The expected term of the awards granted historically were assumed to be the weighted average between the options contract life and the vesting term of the underlying award (based upon the underlying arrangement). The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.
j)   Development Fee Income
The Company recognizes development fee income related to indirect limited oversight services it performs in connection with the greenhouse construction site in Morehead, Kentucky. The development fee of $750,000 was received in May 2019 and is being recognized on a straight-line basis, consistent with the level of service, through the anticipated project completion date in the fall of 2020.
k)   Net Loss Per Common Share
The Company’s basic net loss per common share is calculated by dividing the net by the weighted-average number of shares of Common Stock outstanding for the period. The diluted net loss per common share is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, stock options to purchase Common Stock are considered to be Common Stock equivalents but have been excluded from the calculation of diluted net loss per common share as their effect is anti-dilutive.
l)   Advertising
Advertising costs are charged to operations when incurred. Advertising expense for the year ended December 31, 2019 and the period from inception through December 31, 2018 was $40,217 and $82,754, respectively, and is included in selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.
m)   Segment Information
The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”)
n)   Comprehensive Loss
Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events. Comprehensive loss was equal to net loss for all periods presented.
o)   Distribution Agreement
On March 28, 2019, the Company entered into a Purchase and Marketing Agreement (the “Purchase and Marketing Agreement”) with Mastronardi Produce Limited (“Mastronardi”) pursuant to which Mastronardi will be the sole and exclusive marketer and distributor of all tomatoes, cucumbers, and peppers produced at the Company’s facility in Morehead, Kentucky that meet certain quality standards (collectively, the “Products”). Under the terms of the Purchase and Marketing Agreement, the Company is responsible for growing, producing, packing, and delivering the Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will pay the Company market prices for the Products that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay the Company the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, the Company has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.
The Purchase and Marketing Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Purchase and Marketing Agreement if certain return targets are not reached. During the term of the Purchase and Market Agreement, Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company established in Kentucky or West Virginia.
The Company has not yet commenced commercial production. Once commenced, the Company will derive substantially all revenue from the Purchase and Marketing Agreement.
p)   Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The ASU, as updated, represented a comprehensive overhaul of substantially all previous revenue recognition guidance within U.S. GAAP. Additionally, the ASU required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company early adopted the new standard effective January 18, 2018 (the date of the Company’s incorporation). The Company remains in the development phase and has not recognized any revenue from customers.
In May 2017, the FASB issued ASU 2017-09, “Stock Compensation — Scope of Modification Accounting.” This ASU provides clarification around which changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. The Company adopted this ASU as of January 18, 2018. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326)” (“ASU 2016-13”). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted.
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 is part of the FASB’s overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. ASU2019-12 removes certain exceptions to the general principles of ASC 740, “Income Taxes” in order to reduce the cost and complexity of its application in the areas of intraperiod tax allocation, deferred tax liabilities related to outside basis differences, year-to-date losses in interim periods and other areas within ASC 740. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, which for the Company would be January 1, 2022. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(3)   Property and Equipment
Property and equipment at cost and accumulated depreciation at December 31 are as follows:
	2019
	Original cost	Accumulated depreciation	Assets net
Land	$3,599,324	$—	$3,599,324
Equipment	25,399	(7,235)	18,164
Machinery	95,512	(11,926)	83,586
	$3,720,235	$(19,161)	$3,701,074

	2018
	Original cost	Accumulated depreciation	Assets net
Equipment	$5,402	$(1,500)	$3,902
Machinery	91,900	(1,532)	90,368
	$97,302	$(3,032)	$94,270
Depreciation expense for property and equipment for the year ended December 31, 2019 and the period ended December 31, 2018 was $16,129 and $3,032, respectively.
(4)   Fair Value Measurements
Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value because of their short-term nature. There are no assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019. The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:
	Liabilities	Fair Value Hierarchy Level
SAFE Notes	$1,251,000	Level 3
Total	$1,251,000
The fair value of Simple Agreements for Future Equity (the “SAFE Notes”) were estimated as the weighted average present value of an equity financing outcome or dissolution outcome. The dissolution outcome has no fair value. A binominal lattice model was used to generate a range of future equity values in a financing outcome and was also used to calculate the single present value associated with these potential outcomes. Significant inputs for Level 3 fair value measurement at December 31, 2018 are as follows:
	Equity financing	Dissolution
Key assumptions:
Probability weighting	55%	45%
Years to equity financing	0.25	not applicable
Annual volatility	34%	not applicable
Risk-free interest rate	2.45%	not applicable
The following table provides a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2019 and the period from inception through December 31, 2018:

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
	December 31, 2018	Issuances	Loss on SAFE Note revaluation	Conversions	December 31, 2019
Liabilities:
SAFE Notes	$1,251,000	$—	$345,003	$(1,596,003)	$—
Total liabilities at fair value	$1,251,000	$—	$345,003	$1,596,003	$—

	Balance at Inception	Issuances	Loss on SAFE Note revaluation	December 31, 2018
Liabilities:
SAFE Notes	$—	$1,225,000	$26,000	$1,251,000
Total liabilities at fair value	$—	$1,225,000	$26,000	$1,251,000
(5)   Income Taxes
For the year ended December 31, 2019 the period from inception through December 31, 2018, the Company incurred net operating losses and, accordingly, no current provision for income taxes has been recorded. For the year ended December 31, 2019, no deferred income tax benefit for income taxes has been recorded due to the uncertainty of the realization of net deferred tax assets. Income tax expense for the period from inception through December 31, 2018 consisted of the following components:
Deferred income taxes:
Federal	$(3,736)
State	61
Total deferred income taxes	(3,675)
Total income tax expense	$(3,675)
The reconciliation of the statutory federal income tax with the provision for income taxes are as follows for the year ended December 31, 2019 and period ended December 31, 2018:
	2019	2018
Loss before income taxes	$(2,746,021)	$(930,732)
Income tax benefit at U.S. Federal statutory rate	(576,664)	(195,454)
Permanent items	95,081	7,156
Change in valuation allowance	572,404	227,485
State income taxes, net of U.S. Federal income tax benefit	(90,821)	(35,512)
Income tax expense	$—	$3,675
The Company has considered the impact of state rate changes, apportionment weighting and state filing positions when determining its state effective tax rate. The Company adjusts its state effective tax rate for enacted law changes during the year.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income and for tax carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows:

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$812,183	$242,186
Lease liabilities	39,604	3,778
Financing obligation	962,009	—
Other	3,811	1,146
	1,817,607	247,110
Valuation allowance	(799,889)	(227,485)
	$1,017,718	$19,625
Deferred tax liabilities:
Property and equipment	$(982,871)	$(19,797)
Operating lease right-of-use assets, net	(38,522)	(3,503)
	(1,021,393)	(23,300)
Net deferred tax liabilities	$(3,675)	$(3,675)
When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its net deferred tax assets as of December 31, 2019 and 2018. The valuation allowance increased $572,404 during the year ended December 31, 2019 primarily as a result of an increase in net operating loss carryforwards. The Company continues to monitor the need for a valuation allowance based on the profitability of its future operations.
At December 31, 2019, the Company has approximately $3.3 million of federal net operating loss carryforwards that have no expiration. The Company has approximately $3.2 million of state net operating loss carryforwards that have no expiration.
Under the provisions of the Internal Revenue Code, net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders by more than 50% over a three-year period, as defined in Sections 382 and 383 of the Internal Revenue Code and similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately before the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the date of the Company’s formation and that there could be additional changes in control in the future. As a result, the Company is unable to estimate the effect of these limitations, if any, on the Company’s ability to utilize net operating losses in the future. A valuation allowance has been provided against the Company’s net operating and tax credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the NOL carryforward and the valuation allowance.
As of December 31, 2019 and 2018, the Company had no accrued uncertain tax positions or associated interest or penalties and no amounts have been recognized in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
The Company files income tax returns in the U.S. federal jurisdiction and state jurisdictions. The tax years since inception remain open and subject to examination by federal and state taxing authorities.
(6)   Commitments and Contingencies
(a)   Equilibrium Transactions
On April 15, 2019, the Company entered into a mortgage loan with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of land from a third-party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the Morehead Land and related permitting and the mortgage note owed to Equilibrium. The Company and Equilibrium also entered into a Master Lease Agreement on May 13, 2019, pursuant to which the Company will lease an indoor controlled agriculture facility on the Morehead Land (the “Morehead Facility”) with lease commencement and occupancy to commence once construction of the Morehead Facility is complete. The Master Lease Agreement includes a ground lease for the Morehead Land. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The lease term is 20 years. At December 31, 2019, construction of the Morehead Facility is in progress and the lease term has not commenced. The Company provides limited development services to the construction project but does not have control over the Morehead Facility construction.
The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction. As the lease term has not yet commenced, the criteria to account for the transaction as a sale of land and leaseback under ASC 842 had not been satisfied as the Company is unable to evaluate whether the subsequent leaseback of the land will be treated as a finance lease. At December 31, 2019, the consolidated financial statements reflect the cost of the Morehead Land as well as a financing obligation equal to the original purchase price of the land prior to the sale of the aforementioned entity to Equilibrium and other development and legal costs incurred. The Company has not capitalized any costs associated with the subsequent build-to-suite Morehead Facility at December 31, 2019, as such costs are being incurred by Equilibrium and the Company has no control over the construction effort. The Company earns a development fee from Equilibrium for limited oversight services performed by the Company in connection with the Morehead Facility construction. Proceeds for the development fee were received from Equilibrium in May 2019 and recorded as deferred income within the Company’s Consolidated Balance Sheet. The development fee income is recognized on a straight-line basis, consistent with the level of service, from the date of receipt through the anticipated estimated project completion date in October 2020.
Upon completion of greenhouse construction, the lease term under the Master Lease Agreement will commence. At that time, the Company will determine if the arrangement contains an operating or finance lease.
As of December 31, 2019, the Company also maintains a $4,000,000 lease deposit with Equilibrium for the purpose of securing its obligations under the Master Lease Agreement.
Approximately 90 days before completion of the Morehead Facility construction, the Company is required to make a one-time deposit of $6,000,000 into a separate bank account (“General Account”). The

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
funds in the General Account may be used only for payment of lessee maintenance costs, facility operating costs, or transfers to other restricted accounts, or, only if specified conditions are met, for other purposes. As of December 31, 2019, the Company has not yet made the deposit into the General Account.
(b)   Other Leases
The Company’s lease portfolio is primarily comprised of operating leases for offices and certain equipment. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.
Operating lease right-of-use assets, net and liabilities are recognized within the Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company’s finance leases were insignificant as of December 31, 2019.
Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.
For the year ended December 31, 2019 and the period from inception through December 31, 2018, the Company recognized $70,129 and $27,469, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense relating to short-term leases totaled $32,923 and $20,030 for the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively. Rent expense is included in selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.
The future minimum rental payments required under the leases for each year of the next five years ending December 31, and in the aggregate thereafter are as follows:
Operating leases
2020	$52,208
2021	54,992
2022	54,557
2023	—
2024 and thereafter	—
Total minimum payments required	161,757
Less: imputed interest costs(1)	(13,579)
Present value of net minimum lease payments(2)	$148,178
Weighted-average imputed interest rate	6.01%
Weighted-average remaining lease term	3.0

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(1)
Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

(2)
Included in the Consolidated Balance Sheet as of December 31, 2019 as current and noncurrent lease liability of $44,654 and $103,524 respectively.

Supplemental Consolidated Statement of Cash Flow information is as follows:
	Year Ended December 31, 2019	Period Ended December 31, 2018
Cash paid for amounts included in the measurement of operating lease liabilities	$37,668	$6,409
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$160,948	$20,078
(c)   Purchase Commitments
There were no purchase commitments that were unrecorded at December 31, 2019 and 2018.
(7)   Stock Compensation Plan
In 2018, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock awards to officers, key employees and directors. The Plan initially authorized awards to purchase up to 1,382,983 shares of Common Stock. The Plan was amended in December 2019 to allow for an additional 1,472,401 shares of Common Stock to be issued. The Plan provides for both incentive and nonqualified stock options. The options granted under the Plan may only be granted with an exercise price of not less than fair market value of the Company’s common stock on the date of grant. Awards under the Plan may be either vested or unvested options and each award will specify the vesting period or requisite performance conditions. No option shall be exercisable after ten years from date of grant.
At December 31, 2019, the Company has only granted incentive stock options (“ISO”). The ISOs generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for the next 36 months. The ISOs expire ten years after the date of grant. The fair value of the ISOs is recognized as an expense over the requisite service period.
The Company uses the Black-Scholes option-pricing model to calculate the fair value of the ISOs granted. The ISO grant date fair value was based on the following assumptions used within the Black-Scholes option pricing model:
Expected term	5.72
Risk-free interest rate	2.27%
Expected volatility	40.98%
Expected dividend yield	—%

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
The following table summarizes stock option activity for the year ended December 31, 2019:
Options	Shares	Weighted average exercise price	Average remaining contractual term
Outstanding at December 31, 2018	—	—	—
Granted	1,004,000	$0.46	10.00
Exercised	—
Forfeited or expired	—
Outstanding at December 31, 2019	1,004,000	$0.46	9.39
Expected to vest, December 31, 2019	725,875	0.46	9.39
Options-exercisable, December 31, 2019	278,125	0.46	9.39
The Company recorded $101,357 of stock-based compensation expense for ISOs issued to employees and directors for the year ended December 31, 2019. No stock-based compensation expense for stock options was recorded for the period from inception through December 31, 2018. As of December 31, 2019, unrecognized stock-based compensation expense of $200,278 is related to non-vested options granted, which is anticipated to be recognized over the next 2.79 weighted average years, commensurate with the vesting schedules.
Aggregate intrinsic value represents the estimated fair value of the Company’s Common Stock at the end of the period in excess of the weighted average exercise price multiplied by the number of ISOs outstanding or exercisable. The intrinsic value for all outstanding options as of December 31, 2019 was $321,280 and $89,000 for those awards exercisable.
The weighted average grant date fair value of ISOs granted during the year ended December 31, 2019, was $0.30. No options were granted during the period from inception through December 31, 2018. No options were exercised as of December 31, 2019. The Company will use authorized and unissued shares to satisfy award exercises.
On October 8, 2018, the Company granted a restricted stock award to a director with a twelve-month requisite service period. The award share total was 100,000 and the grant date fair value was based upon a Common Stock value of $0.50. The award was fully vested by December 31, 2019. The number of shares vested was 83,334 and 16,666 during the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively. Stock-based compensation expense recognized related to this restricted stock award was $38,441 and $11,559 in the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively.
Aggregate stock-based compensation expense of $139,798 and $11,559 for the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively, is included in selling, general, and administrative expense within the Company’s Consolidated Statements of Operations and Comprehensive Loss.
(8)   SAFE Notes
During 2018, the Company raised $1,225,000 by entering into SAFE Notes with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing. The SAFE Notes had an Adjusted Purchase Amount, calculated as the amount originally invested by the SAFE Note counterparty plus 5% per year, non-compounding. The SAFE Notes allowed the holder to participate in the future equity financings through

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
a share-settled redemption. The SAFE Notes would automatically convert into preferred shares upon a future equity financing in which the Company sold shares of its preferred stock. The number of shares into which the SAFE Notes would convert would be the greater of (a) a stated valuation cap divided by the number of shares outstanding before the capital raise transaction or (b) the Adjusted Purchase Amount divided by the per-share price of the issued preferred stock less a discount of 20%. The number of shares that could be issued upon conversion of SAFE Notes was not limited. Upon an event of liquidation or dissolution, SAFE Noteholders would receive cash payment based on the Adjusted Purchase Amount in satisfaction of the SAFE Note. SAFE Noteholders did not have dividend or voting rights. The Company determined that the SAFE Notes are not legal form debt (i.e., no creditors’ rights) and allow for redemption based upon certain events that are outside of the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. As a result, the SAFE Note, the SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations and Comprehensive Loss.
In conjunction with the issuance of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) in March 2019, the SAFE Notes were converted into shares of Series A Preferred Stock and Common Stock in accordance with the terms of the Series A Preferred Stock Investment Agreement.
(9)   Redeemable Convertible Preferred Stock
There was no redeemable convertible preferred stock issued or outstanding at December 31, 2018. The following table summarizes redeemable convertible preferred stock activity in the year ended December 31, 2019:
	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2018	—	—	—	—	—	—
Preferred shares issuance, net	2,111,856	$3,953,345	392,276	$992,285	1,483,491	$6,062,505
SAFE Note conversion	658,309	1,249,997	—	—	—	—
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505
On March 27, 2019, the Company issued 2,111,856 of $0.0001 par value Series A Preferred Stock for cash of $1.8988 per share, for total proceeds of $4,009,992, less issuance costs of $56,647, for net proceeds to the Company of $3,953,345. Concurrently, upon conversion of SAFE Notes, the Company issued 658,309 shares of $0.0001 par value Series A Preferred Stock and 576,677 shares of Common Stock.
On June 7, 2019, the Company issued 392,276 shares of $0.0001 par value Series A-1 Redeemable Convertible Preferred Stock (the “Series A-1 Preferred Stock”) for cash of $2.5492 per share, for total proceeds of $999,990, less issuance costs of $7,705, for net proceeds to the Company of $992,285.
On several dates in December 2019, the Company issued 1,483,491 shares of $0.0001 par value Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) for cash of $4.1681 per share, for total proceeds of $6,083,346, less issuance costs of $20,841, for net proceeds to the Company of $6,062,505. Total and net proceeds include subscription receivable of $99,993, which is recorded in mezzanine equity on the consolidated balance sheet as of December 31, 2019.
The Series A, A-1, and B Preferred Stock is referred to collectively as “Preferred Stock.” Due to the contingent redeemable nature of the Company’s Preferred Stock upon a Deemed Liquidation Event as further discussed below, the Company’s Preferred Stock has been classified as temporary equity. However,

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
Voting
The holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable series of Preferred Stock are convertible. Except as provided otherwise by law or the Company’s certificate of incorporation, the holders of Preferred Stock vote together with the holders of Common Stock as a single class. Certain significant actions must be approved by at least 65% of the holders of Preferred Stock voting as a single class on an as converted basis. Such significant actions include but are not limited to increase of the authorized number of shares, authorization of a new class of preferred shares, redemption of shares, declaration of dividends, changes in the authorized numbers of directors constituting the Board of Directors, liquidation or Deemed Liquidation, amendments to the certificate of incorporation and bylaws, and other. Additionally, certain actions affecting Series B Preferred Stock rights require approval of at least 50% of the holders of Series B Preferred Stock.
The holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, are entitled to elect one director to the Company’s Board of Directors. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of at least 65% of the Preferred Stock and a majority of Common Stock, excluding Common Stock that would be issued upon conversion of Preferred Stock.
Dividends
Dividends are payable pro rata on Common Stock and Preferred Stock according to the number of shares of Common Stock held by such holders on an as-converted basis. Dividends are payable, if permitted by law, in accordance with the Preferred Stock terms or when and if declared by the Board of Directors. No dividends have been declared or paid in 2019 or 2018. The Preferred Stock does not have a stipulated dividend yield.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined, holders of Series B Preferred Stock are entitled to be paid the greater of (a) $4.1681 per share, plus any accrued but unpaid dividends (the “Series B Liquidation Preference”) or (b) the amounts they would receive if converted to Common Stock. In the event the assets of the Company available for distribution to stockholders are insufficient to pay the full Series B Liquidation Preference, the holders of Series B Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if the Series B Liquidation Preference was paid in full. The aggregate Series B Liquidation Preference is $6,083,346 at December 31, 2019.
After the Series B Liquidation Preference is satisfied, out of any remaining proceeds, holders of Series A Preferred Stock and Series A-1 Preferred Stock are entitled to be paid the greater of (a) $1.8988 and $2.5492 per share, respectively, plus any accrued but unpaid dividends (the “Series A Liquidation Preference”) or (b) the amounts they would receive if converted to Common Stock. If the assets of the Company available for distribution to stockholders, after Series B Liquidation Preference, are insufficient to pay the full Series A

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
Liquidation Preference, the holders of Series A Preferred Stock and Series A-1 Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if their respective liquidation preferences were paid in full. The aggregate Series A Liquidation Preference is $5,259,989 at December 31, 2019. The aggregate Series A-1 Liquidation Preference is $999,990 at December 31, 2019.
After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets, if any, available for distribution will be distributed among the holders of Preferred Stock and Common Stock on a pro rata basis based on the number of shares held by each such holder, treating such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of the Company.
Conversion
Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of Common Stock, at a conversion rate of 1 to 1 initially, subject to adjustments. At December 31, 2019, the applicable conversion price for each series of Preferred Stock is equal to its initial offering price. The conversion ratio is subject to adjustments upon specified events, including stock splits, dividends, and certain dilutive issuances, none of which have occurred as of December 31, 2019.
Each share of Preferred Stock is automatically converted into fully paid and non-assessable shares of Common Stock at the then-applicable conversion ratio, as defined, upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering of at least $50,000,000, or (ii) written consent of the holders of more than 65% of the then outstanding shares of Preferred Stock on an as-converted basis.
The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. The Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. At the time of each of the issuances of Preferred Stock, the Company’s Common Stock into which each series of the Company’s Preferred Stock is convertible had an estimated fair value less than the effective conversion prices of the convertible Preferred Stock. Therefore, no beneficial conversion element existed at the respective issuance dates. The Preferred Stock also contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Redemption
The Company is obligated to redeem Preferred Stock upon the occurrence of certain Deemed Liquidation Events, as defined (including merger, share exchange, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; or sale or other disposition of substantially all assets of the Company). The Company determined that triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company. Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if 65%, by voting power, of all holders of Preferred Stock request such redemption (“Redemption Event”). The redemption

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
price shall be equal to the liquidation preferences, as defined above. If the assets of the Company are not sufficient to redeem all of the Preferred Stock upon the occurrence of a Redemption Event, the Company shall redeem Preferred Stock ratably based on amounts that would be payable if the assets were sufficient, and redeem the remaining Preferred Stock as soon as the Company may lawfully do so thereafter.
The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
(10)   Common Stock
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The Common Stock has the following characteristics:
Voting
The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings.
Dividends
The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Company may not declare or pay any cash dividends to the holders of Common Stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of Preferred Stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2019 or the period ended December 31, 2018.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in the Company’s assets available for distribution to stockholders after payment to the holders of Preferred Stock of their liquidation preferences have been satisfied.
Common Stock Reserved for Future Issuance
As of December 31, 2019, the Company has reserved 9,923,323 shares of Common Stock for future issuance.
(11)   Net Loss Per Share
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
	December 31,
Anti-dilutive common share equivalents:	2019	2018
Series A Preferred Stock	2,770,165	—
Series A-1 Preferred Stock	392,276	—
Series B Preferred Stock	1,483,491	—
Restricted stock	—	83,334
Stock options	1,004,000	—
Total anti-dilutive common share equivalents	5,649,932	83,334
Basic and diluted net loss per common share is calculated as follows:
	Year Ended December 31, 2019	Period Ended December 31, 2018
Numerator:
Net loss	$(2,746,021)	$(934,407)
Denominator:
Weighted-average common shares outstanding, basic and diluted	9,507,926	9,001,830
Net loss per common share, basic and diluted	$(0.29)	$(0.10)
(12)   Subsequent Events
In January and February 2020, the Company concluded a Series B Preferred Stock funding by issuing 1,148,481 shares of $0.0001 par value Series B Preferred Stock for $4.1681 per share, for total proceeds of $4,786,984 before issuance costs.
In May 2020, the Company entered into a short-term loan agreement to finance the purchase of certain equipment. The loan has a principal balance of $2,000,000 and bears interest at 9.5% per annum.
In July 2020, the Company concluded a Series C Preferred Stock funding by issuing 5,130,657 shares of $0.0001 par value Series C Redeemable Convertible Preferred Stock for $5.4865 per share, for total proceeds of $28,149,350 before issuance costs.
In September 2020, the Company purchased 248 acres of land in Richmond, Kentucky, and 40 acres of land in Berea, Kentucky, for the purpose of building additional greenhouses. The total purchase price was $3,506,623.
In September 2020, the Company entered into a entered into a business combination agreement and plan of reorganization (“Business Combination Agreement”) with Novus Capital Corporation (“Novus”) and ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company will be merged with and into Merger Sub (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus. The transaction is estimated to provide $475 million of gross proceeds, including $375 million fully committed private placement of common stock at $10.00 per share.
In September 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P. (“Lender”) to finance capital investments and operating needs. The loan

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
has a principal balance of $30,000,000 and bears interest at 8.0% per annum. In conjunction with the Merger, the outstanding principal amount of this note and any unpaid accrued interest shall automatically convert into shares of Novus Common Stock (as defined in the Business Combination Agreement) at a conversion price equal to $9.50 per share. Absent such conversion, all unpaid interest and principal shall be due and payable upon request of the holders of the majority of the principal of the note on or after September 28, 2021.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,643,166	$6,031,270
Inventory	185,245	—
Advances on equipment	1,440,084	—
Prepaid expenses and other current assets	16,891	26,300
Total current assets	9,285,386	6,057,570
Operating lease right-of-use assets, net	383,252	144,127
Property and equipment, net	5,187,630	3,701,074
Lease deposit	4,000,000	4,000,000
Other assets	77,887	40,334
Total non-current assets	9,648,769	7,885,535
Total assets	$18,934,155	$13,943,105
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$458,296	$166,956
Accrued expenses	237,619	49,235
Current portion of lease liabilities	66,850	44,654
Deferred development fee income	137,303	406,004
Loan agreement	2,000,000	—
Other current liabilities	19,362	—
Total current liabilities	2,919,430	666,849
Lease liabilities, net of current portion	318,707	103,524
Financing obligation	4,096,754	4,096,754
Total non-current liabilities	4,415,461	4,200,278
Total liabilities	7,334,891	4,867,127
Redeemable convertible preferred stock, $0.0001 par value:
Series A, 2,770,165 shares authorized, issued, and oustanding, as of June 30, 2020 and December 31, 2019	5,203,342	5,203,342
Series A-1, 392,276 shares authorized, issued, and oustanding, as of June 30, 2020 and December 31, 2019	992,285	992,285
Series B, 3,500,000 and 2,000,000 shares authorized, 2,631,972 and 1,483,491 shares issued and outstanding, as of June 30, 2020 and December 31, 2019, respectively	10,942,411	6,062,505
Total redeemable convertible preferred stock	17,138,038	12,258,132
Stockholders’ deficit:
Common stock, par value $0.0001, 19,600,000 shares authorized, 9,745,427 and 9,676,677 shares issued and oustanding as of June 30, 2020 and December 31, 2019, respectively	975	968
Additional paid-in capital	587,536	497,306
Accumulated deficit	(6,127,285)	(3,680,428)
Total stockholders’ deficit	(5,538,774)	(3,182,154)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$18,934,155	$13,943,105
See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
	Six months ended June 30,
	2020	2019
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	2,677,761	1,137,305
Depreciation	15,303	6,077
Total operating expenses	2,693,064	1,143,382
Loss from operations	(2,693,064)	(1,143,382)
Other income (expense):
Development fee income	272,034	72,343
Loss on SAFE Note revaluation	—	(345,003)
Interest expense	(26,097)	(26,627)
Other	270	—
Loss before income taxes	(2,446,857)	(1,442,669)
Income tax expense	—	—
Net and comprehensive loss	$(2,446,857)	$(1,442,669)
Net loss per common share, basic and diluted	$(0.25)	$(0.15)
Weighted average common shares used in computing loss per common share attributed, basic and diluted	9,687,196	9,347,998
See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(unaudited)
	Redeemable Convertible Preferred Stock
	Series A − Number of shares	Series A − Amount	Series A-1 − Number of shares	Series A-1 − Amount	Common Stock − Number of shares	Common Stock − Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2018	—	$—	—	$—	9,100,000	$910	$11,559	$(934,407)	$(921,938)
Net loss	—	—	—	—	—	—	—	(1,442,669)	(1,442,669)
Issuance of preferred shares, net	2,111,856	3,953,345	392,276	992,285	—	—	—	—	—
SAFE note conversion	658,309	1,249,997	—	—	576,677	58	345,949	—	346,007
Stock option exercise	—	—	—	—		—	—	—	—
Stock-based compensation	—	—	—	—		—	84,273	—	84,273
Balance, June 30, 2019	2,770,165	$5,203,342	392,276	$992,285	9,676,677	$968	$441,781	$(2,377,076)	$(1,934,327)

	Redeemable Convertible Preferred Stock
	Series A		Series A-1		Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505	9,676,677	$968	$497,306	$(3,680,428)	$(3,182,154)
Net loss	—	—	—	—	—	—	—	—	—	(2,446,857)	(2,446,857)
Issuance of preferred shares, net	—	—	—	—	1,148,481	4,879,906	—	—	—	—	—
Stock option exercise	—	—	—	—	—	—	68,750	7	31,618	—	31,625
Stock-based compensation	—	—	—	—	—	—	—	—	58,612	—	58,612
Balance, June 30, 2020	2,770,165	$5,203,342	392,276	$992,285	2,631,972	$10,942,411	9,745,427	$975	$587,536	$(6,127,285)	$(5,538,774)

See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
	Six months ended June 30,
	2020	2019
Operating activities
Net loss:	$(2,446,857)	$(1,442,669)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	15,303	6,077
Stock-based compensation expense	58,612	84,273
Loss on SAFE Note revaluation	—	345,003
Rent payments in (excess of) less than average rent expense, net	(1,745)	4,303
Interest accrual	25,507	22,127
Changes in assets and liabilities:
Inventory	(185,245)	—
Prepaid expenses and other current assets	9,409	(5,703)
Other assets	(37,553)	(3,957)
Accounts payable	201,408	371,663
Accrued expenses	162,877	51,897
Deferred income	(268,701)	677,657
Other current liabilities	19,362	—
Payments for lease deposit	—	(4,000,000)
Net cash used in operating activities	(2,447,623)	(3,889,238)
Investing activities
Purchases of property and equipment	(1,411,927)	(3,615,166)
Advances on equipment	(1,440,084)	—
Net cash used in investing activities	(2,852,011)	(3,615,166)
Financing activities
Proceeds from loan agreement	2,000,000	—
Borrowings on land mortgage loan and related financing	—	3,774,627
Stock option exercise	31,625	—
Issuance of Series A Preferred Stock	—	4,009,996
Issuance of Series A-1 Preferred Stock	—	999,993
Issuance of Series B Preferred Stock	4,886,976	—
Preferred stock issuance costs	(7,071)	(64,359)
Net cash provided by financing activities	6,911,530	8,720,857
Change in cash and cash equivalents	$1,611,896	$1,215,763
Cash and cash equivalents
Beginning of period	6,031,270	355,307
End of period	$7,643,166	$1,571,070
Noncash activities
SAFE Note conversion	$—	$1,596,003
See accompanying notes to the condensed consolidated financial statements.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
(1)   Description of Business
AppHarvest, Inc. and Subsidiaries (the “Company” or “AppHarvest”) was founded on January 18, 2018 and combines conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company's strategy includes the development of new controlled agriculture facilities in Appalachia and Eastern Kentucky. The Company’s operations to date have been limited to organizing and staffing the Company, business planning, raising capital, and acquiring and developing property for greenhouse construction within the Commonwealth of Kentucky. The Company has not generated any revenues to date as it has not yet commenced commercial production. The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”)
(2)   Summary of Significant Accounting Policies
a)   Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and Securities and Exchange Commission regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2020. A description of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019. These condensed consolidated financial statements should be read in conjunction with the December 31, 2019 audited consolidated financial statements and the notes thereto.
The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.
b)   Use of Estimates in Condensed Consolidated Financial Statements
In preparing condensed consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses during the periods presented. Actual results could differ from those estimates.
c)   Fair Value Measurements and Disclosures
Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, and the loan agreement approximate fair values because of their short-term nature. There are no assets or liabilities that are measured at fair value on a recurring basis as of June 30, 2020 or December 31, 2019.
d)   Inventories
As of June 30, 2020, inventories are valued at the lower of the first-in, first-out (“FIFO”) cost, or net realizable value.
Inventories consisted of the following:
	June 30, 2020	December 31, 2019
Raw materials	$185,245	$—

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
(3)   Property and Equipment
Property and equipment at cost and accumulated depreciation at June 30, 2020 and December 31, 2019 are as follows:
	June 30, 2020
	Original cost	Accumulated depreciation	Assets net
Land	$3,599,324	$—	$3,599,324
Construction in progress	60,746	—	60,746
Equipment	1,470,124	(19,147)	1,450,977
Machinery	91,900	(15,317)	76,583
	$5,222,094	$(34,464)	$5,187,630

	December 31, 2019
	Original cost	Accumulated depreciation	Assets net
Land	$3,599,324	$—	$3,599,324
Equipment	25,399	(7,235)	18,164
Machinery	95,512	(11,926)	83,586
	$3,720,235	$(19,161)	$3,701,074
Depreciation expense for property and equipment for the periods ended June 30, 2020 and 2019 was $15,303 and $6,077, respectively.
(4)   Loan Agreement
On May 12, 2020, the Company entered into a loan agreement with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of equipment to be used in the Company’s operations in Morehead, Kentucky. The loan agreement has a principal balance of $2,000,000 and an interest rate of 9.5% per year. Upon completion of the Morehead Facility as described below, which is anticipated to be within one year of the inception of the loan, the principal balance of the loan will be extinguished and added to the future base rent calculation to be paid over the term of the lease. If the Company does not take occupancy of the Morehead Facility within 30 days of its completion, all principal and interest owed will become immediately due and payable. Accordingly, the Company has recorded this obligation as a current liability at June 30, 2020.
(5)   Income Taxes
Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. There were no significant income tax provisions or benefits recorded for the period ended June 30, 2020 and 2019. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets at June 30, 2020 and December 31, 2019.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
(6)   Commitments and Contingencies
(a)   Equilibrium Transaction
On April 15, 2019, the Company entered into a mortgage loan with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of land from a third-party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the Morehead Land and related permitting and the mortgage note owed to Equilibrium. The Company and Equilibrium also entered into a Master Lease Agreement on May 13, 2019, pursuant to which the Company will lease an indoor controlled agriculture facility on the Morehead Land (the “Morehead Facility”) with lease and occupancy to commence once construction of the Morehead Facility is complete. The Master Lease Agreement includes a ground lease for the Morehead Land. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, an annual 4% rent escalator, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The lease term is 20 years. At December 31, 2019, construction of the Morehead Facility is in progress and the lease term has not commenced. The Company provides limited development services to the construction project but does not have control over the Morehead Facility construction.
The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction. As the lease term has not yet commenced, the criteria to account for the transaction as a sale of land and leaseback under Accounting Standards Update No. 2016-02. Leases (“ASC 842”) had not been satisfied as the Company is unable to evaluate whether the subsequent leaseback of the land will be treated as a finance lease. At June 30, 2020 and December 31, 2019, the condensed consolidated financial statements reflect the cost of the Morehead Land as well as a financing obligation equal to the original purchase price of the land prior to the sale of the aforementioned entity to Equilibrium and other development and legal costs incurred. The Company has not capitalized any costs associated with the subsequent build-to-suit Morehead Facility at June 30, 2020 and December 31, 2019, as such costs are being incurred by Equilibrium and the Company has no control over the construction effort. The Company earns a development fee from Equilibrium for oversight services performed by the Company in connection with the Morehead Facility. Proceeds for the development fee were received from Equilibrium in May 2019 and recorded as deferred income within the Company’s Condensed Consolidated Balance Sheets. The development fee income is recognized on a straight-line basis, consistent with the level of service, from the date of receipt through the estimated project completion date in October 2020.
Upon completion of the greenhouse construction, the lease term under the Master Lease Agreement will commence. At that time, the Company will determine if the arrangement contains an operating or finance lease.
As of June 30, 2020 and December 31, 2019, the Company also maintains a $4,000,000 lease deposit with Equilibrium for the purpose of securing its obligations under the Master Lease Agreement.
Approximately 90 days before completion of construction, the Company is required to make a one-time deposit of $6,000,000 into a separate bank account (“General Account”). The funds in the General Account may be used only for payment of lessee maintenance costs, facility operating costs, or transfers to

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
other restricted accounts, or, only if specified conditions are met, for other purposes. As of June 30, 2020, the Company has not yet made the deposit into the General Account.
(b)   Other Leases
The Company’s lease portfolio is primarily comprised of operating leases for offices and certain equipment. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.
Operating lease right-of-use assets, net and liabilities are recognized within the Condensed Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company’s finance leases were insignificant as of June 30, 2020 and December 31, 2019.
Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.
For the period ended June 30, 2020 and 2019 the Company recognized $44,163 and $32,916, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense relating to short-term leases totaled $9,900 and $17,943 for the periods ended June 30, 2020 and 2019, respectively. Rent expense is included in “Selling, general and administrative expense” in the Condensed Consolidated Statement of Operations and Comprehensive Loss.
The future minimum rental payments required under the leases for each year of the next five years and in the aggregate thereafter are as follows:
Operating leases
2020 (remaining six months)	$40,700
2021	94,477
2022	96,019
2023	84,206
2024	86,452
2025 and thereafter	43,226
Total minimum payments required	445,080
Less: imputed interest costs(1)	(59,523)
Present value of net minimum lease payments(2)	$385,557
Weighted-average imputed interest rate	6.0%
Weighted-average remaining lease term	4.8

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)

(1)
Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

(2)
Included in the Condensed Consolidated Balance Sheet as of June 30, 2020 as current and noncurrent lease liability of $66,850 and $318,707, respectively.

Supplemental Condensed Consolidated Statement of Cash Flow information is as follows:
	Period Ended June 30,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$32,813	$13,147
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	266,236	71,739
(7)   Stock Compensation Plan
At June 30, 2020 and 2019, the Company has granted 1,185,000 incentive stock options (“ISO”) and 290,734 non-qualified stock options (“NSO”). The ISOs generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for the next 36 months. The NSOs vest ratably over 10 to 36 months. The ISOs and NSOs generally expire ten years after the date of grant. The fair value of the ISOs and NSOs on the date of grant is recognized as an expense over the requisite service period.
The Company recorded $58,612 and $59,305 of stock-based compensation expense for ISOs issued to employees and directors during the period ended June 30, 2020 and 2019, respectively. As of June 30, 2020 and December 31, 2019, unrecognized stock-based compensation expense of $473,711 and $200,278, respectively, is related to non-vested ISOs granted, which is anticipated to be recognized over the next weighted average 2.65 years and 2.79 years, respectively, commensurate with the vesting schedules.
Aggregate stock-based compensation expense of $58,612 and $84,273 for the periods ended June 30, 2020 and 2019, respectively, is included in “Selling, general, and administrative expense” within the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss.
(8)   SAFE Notes
During 2018, the Company raised $1,225,000 by entering into SAFE Notes with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing event. The SAFE Notes had an Adjusted Purchase Amount, calculated as the amount originally invested by the SAFE Note counterparty plus 5% per year, non-compounding. The SAFE Notes allowed the holder to participate in the future equity financings through a share-settled redemption. The SAFE Notes would automatically convert into preferred shares upon a future equity financing in which the Company sold shares of its preferred stock. The number of shares into which the SAFE Notes would convert would be the greater of (a) a stated valuation cap divided by the number of shares outstanding before the capital raise transaction or (b) the Adjusted Purchase Amount divided by the per-share price of the issued preferred stock less a discount of 20%. The number of shares that could be issued upon conversion of SAFE Notes was not limited. Upon an event of liquidation or dissolution, SAFE Noteholders would receive cash payment based on the Adjusted Purchase Amount in satisfaction of the SAFE Note. SAFE Noteholders did not have dividend or voting rights. The Company determined that the SAFE Notes were not legal form debt (i.e., no creditors’ rights) and allowed for redemption based upon certain events that are outside of the control of the Company. Therefore, the SAFE Notes were classified as marked-to-market liabilities pursuant to Accounting Standard Codification, 480,

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
Distinguishing Liabilities from Equity. As a result, the SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Condensed Consolidated Statement of Operations and Comprehensive Loss.
In conjunction with the issuance of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) in March of 2019, the SAFE Notes were converted into shares of Series A Preferred Stock and Common Stock in accordance with the terms of the Series A Preferred Stock Investment Agreement.
(9)   Redeemable Convertible Preferred Stock
The following table summarizes redeemable convertible preferred stock activity for the period ended June 30, 2020:
	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505
Issuance of preferred shares	—	—	—	—	1,148,481	4,879,906
Balance, June 30, 2020	2,770,165	$5,203,342	392,276	$992,285	2,631,972	$10,942,411
The following table summarizes redeemable convertible preferred stock activity for the period ended June 30, 2019:
	Series A Preferred Stock		Series A-1 Preferred Stock
	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2018	—	$—	—	$—
Issuance of preferred shares	2,111,856	3,953,345	392,276	992,285
SAFE Note conversion	658,309	1,249,997	—	—
Balance, June 30, 2019	2,770,165	$5,203,342	392,276	$992,285
On March 27, 2019, the Company issued 2,111,856 of $0.0001 par value Series A Preferred Stock for cash consideration of $1.8988 per share, for total proceeds of $4,009,992, less issuance costs of $56,647, for net proceeds to the Company of $3,953,345. Concurrently, upon conversion of SAFE Notes in March 2019, the Company issued 658,309 shares of $0.0001 par value Series A Preferred Stock and 576,677 shares of $0.0001 par value Common Stock.
On June 7, 2019, the Company issued 392,276 shares of $0.0001 par value Series A-1 Redeemable Convertible Preferred Stock (the “Series A-1 Preferred Stock”) for cash of $2.5492 per share, for total proceeds of $999,990, less issuance costs of $7,705, for net proceeds to the Company of $992,285.
On several dates in December 2019, the Company issued 1,483,491 shares of $0.0001 par value Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) for cash of $4.1681 per share, for total proceeds of $6,083,346, less issuance costs of $20,841, for net proceeds to the Company of $6,062,505. Total and net proceeds include subscription receivable of $99,993, which is recorded in Mezzanine equity on the consolidated balance sheet as of December 31, 2019.
In January and February 2020, the Company concluded its Series B Preferred Stock funding round by issuing 1,148,481 shares for $4.1618 per share, for total proceeds of $4,886,976, less issuance costs of $7,071, for net proceeds to the Company of $4,879,906.
The Series A, A-1, and B Preferred Stock is referred to collectively as “Preferred Stock.” Due to the contingent redeemable nature of the Company’s Preferred Stock upon a Deemed Liquidation Event as

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
further discussed below, the Company’s Preferred Stock has been classified as temporary equity. However, the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of June 30, 2020 or December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
Voting
The holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable series of Preferred Stock are convertible. Except as provided otherwise by law or the Company’s certificate of incorporation, the holders of Preferred Stock vote together with the holders of Common Stock as a single class. Certain significant actions must be approved by at least 65% of the holders of Preferred Stock voting as a single class on an as converted basis. Such significant actions include but are not limited to increase of the authorized number of shares, authorization of a new class of preferred shares, redemption of shares, declaration of dividends, changes in the authorized numbers of directors constituting the Board of Directors, liquidation or Deemed Liquidation, amendments to the certificate of incorporation and bylaws, and other. Additionally, certain actions affecting Series B Preferred Stock rights require approval of at least 50% of the holders of Series B Preferred Stock.
The holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, are entitled to elect one director to the Company’s Board of Directors. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors of the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of at least 65% of the Preferred Stock and a majority of Common Stock, excluding Common Stock that would be issued upon conversion of Preferred Stock.
Dividends
Dividends are payable pro rata on Common Stock and Preferred Stock according to the number of shares of Common Stock held by such holders on an as-converted basis. Dividends are payable, if permitted by law, in accordance with the Preferred Stock terms or when and if declared by the Board of Directors. No dividends have been declared or paid for the periods ended June 30, 2020 or 2019. The Preferred Stock does not have a stipulated dividend yield.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined, holders of Series B Preferred Stock are entitled to be paid the greater of (a) $4.1681 per share, plus any accrued but unpaid dividends (the “Series B Liquidation Preference”) or (b) the amounts they would receive if converted to Common Stock. In the event the assets of the Company available for distribution to stockholders are insufficient to pay the full Series B Liquidation Preference, the holders of Series B Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if the Series B Liquidation Preference was paid in full. The aggregate Series B Liquidation Preference is $10,970,322 at June 30, 2020.
After the Series B Liquidation Preference is satisfied, out of any remaining proceeds, holders of Series A Preferred Stock and Series A-1 Preferred Stock are entitled to be paid the greater of (a) $1.8988 and $2.5492 per share, respectively, plus any accrued but unpaid dividends (the “Series A Liquidation

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
Preference”) or (b) the amounts they would receive if converted to Common Stock. If the assets of the Company available for distribution to stockholders, after Series B Liquidation Preference, are insufficient to pay the full Series A Liquidation Preference, the holders of Series A Preferred Stock and Series A-1 Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if their respective liquidation preference were paid in full. The aggregate Series A Liquidation Preference is $5,259,989 at June 30, 2020. The aggregate Series A-1 Liquidation Preference is $999,990 at June 30, 2020.
After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets, if any, available for distribution will be distributed among the holders of Preferred Stock and Common Stockholders on a pro rata basis based on the number of shares held by each such holder, treating such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of the Company.
Conversion
Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of Common Stock, at a conversion rate of 1 to 1 initially, subject to adjustments. At June 30, 2020, the applicable conversion price for each series of Preferred Stock is equal to its initial offering price. The conversion ratio is subject to adjustments upon specified events, including stock splits, dividends, and certain dilutive issuances, none of which have occurred as of June 30, 2020.
Each share of Preferred Stock is automatically converted into fully paid and non-assessable shares of Common Stock at the then-applicable conversion ratio, as defined, upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering of at least $50,000,000 or (ii) written consent of the holders of more than 65% of the then outstanding shares of Preferred Stock on an as-converted basis.
The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. The Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. At the time of each of the issuances of Preferred Stock, the Company’s Common Stock into which each series of the Company’s Preferred Stock is convertible had an estimated fair value less than the effective conversion prices of the convertible Preferred Stock. Therefore, no beneficial conversion element existed at the respective issuance dates. The Preferred Stock also contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Redemption
The Company is obligated to redeem Preferred Stock upon the occurrence of certain Deemed Liquidation Events, as defined (including merger, share exchange, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; or sale or other disposition of substantially all assets of the Company). The Company determined that triggering events that could result in a Deemed

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
Liquidation Event are not solely within the control of the Company. Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if 65%, by voting power, of all holders of Preferred Stock request such redemption (a “Redemption Event”). The redemption price shall be equal to the liquidation preferences, as defined above. If the assets of the Company are not sufficient to redeem all of the Preferred Stock upon the occurrence of a Redemption Event, the Company shall redeem Preferred Stock ratably based on amounts that would be payable if the assets were sufficient, and redeem the remaining Preferred Stock as soon as the Company may lawfully do so thereafter.
The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
(10)   Net Loss Per Common Share
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
Anti-dilutive common share equivalents:	June 30 2020	December 31, 2019
Series A Preferred Stock	2,770,165	2,770,165
Series A-1 Preferred Stock	392,276	392,276
Series B Preferred Stock	2,631,972	1,483,491
Stock options	1,406,984	1,004,000
Total anti-dilutive common share equivalents	7,201,397	5,649,932
Basic and diluted net loss per common share is calculated as follows:
	Period Ended June 30, 2020	Period Ended June 30, 2019
Numerator:
Net loss	$(2,446,857)	$(1,442,669)
Denominator:
Weighted-average common shares outstanding, basic and diluted	9,687,196	9,347,998
Net loss per common share, basic and diluted	$(0.25)	$(0.15)
(11)   Subsequent Events
In July 2020, the Company concluded a Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock”) funding by issuing 5,130,657 shares of $0.0001 par value Series C Preferred Stock for $5.4865 per share, for total proceeds of $28,149,350 before issuance costs.
In September 2020, the Company purchased 248 acres of land in Richmond, Kentucky, and 40 acres of land in Berea, Kentucky, for the purpose of building additional greenhouses. The total purchase price was $3,506,623.
In September 2020, the Company entered into a entered into a business combination agreement and plan of reorganization (“Business Combination Agreement”) with Novus Capital Corporation (“Novus”)

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2020 and 2019
(unaudited)
and ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company will be merged with and into Merger Sub (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus. The transaction will provide $475 million of gross proceeds, including $375 million fully committed private placement of common stock (the “PIPE Investment”) at $10.00 per share.
In September 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P. (“Lender”) to finance capital investments and operating needs. The loan has a principal balance of $30,000,000 and bears interest at 8.0% per annum. In conjunction with the Merger, the outstanding principal amount of this note and any unpaid accrued interest shall automatically convert into shares of Novus Common Stock (as defined in the Business Combination Agreement) at a conversion price equal to $9.50 per share. Absent such conversion, all unpaid interest and principal shall be due and payable upon request of the holders of the majority of the principal of the note on or after September 28, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Novus Capital Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Novus Capital Corporation (the “Company”) as of June 30, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 5, 2020 (inception) through June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, and the results of its operations and its cash flows for the period from March 5, 2020 (inception) through June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
New York, NY
October 9, 2020

NOVUS CAPITAL CORPORATION
BALANCE SHEET
JUNE 30, 2020
ASSETS
Current Assets
Cash	$599,079
Prepaid expense and other current assets	164,218
Total Current Assets	763,297
Marketable securities held in Trust Account	100,011,032
Deferred tax asset	401
TOTAL ASSETS	$100,774,730
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$32,932
Total Current Liabilities	32,932
Commitments
Common stock subject to possible redemption 9,574,179 shares at redemption value	95,741,790
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.0001 par value, 30,000,000 shares authorized, 3,075,821 shares issued and outstanding (excluding 9,574,179 shares subject to possible redemption)	308
Additional paid in capital	5,076,191
Accumulated deficit	(76,491)
Total Stockholders’ Equity	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,774,730
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
For the Period from March 5, 2020 (Inception) Through June 30, 2020
Formation and operating costs	$87,924
Loss from operations	(87,924)
Other income:
Interest earned on marketable securities held in Trust Account	12,941
Unrealized loss on marketable securities held in Trust Account	(1,909)
Other income, net	11,032
Loss before benefit for income taxes	(76,892)
Benefit for income taxes	401
Net Loss	$(76,491)
Weighted average shares outstanding, basic and diluted(1)	2,800,125
Basic and diluted net loss per common share	$(0.03)

(1)
Excludes an aggregate of 9,574,179 shares subject to possible redemption.

The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED JUNE 30, 2020 AND
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO JUNE 30, 2020
	Common Stock		Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — March 5, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	2,875,000	287	24,713	—	25,000
Issuance of Representative Shares	150,000	15	—	—	15
Forfeiture of Founder Shares	(375,000)	(37)	37	—	—
Sales of 10,000,000 Units, net of underwriter discounts and fees	10,000,000	1,000	97,542,274	—	97,543,274
Sale of 3,250,000 Private Warrants	—	—	3,250,000	—	3,250,000
Common stock subject to redemption	(9,574,179)	(957)	(95,740,833)	—	(95,741,790)
Net loss	—	—	—	(76,491)	(76,491)
Balance — June 30, 2020	3,075,821	$308	$5,076,191	$(76,491)	$5,000,008
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO JUNE 30, 2020
Cash Flow from Operating Activities:
Net loss	$(76,491)
Adjustments to reconcile net loss to net cash used in operating activities
Interest earned on marketable securities held in Trust Account	(12,941)
Unrealized loss on marketable securities held in Trust Account	1,909
Deferred tax benefit	(401)
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(164,218)
Accrued expenses	32,932
Net cash used in operating activities	(219,210)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(100,000,000)
Net cash used in investing activities	(100,000,000)
Cash Flow from Financing Activities:
Proceeds from initial stockholders	25,000
Proceeds from sale of Units, net of underwriting discounts paid	98,000,000
Proceeds from sale of Private Warrants	3,250,000
Proceeds from issuance of Representative Shares	15
Proceeds from promissory note — related party	97,525
Repayment of promissory note — related party	(97,525)
Payment of deferred offering costs	(456,726)
Net cash provided by financing activities	100,818,289
Net change in cash	599,079
Cash — Beginning, March 5, 2020 (inception)	—
Cash — Ending	$599,079
Non-Cash Investing and Financing Activities:
Initial classification of common stock subject to possible redemption	$95,817,950
Change in value of common stock subject to possible redemption	$(76,160)
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2020
Note 1 — Description of Organization and Business Operations
Novus Capital Corporation (the “Company”) was incorporated in Delaware on March 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19. A significant outbreak of COVID- 19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
Our activities since May 19, 2020, have consisted of the search and evaluation of potential targets in contemplation of a business combination. All activity for the period from March 5, 2020 (inception) through May 18, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on May 14, 2020. On May 19, 2020, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,250,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to the Company’s founding stockholders (the “Sponsors”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,250,000, which is described in Note 4.
Following the closing of the Initial Public Offering on May 19, 2020, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the

Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs amounted to $2,456,726 consisting of $2,000,000 of underwriting fees and $456,726 of other offering costs. In addition, as of June 30, 2020, cash of $599,079 was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s initial stockholders and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 7) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
The initial stockholders and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Representative Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until November 19, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In order to protect the amounts held in the Trust Account, the Company’s Chief Financial Officer has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020.
Marketable Securities Held in Trust Account
At June 30, 2020, substantially all of the assets held in the Trust Account were held U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholder’s equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement process for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 13,250,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public offering, the Sponsors and EarlyBirdCapital purchased 3,250,000 Private Warrants (2,750,000 private warrants by our Sponsors and/or their designees and 500,000 Private Warrants by EarlyBirdCapital and/or its designees) at a price of $1.00 per Private Warrant. The proceeds from the private placement of the Private Warrants were added to the proceeds of the Initial

Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
Note 5 — Related Party Transactions
Founder Shares
In March 2020, the initial stockholders purchased 2,875,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to not exercise their over-allotment option on May 19, 2020, the 375,000 Founder Shares were forfeited.
The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
In March 2020, the Company issued an unsecured promissory note to Robert J. Laikin, the Company’s Chairman (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 1, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. The outstanding amount of $97,525 was repaid on May 19, 2020.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, or certain of the Company’s officers, directors or initial stockholders or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.
Note 6 — Commitments
Registration Rights
Pursuant to a registration of rights agreement entered into on May 19, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Warrants and any warrants that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or an aggregate of $3,500,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination. EarlyBirdCapital will also receive a cash fee equal to 1% of the consideration issued to the target business, if a Business Combination is consummated with a target business introduced by EarlyBirdCapital.
Note 7 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. At June 30, 2020, there were 3,075,821 shares of common stock issued and outstanding, excluding 9,574,179 shares of common stock subject to possible redemption.
Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Representative Shares
In March 2020, the Company issued to the designees of EarlyBirdCapital 150,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,304 based upon the price of the Founder Shares issued to the initial stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business

Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
Note 8 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account	1	$100,011,032
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On September 28, 2020, the Company, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation

(“AppHarvest”), entered into a business combination agreement and plan of reorganization (the “AppHarvest Business Combination Agreement”), pursuant to which AppHarvest will be merged with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”).
Immediately prior to the effective time of the Merger (the “Effective Time”), the Company shall assume certain convertible notes issued by AppHarvest on or after the date of the AppHarvest Business Combination Agreement and before the Effective Time with an aggregate principal balance up to $30,000,000 (the “Company Interim Period Convertible Notes”) and cause the outstanding principal and unpaid accrued interest due on such Company Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted Company Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the Company Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the Company Interim Period Convertible Notes shall be released and each holder of Company Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities, each share of AppHarvest Common Stock issued and outstanding immediately prior to the Effective Time (including shares of AppHarvest Common Stock resulting from the conversion of AppHarvest Preferred Stock and each AppHarvest restricted share) will be canceled and converted into the right to receive the number of shares of the Company’s common stock (“Novus Common Stock”) equal to the quotient obtained by dividing (a) 50,000,000 by (b) the total number of shares of AppHarvest Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to AppHarvest Common Stock basis, and including, without limitation or duplication, the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock, AppHarvest restricted shares, the number of shares of AppHarvest Common Stock subject to unexpired, issued and outstanding AppHarvest RSUs, AppHarvest Options or any other AppHarvest Share Award and the number of shares of AppHarvest Common Stock issuable with respect to any issued and outstanding Company Interim Securities, excluding any shares issuable upon the conversion of up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes (the “Exchange Ratio”); provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest restricted shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest restricted shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest restricted shares
The Proposed Transactions will be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions as further described in the AppHarvest Business Combination Agreement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, AppHarvest will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that AppHarvest will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
AppHarvest will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of AppHarvest arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit	Description
2.1†	Business Combination Agreement and Plan of Reorganization, dated September 28, 2020, by and among Novus, Merger Sub and AppHarvest. (Incorporated by reference to Exhibit 2.1 to Novus’s Current Report on Form 8-K, filed with the SEC on September 29, 2020.)
3.1	Certificate of Incorporation of Novus. (Incorporated by reference to Exhibit 3.1 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)

Exhibit	Description
3.2	Amended and Restated Certificate of Incorporation of Novus. (Incorporated by reference to Exhibit 3.2 to Novus’s Registration Statement on Form S-1/A (File No. 333-237877), filed with the SEC on May 14,2020.)
3.3	Amended and Restated Bylaws of Novus. (Incorporated by reference to Exhibit 3.3 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
3.4	Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).
3.5	Amended and Restated Bylaws of Combined Company.
4.1	Specimen Unit Certificate of Novus. (Incorporated by reference to Exhibit 4.1 to Novus’s Registration Statement on Form S-1/A (File No. 333-237877), filed with the SEC on May 14, 2020.)
4.2	Specimen Common Stock Certificate of Novus. (Incorporated by reference to Exhibit 4.2 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
4.3	Specimen Warrant Certificate of Novus. (Incorporated by reference to Exhibit 4.3 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
4.4+	Specimen Common Stock Certificate of Combined Company
4.5	Warrant Agreement, dated May 19, 2020, by and between Continental Stock Transfer & Trust Company and Novus. (Incorporated by reference to Exhibit 4.1 to Novus’s Current Report on Form 8-K, filed with the SEC on May 20, 2020.)
4.6+	Stockholder Rights Agreement, dated , 2020, by and among Novus, AppHarvest and certain stockholders.
5.1+	Opinion of Blank Rome LLP regarding the validity of the securities.
10.1	Business Combination Marketing Agreement, dated May 14, 2020, between Novus and EarlyBirdCapital, Inc. (Incorporated by reference to Exhibit 1.2 to Novus’s Current Report on Form 8-K, filed with the SEC on May 20, 2020.)
10.2	Investment Management Trust Agreement, dated May 19, 2020, by and between Continental Stock Transfer & Trust Company and Novus. (Incorporated by reference to Exhibit 10.1 to Novus’s Current Report on Form 8-K, filed with the SEC on May 20, 2020.)
10.3	Stock Escrow Agreement, dated May 19, 2020, by and among Novus, Continental Stock Transfer & Trust Company and Novus Initial Stockholders. (Incorporated by reference to Exhibit 10.2 to Novus’s Current Report on Form 8-K, filed with the SEC on May 20, 2020.)
10.4	Registration Rights Agreement, dated May 19, 2020, by and among Novus and certain stockholders. (Incorporated by reference to Exhibit 10.3 to Novus’s Current Report on Form 8-K, filed with the SEC on May 20, 2020.)
10.5+	Amended and Restated Registration Rights Agreement, dated , 2020, by and among Novus, Novus Initial Stockholders and New Holders.
10.6	Promissory Note of Novus. (Incorporated by reference to Exhibit 10.3 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.7	Stockholder Support Agreement, dated September 28, 2020, by and among Novus and certain stockholders. (Incorporated by reference to Exhibit 10.1 to Novus’s Current Report on Form 8-K, filed with the SEC on September 29, 2020.)
10.8	Sponsor Support Agreement, dated as of September 28, 2020, by and among Novus and Novus Initial Stockholders. (Incorporated by reference to Exhibit 10.2 to Novus’s Current Report on Form 8-K, filed with the SEC on September 29, 2020.)
10.9	Form of Subscription Agreement for private warrants by Novus Initial Stockholders. (Incorporated by reference to Exhibit 10.5.1 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)

Exhibit	Description
10.10	Warrant Subscription Agreement, dated March 26, 2020, by and between Novus and EarlyBirdCapital, Inc. (Incorporated by reference to Exhibit 10.5.2 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.11	Form of Letter Agreement from Novus’s officers and directors. (Incorporated by reference to Exhibit 10.1.1 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.12	Form of Letter Agreement from the Novus’s initial stockholders. (Incorporated by reference to Exhibit 10.1.2 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.13	Form of Letter Agreement from the Novus’s chairman. (Incorporated by reference to Exhibit 10.1.3 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.14	Form of Letter Agreement from Novus’s CFO. (Incorporated by reference to Exhibit 10.1.4 to Novus’s Registration Statement on Form S-1 (File No. 333-237877), filed with the SEC on April 28, 2020.)
10.15	Form of Lock-Up Agreement.
10.16+	Sponsor Restricted Stock Agreement, dated , 2020, by and among Novus, Novus Initial Stockholders and AppHarvest.
10.17	Form of PIPE Subscription Agreement. (Incorporated by reference to Exhibit 10.3 to Novus’s Current Report on Form 8-K, filed with the SEC on September 29, 2020.)
10.18#+	AppHarvest 2020 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus).
10.19#+	AppHarvest 2020 Employee Stock Purchase Plan (included as Annex D to this proxy statement/prospectus).
10.20*+	Purchase and Marketing Agreement, dated March 28, 2019, by and between AppHarvest and Mastronardi Produce Limited.
10.21*+	Master Lease Agreement, dated May 13, 2019, by and between AppHarvest Morehead Farm, LLC and Morehead Farm, LLC.
10.22+	First Amendment to Master Lease Agreement, dated September 30, 2019, by and between AppHarvest Morehead Farm, LLC and Morehead Farm, LLC.
10.23*+	Right of First Refusal Agreement, dated May 13, 2019, by and between AppHarvest and CEFF US Holdings, LLC.
10.24+	Form of Employment Agreement for AppHarvest Executive Officers.
10.25+	Form of Indemnification Agreement.
23.1	Consent of Marcum LLP, independent registered public accounting firm of Novus.
23.2	Consent of Ernst &Young LLP, independent registered public accounting firm of AppHarvest.
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1+	Consent of Jonathan Webb to be named as a director.
99.2+	Consent of David Lee to be named as a director.
99.3+	Consent of Kiran Bhatraju to be named as a director.
99.4+	Consent of Greg Couch to be named as a director.
99.5+	Consent of Anna Mason to be named as a director
99.6+	Consent of Martha Stewart to be named as a director.
99.7+	Consent of Jeffrey Ubben to be named as a director.
99.8+	Consent of J.D. Vance to be named as a director.
101.INS+	XBRL Instance Document.
101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH+	XBRL Taxonomy Extension Schema Document.

Exhibit	Description
101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB+	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document.

#
Indicates management contract or compensatory plan or arrangement.

+
To be filed by amendment.

*
Certain portions of this Exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 9, 2020.
NOVUS CAPITAL CORPORATION
By:
/s/ Larry M. Paulson

Name: Larry M. Paulson
Title:  Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Laikin and Vincent Donargo, as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Robert J. Laikin Robert J. Laikin	Chairman	October 9, 2020
/s/ Larry M. Paulson Larry M. Paulson	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2020
/s/ Vincent Donargo Vincent Donargo	Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2020
/s/ Heather Goodman Heather Goodman	Director	October 9, 2020
/s/ Bradley A. Bostic Bradley A. Bostic	Director	October 9, 2020